SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

      Filed by the Registrant  ☒

      Filed by a Party other than the Registrant  ☐

      Check the appropriate box:

☒ Preliminary Proxy Statement ☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      ☐  Definitive Proxy Statement

      ☐  Definitive Additional Materials

      ☐  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SARNIA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(I)(1), or 14a-6(I)(2) or Item 22(a)(2) of Schedule 14A.

☐	$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3).

☒	Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock and Series A Convertible Preferred Stock

(2)	Aggregate number of securities to which transaction applies:

6,760,972

(assuming conversion of Series A Convertible Preferred and exercise of all outstanding options)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$1.65

(4)	Proposed maximum aggregate value of transaction:

$11,155,603

(5)	Total fee paid:

$2,232

      ☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

      (2)  Form, Schedule or Registration No.:

      (3) Filing Party:

      (4)  Date Filed:

PRELIMINARY COPY

[December]           , 2001

SARNIA CORPORATION

To Our Shareholders:

      On behalf of the Board of Directors of Sarnia Corporation, I invite you to attend a special meeting of shareholders to be held on [January           ] , 2002 at 10:00 a.m. Eastern Time at 6850 Versar Center, Springfield, Virginia 22151.

      At the special meeting you will be asked to consider and vote upon a proposed merger and related merger agreement that will cause Sarnia to become a wholly-owned subsidiary of Bresler & Reiner, Inc. In the merger, if approved, each outstanding share of common stock of Sarnia, except shares held by shareholders who exercise their dissenters’ rights under Virginia law and any shares held by Sarnia in treasury or by Bresler, will be converted into the right to receive a cash payment without interest, determined pursuant to a formula set forth in the merger agreement. Based on this formula, it is currently anticipated that each share of common stock will entitle the holder to between $1.30 and $1.50 upon closing and an additional payment of between $0.10 and $0.15 on the first anniversary of the closing. The merger is described more thoroughly in the attached proxy statement, which you are urged to read carefully.

      After careful consideration, your Board of Directors believes that the merger is in the best interests of Sarnia and its shareholders. Accordingly, your Board of Directors has unanimously approved the merger and recommends that holders of common and preferred stock vote FOR approval of the merger.

      YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the special meeting in person, please complete, sign and promptly return the enclosed proxy in the enclosed postage pre-paid envelope. If you attend the special meeting, you may vote in person whether or not you have previously returned your proxy.

      If your shares are held of record in “street name” by a broker, bank or other nominee, follow the voting instructions that you receive from your nominee. If you do not return your proxy card or instruct your nominee how to vote your shares held of record in the nominee’s name, you will in effect be voting against the merger.

Sincerely,

Charles I. Judkins, Jr. President and CEO

      This proxy statement is dated December   , 2001 and is first being distributed to shareholders of Sarnia on or about December   , 2001.

SARNIA CORPORATION

6850 Versar Center, Springfield, Virginia 22151 – Telephone (703) 642-6800 / Fax (703) 642-6996

PRELIMINARY COPY

SARNIA CORPORATION
6850 Versar Center
Springfield, Virginia 22151
(703) 642-6800

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

to be held on [January   , 2002]

      A special meeting of the shareholders of Sarnia Corporation will be held on [January   ], 2002 at 10:00 a.m. Eastern Time, at 6850 Versar Center, Springfield, Virginia 22151, for the following purposes:

1.	To approve the merger of B&R Acquisition Corp., a wholly-owned subsidiary of Bresler & Reiner, Inc., into Sarnia Corporation by approving and adopting a merger agreement relating to the merger. The merger agreement relating to the proposed merger is included as Annex A to the attached proxy statement. If the merger is approved, Sarnia will continue as a subsidiary of Bresler and each share of common stock of Sarnia, except shares held by shareholders who exercise their dissenters’ rights under Virginia law and any shares held by Sarnia in treasury or by Bresler, will be converted into the right to receive a per share cash payment, without interest. It is currently estimated that the aggregate per share cash payments resulting from the merger will be between $1.40 and $1.65.

2.	To consider such other business as may properly come before the special meeting and any postponement or adjournment thereof.

      Only shareholders of record on [December   , 2001] are entitled to notice of, and to vote at, the special meeting and any adjournment thereof.

      The merger cannot be completed unless holders of two-thirds of the outstanding shares of Sarnia’s common stock and holders of two-thirds of the outstanding shares of Sarnia’s Series A Convertible Preferred Stock, voting as separate classes, approve and adopt the merger agreement. Failure to vote will have the same effect as a vote against approval of the merger.

      If you do not vote in favor of the merger and adopting the merger agreement, and otherwise comply with the requirements of Virginia law concerning dissenters’ rights, you will be entitled to dissent with respect to the merger and seek an appraisal of your shares. The accompanying proxy statement summarizes these rights under the heading “THE MERGER – Dissenters’ Rights Under Virginia Law”.

      Sarnia’s Board of Directors unanimously recommends that you vote “FOR” approval of the merger and adoption of the merger agreement.

      Please fill in the appropriate blanks and sign, date and return the enclosed proxy card, whether or not you plan to attend the special meeting. If you attend the meeting and wish to vote in person, you may do so by withdrawing your proxy prior to voting at the special meeting.

By Order of the Board of Directors,

Pamela J. John Secretary

[December   , 2001]

QUESTIONS AND ANSWERS ABOUT THE MERGER
WHO CAN HELP ANSWER YOUR QUESTIONS?
SUMMARY TERM SHEET
SELECTED CONSOLIDATED FINANCIAL DATA
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
SELECTED FINANCIAL DATA
MARKET PRICE DATA AND RELATED MATTERS
ADDITIONAL INFORMATION ABOUT SARNIA
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING IF MERGER IS NOT COMPLETED
AVAILABLE INFORMATION

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  What am I being asked to vote on at the special meeting?

A.	The Sarnia Board of Directors is asking you to vote to approve a merger by approving and adopting a merger agreement that provides for the merger of B&R Acquisition Corp., a recently formed wholly-owned subsidiary of Bresler & Reiner, Inc., into Sarnia, with Sarnia surviving the merger and continuing as a subsidiary of Bresler. If the merger agreement is adopted, at the effective time of the merger, Sarnia will no longer be a publicly-held company and your ownership interest in Sarnia will be converted into the right to receive cash.

Q.  What will Sarnia shareholders receive in the merger?

A.	Sarnia common shareholders will receive for each share of common stock owned a cash payment per share, without interest, and a pro rata share of a $1,000,000 promissory note payable on the first anniversary of the closing of the merger.

The amount of cash payable per share of Sarnia common stock at the closing of the merger will be determined by dividing the total number of shares of common stock outstanding (or treated as outstanding as a result of the deemed exercise of stock options) into the sum of $19,000,000 minus

•	the liabilities of Sarnia shown on its June 30, 2001 balance sheet, plus liabilities associated with the merger (such as legal fees, the Financial Advisor’s fee and the expenses and commission of The Greenwich Group), but excluding liabilities for certain deferred income taxes, any amounts due under a loan by Bresler to Sarnia prior to the closing date or any liability with respect to the design and construction of a new parking structure at Sarnia’s facilities, and

•	the amount, if any, necessary to redeem outstanding shares of Sarnia’s Series A Convertible Preferred Stock which has not been converted to common stock prior to the merger.

Further, at the closing, Bresler will issue a promissory note in the principal amount of $1,000,000 which will be held in escrow for the benefit of Sarnia’s common shareholders for the one year following the merger. Interest will accrue on the principal balance of the note at the prime rate as disclosed in The Wall Street Journal on the day immediately preceding the closing of the merger plus 1% and will be paid to the escrow account on behalf of Sarnia common shareholders monthly. Of the outstanding principal amount of the promissory note, $40,000 will be paid into escrow by Bresler within five business days of the closing of the merger and the remaining principal and accrued interest, and all other amounts then held in escrow, will be due and payable on the first anniversary of the closing date, provided that the principal amount of the promissory note is subject to:

•	reduction for any amounts by which the Sarnia liabilities set forth on the balance sheet as of the date of closing exceed the Sarnia liabilities set forth on its balance sheet dated June 30, 2001;

•	reduction for any indemnifiable claims made by Bresler during the first year following the closing of the merger;

•	reduction for payments to the Sarnia Shareholder Representative;

•	increase by the amount of cash, other than restricted cash, shown on the closing balance sheet of Sarnia as of the closing date;

•	increase by the amount, if any, by which the Sarnia liabilities shown on the closing balance sheet are less than the Sarnia liabilities shown on its balance sheet dated June 30, 2001 and

•	increase by the portion of “Construction in Progress” shown on Sarnia’s closing balance sheet which is related to the construction of a parking structure at Sarnia’s facilities.

Each Sarnia shareholder shall receive its pro rata share based on its ownership of Sarnia common stock of the proceeds paid under the promissory note, adjusted as set forth above.

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      Any holder of Series A Convertible Preferred Stock who converts its preferred stock into common stock prior to the merger will participate in the consideration as a common shareholder as described above. Shares of preferred stock that are not converted will be redeemed upon the merger for a payment of $25.00 per share.

      Any shareholder who appropriately exercises their dissenter’s rights will have the rights of a dissenting shareholder instead of the right to receive the cash payments described above.

Q.  Why is Sarnia proposing the merger?

A.	Sarnia believes the merger presents the best opportunity to maximize shareholder value. The merger will enable Sarnia’s shareholders to realize a premium over recent market prices for shares of Sarnia stock. The Sarnia Board of Directors evaluated other alternatives and concluded that none of these alternatives would likely result in shareholders receiving greater value for their Sarnia shares.

Q.  When will the merger occur?

A.	The merger will occur after approval by the Sarnia shareholders is obtained and the other conditions to the merger, including any third-party or regulatory approvals required, are satisfied or waived. Sarnia and Bresler are working towards completing the merger as quickly as possible.

Q.  Who can vote at the special meeting?

A.	Holders of preferred and common stock of Sarnia at the close of business on December , 2001 may vote at the special meeting.

Q.  What do I need to do now?

A.	Following your review of this proxy statement, just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. In order to assure that we obtain your vote, please send your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person.

Q.  What should I do if I want to change my vote after mailing my proxy card?

A.	There are several ways you can change your vote at any time before your proxy is voted at the special meeting. You can send a written notice to Sarnia’s Secretary stating that you would like to revoke your proxy. You can complete and submit a later-dated, signed proxy card to Sarnia’s Secretary. Or, you can attend the meeting and vote in person.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote these shares on your behalf. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or internet voting. If you do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at the special meeting and vote in favor of the merger.

Q.  Should I send in my Sarnia stock certificates now?

A.	No. If the merger is completed, Sarnia shareholders will receive written instructions for exchanging their share certificates.

Q.	What vote is required to approve the merger and adopt the merger agreement?

A.	The merger agreement must be adopted by the holders of two-thirds of the outstanding shares of common stock of Sarnia and two-thirds of the outstanding shares of Series A Convertible Preferred Stock of Sarnia, voting as separate classes.

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Q.	If I fail to vote, will my failure to vote have any effect on the outcome?

A.	Yes. If you do not vote by either sending in a proxy card, instructing your broker, or voting in person at the special meeting, or if you abstain from voting on your proxy card, this action will have the same effect as a vote against approval of the merger and adoption of the merger agreement.

Q.	Have any parties involved in the merger made a determination as to the fairness of the transaction to the shareholders?

A.	Yes. The Sarnia Board of Directors has reviewed various factors pertaining to the transaction and, based on its review, believes the merger is fair to its shareholders. The factors reviewed are summarized in the proxy statement under “THE MERGER – Reasons for Recommendation of the Board Regarding the Merger.”

Q.  Will shareholders have dissenter’s rights?

A.	Yes. Under Virginia law, preferred and common shareholders of Sarnia may be entitled to dissenters’ rights. If a shareholder does not vote in favor of the merger and meets all the other requirements under Virginia law regarding dissenters’ rights (these requirements are summarized in the proxy statement under “THE MERGER – Dissenters’ Rights Under Virginia Law” and a copy of the relevant statutory provisions is set forth in Annex C), he or she will receive the “fair value” of his or her Sarnia stock as determined by a court. The court may determine that the fair value is greater than, equal to or less than the amount shareholders will receive if the merger is completed.

Q.	What are the federal income tax consequences of the merger to Sarnia shareholders?

A.	If the merger is completed, the payment of cash for shares of stock will be taxable to Sarnia shareholders. Shareholders will recognize a gain or loss in an amount equal to the difference between the adjusted tax bases of their shares and the amount of cash they receive in the merger. The transaction will be subject to reporting under the installment method, unless a shareholder elects out. All shareholders should consult their tax advisor for a full understanding of the tax consequences of the merger. See “THE MERGER – Certain Federal Income Tax Consequences.”

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WHO CAN HELP ANSWER YOUR QUESTIONS?

      If you have additional questions about the merger or would like additional copies of this proxy statement or proxy card, please contact:

Pamela J. John, Secretary
Sarnia Corporation
6850 Versar Center
Springfield, Virginia 22151
(703) 642-6903
johnpam@versar.com

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SUMMARY TERM SHEET

      This summary term sheet highlights selected information from this proxy statement and does not contain all of the information that is important to you. To understand this proposal fully and for a more complete description of the terms of the merger, you should read this entire document carefully, including the documents to which you have been referred and the Annexes. We have included page references to the proxy statement parenthetically to direct you to a more complete description of each topic presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire agreement carefully because it is the legal document that governs the transaction. In addition, you may obtain information about Bresler and Sarnia from documents that Bresler and Sarnia have filed with the Securities and Exchange Commission.

•  The Parties

      Sarnia Corporation is the owner and operator of commercial real estate. Its sole asset is an office park located in Springfield, Virginia known as Versar Center. Sarnia was incorporated in Virginia on November 22, 1982 (under the name of Versar Virginia, Inc.) to acquire property for its then parent corporation, Versar, Inc., in order to own, develop and manage the Versar Center complex. On June 30, 1994, Versar spun-off Sarnia to Versar’s shareholders on the basis of one share of Sarnia common stock for every outstanding share of Versar common stock. Sarnia’s common stock is now publicly traded on the over-the-counter market. Versar Center consists of two four-story office buildings: the 6850 Building (approximately 108,000 square feet) which was constructed in 1982, and the 6800 Building (approximately 110,000 square feet) which was constructed in 1986. Since 1996, the interior of both buildings has been extensively reconditioned and upgraded. The principal executive office of Sarnia is located at 6850 Versar Center, Springfield, Virginia 22151 and its telephone number is (703) 642-6800. Sarnia’s common stock is traded on the OTC Bulletin Board, Symbol SARN.OB.

      Bresler & Reiner, Inc. has two principal activities: residential land development and construction and rental property ownership and management, primarily in the Washington, DC metropolitan area. Bresler owns two partially developed residential tracts of land within the greater Washington, DC area. On one of these tracts it develops residential lots for sale and constructs townhouses as part of a residential subdivision and on the other tract it develops residential lots for sale. Bresler and related partnerships, also own numerous rental properties in Washington, DC and Northern Virginia. Bresler is a Delaware corporation and is traded on the OTC Bulletin Board market, Symbol BRER.OB. The principal executive office of each of Bresler and B&R Acquisition is located at 401 M Street, S.W., Washington, D.C. 20024 and the telephone number of each is (202) 488-8800.

•  The Special Meeting (page   )

      The special meeting will be held at 6850 Versar Center, Springfield, Virginia 22151 on [January   , 2002], commencing at 10:00 a.m. Eastern time. At the special meeting, Sarnia’s shareholders will be asked to consider and vote upon a proposal to approve the merger and the merger agreement and the transactions contemplated thereby.

•  Record Date and Voting (page   )

      Holders of Sarnia shares are entitled to receive notice and to vote at the special meeting if they owned the shares as of the close of business on the record date of December   , 2001. On the record date, 4,572,545 shares of common stock and 30,000 shares of Series A Convertible Preferred Stock were outstanding and entitled to vote at the special meeting. Shareholders will have one vote for each share of common stock and each share of preferred stock of Sarnia that they owned on the record date. Under the laws of the Commonwealth of Virginia, the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock and at least two-thirds of the outstanding shares of Series A Convertible Preferred Stock on the record date is required to authorize the merger.

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      A shareholder may vote in favor of or against the merger or abstain from voting. An abstention counts as a “no” vote with respect to approval of the merger.

•  Effects of the Merger (page   )

      Upon consummation of the merger, Sarnia will become a wholly-owned subsidiary of Bresler. Each share of common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment, without interest, and a pro rata interest in a $1,000,000 promissory note held in escrow.

      As a condition to the consummation of the merger, holders of the outstanding Series A Convertible Preferred Stock of Sarnia must agree to either convert all shares of preferred stock into shares of Sarnia common stock or to allow the redemption of their preferred stock in connection with the closing. To the extent that preferred shares are redeemed instead of converted to common stock, the merger consideration payable to holders of common stock will be reduced by the aggregate redemption price. However, the number of shares of common stock sharing in the merger consideration will be reduced because the redeemed preferred stock will not be converted into common stock.

      There are currently options to purchase 312,500 shares of Sarnia common stock outstanding. As a condition to the merger, Sarnia is required to cause the holders of these options to either exercise their options for common stock prior to the merger or agree to accept provisions of the merger agreement providing for the deemed exercise of such options for common stock using a “cashless” exercise method. In a cashless exercise, the option holder will be treated as having exercised his or her options by having Sarnia withhold from the shares issuable that number of shares having a fair market value equal to the exercise price. The common shares deemed issued in such exercise will be treated as outstanding in calculating the cash merger consideration payable per share.

      Therefore, following the merger, holders of shares of Sarnia preferred and common stock will no longer have an equity interest in Sarnia and will no longer share in its future earnings and growth, the risks associated with achieving such earnings and growth, or the potential to realize greater value for their shares through divestitures, strategic acquisitions or other corporate opportunities that may be pursued by Sarnia in the future.

•  Merger Consideration Formula

      The amount of cash payable per share of Sarnia common stock at the closing of the merger will be determined by dividing the total number of shares of common stock outstanding (or treated as outstanding as a result of the deemed exercise of stock options) into the sum of $19,000,000 minus

•	the liabilities of Sarnia shown on its June 30, 2001 balance sheet, plus liabilities associated with the merger (such as legal fees, the Financial Advisor’s fee and the expenses and commission of The Greenwich Group), but excluding liabilities for certain deferred income taxes, any amounts due under a loan by Bresler to Sarnia prior to the closing date or any liability with respect to the design and construction of a new parking structure at Sarnia’s facilities, and

•	the amount, if any, necessary to redeem outstanding shares of Sarnia’s Series A Convertible Preferred Stock which has not been converted to common stock prior to the merger.

•  Promissory Note and Escrow (page   )

      In addition to the cash payment at closing, an additional $1,000,000 of merger consideration paid to Sarnia common shareholders will be deposited in escrow in the form of a promissory note. Bresler’s obligations under the promissory note will be secured by an irrevocable standby letter of credit for a period of one year. Interest will accrue on the principal balance of the promissory note at a rate equal to the prime rate, as published in The Wall Street Journal, on the day immediately preceding the closing of the merger, plus 1%. Interest will be payable monthly to the escrow account for the benefit of common shareholders of Sarnia. The principal

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amount of the promissory note is subject to certain adjustments post-closing related to indemnification rights held by Bresler and changes in Sarnia’s liabilities or other financial position from June 30, 2001. Common shareholders of Sarnia will receive a pro rata interest in payments made under the promissory note.

•  Procedures for Exchanging Your Certificates (page   )

      Promptly after the effective time of the merger, a letter of transmittal and instructions for surrendering stock certificates evidencing shares of common stock and preferred stock will be mailed to each holder for use in exchanging stock certificates for the merger consideration to which each holder is entitled as a result of the merger. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

•  Recommendation of the Board of Directors (page   )

      The Board has unanimously approved the merger and the merger agreement and recommends that Sarnia’s shareholders vote FOR its approval. The Board has determined that the merger represents an attractive opportunity for the shareholders to promptly receive fair value in cash for their investment considering Sarnia’s current and prospective business and financial condition and the risks inherent in Sarnia’s industry.

•  Opinion of Financial Advisor (page   )

      Sarnia retained Wachtel & Co., Inc. as its financial advisor to provide an opinion as to the fairness of the merger consideration, from a financial point of view, to its shareholders. The Financial Advisor was not involved in determining the merger consideration. The Financial Advisor delivered its written opinion, dated September 20, 2001, to the Board that, as of September 20, 2001, and subject to the matters set forth therein, the merger consideration is fair, from a financial point of view, to Sarnia’s shareholders. The Financial Advisor has consented to the inclusion of its written opinion with this proxy statement. A copy of the written opinion of the Financial Advisor, which sets forth the assumptions made, matters considered and limits of its review, is attached to this proxy statement as Annex B and should be read in its entirety.

•  Interests of Certain Persons in the Merger (page   )

      At the closing, Charles I. Judkins, Jr., President and CEO of Sarnia, expects to enter into a one-year consulting agreement with Bresler to provide advice regarding transition issues, tenant relations and testimony on the Virginia Department of Transportation condemnation proceeding in which Sarnia is involved. Consulting fees are not expected to exceed $25,000.

      William G. Denbo, Vice President and General Manager of Sarnia, is a party to an agreement providing for the payment of severance if his employment is terminated following a change of control of Sarnia.

      Upon consummation of the merger, options to purchase common stock held by certain of Sarnia’s directors, executive officers and employees will become vested and exercisable, entitling the holders thereof to the payment described herein.

      The merger agreement provides that Bresler will cause the officer and director indemnification provisions of the Bylaws of Bresler and Sarnia to continue to cover the current officers and directors of Sarnia for actions prior to the closing of the merger.

•  Federal Income Tax Consequences (page   )

      The receipt of cash for shares of common stock pursuant to the merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a shareholder of Sarnia will realize taxable gain or loss as a result of the merger equal to the difference, if any, between the per share tax basis of such shareholder’s shares of common stock and the merger consideration.

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The transaction will be subject to reporting under the installment method, unless a shareholder elects out. See “THE MERGER – Certain Federal Income Tax Consequences.”

•  Dissenters’ Rights (page   )

      All Sarnia shareholders on the record date will be entitled to exercise dissenters’ rights in accordance with Virginia law with respect to the merger. A shareholder wishing to exercise dissenters’ rights must file a notice with Sarnia before the taking of the vote on the merger and the approval of the merger agreement, must not vote in favor of the merger (i.e., vote “no” or abstain from voting) and must comply with all other provisions of Virginia law necessary for the perfection of dissenters’ rights. The Virginia statutory provisions are included in Annex C.

•  Conditions to the Merger (page   )

      The consummation of the merger is subject to a number of conditions, including approval by the shareholders of Sarnia holding at least two-thirds of the common stock and at least two-thirds of the Series A Convertible Preferred Stock outstanding on the record date, the agreement by all holders of Sarnia Series A Convertible Preferred Stock to either the conversion or redemption of such stock, no material adverse effect shall have occurred with respect to the assets, business, financial condition or results of operations of Sarnia and the holders of no more than 20% of the outstanding Sarnia common stock shall have exercised dissenters’ rights.

•  Termination of the Merger Agreement (page   )

      The merger agreement may be terminated by the mutual written agreement of Sarnia and Bresler at any time prior to the closing of the merger. In addition, if there is a breach of any of the representations, warranties or agreements of Sarnia or a Sarnia material adverse effect occurs that is not cured within 10 days after notice to Sarnia, Bresler may terminate the agreement by written notice to Sarnia. If there is a breach of the representations, warranties or agreements of Bresler, the effect of which is a material adverse effect on Bresler, which breach is not cured within 10 days after notice to Bresler by Sarnia, then Sarnia may terminate the agreement by written notice to Bresler. The agreement may also be terminated by either party if the conditions to its obligation to close are not satisfied or waived and any applicable cure period has lapsed or if, after the date of the agreement, the other party becomes a party to any proceeding or other regulatory enforcement action of any federal or state agency which would have a material adverse effect and such proceeding or action has not been eliminated before January 31, 2002. Further, the agreement may be immediately terminated by either party if the merger has not occurred on or before January 31, 2002. Finally, in the event the directors of Sarnia determine that the merger consideration to the shareholders of Sarnia, from a financial point of view, is not fair, they may terminate the agreement by making a payment to Bresler in the amount of $100,000.

•  Sarnia Shareholder Representative (Page   )

      Pursuant to the terms of the merger agreement, the Board of Directors of Sarnia was required to designate a shareholder of Sarnia as a representative of the Sarnia shareholders for purposes of receiving notices and pursuing indemnification rights set forth in the merger agreement (the “Shareholder Representative”). In accordance with this requirement, the Board of Directors designated James C. Dobbs as Shareholder Representative. Approval of the merger and merger agreement constitutes acceptance of Mr. Dobbs as Shareholder Representative.

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SELECTED CONSOLIDATED FINANCIAL DATA

      The selected financial data set forth below should be read in conjunction with Sarnia’s financial statements and notes filed periodically with the Securities & Exchange Commission.

	Three
	Months
	Ended	Years Ended June 30,
	September 30,
	2001	2001	2000	1999	1998	1997

	(In thousands, except per share data)

Statement of Operations related data:

Real estate rental revenue	$912	$3,626	$3,487	$3,487	$3,127	$2,911

Net income	132	585	2,206	259	149	84

Net income applicable to common stock	112	506	2,127	180	70	5

Balance Sheet related data:

Total assets	13,807	13,892	13,480	11,454	11,847	12,308

Short-term debt	408	546	527	512	495	480

Long-term debt	7,644	7,708	8,255	8,780	9,292	9,787

Total debt	8,119	8,254	8,782	9,292	9,787	10,267

Total stockholders’ equity (deficit)	2,203	2,091	1,585	(542)	(722)	(792)

Earnings per share information:

Net income per share applicable to common stock — diluted	$0.02	$0.11	$0.45	$0.04	$0.02	$—

Weighted average number of shares outstanding — diluted	4,690	4,678	4,681	4,665	4,664	4,603

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THE SPECIAL MEETING

Purpose of the Special Meeting

      Sarnia is holding the special meeting so that shareholders of Sarnia may consider and vote upon a proposed merger and related merger agreement, dated as of October 5, 2001, by and among Sarnia, B&R Acquisition and Bresler & Reiner and to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting. Additionally, Sarnia shareholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement can be used for the purpose of allowing additional time for soliciting additional votes to approve the merger and merger agreement or to satisfy other conditions to closing that the parties elect to satisfy prior to the shareholder vote.

Time, Date and Place

      The special meeting of Sarnia shareholders will take place on [January   , 2002] at 10:00 a.m. eastern time at Sarnia’s headquarters at 6850 Versar Center, Springfield, Virginia 22151.

Voting and Record Date

      The Board has fixed close of business on [December   , 2001], as the record date for determining shareholders of Sarnia who are entitled to receive notice of and to vote at the special meeting. Accordingly, only holders of record of common stock and preferred stock who are holders of such securities as of the record date will be entitled to notice of and to vote at the special meeting. As of [December   , 2001], there were 4,572,545 shares of common stock and 30,000 shares of preferred stock outstanding and entitled to vote.

      You are to cast one vote per share for each share of common stock and for each share of Series A Convertible Preferred Stock held by you on the record date, exercisable in person or by a properly executed proxy, with respect to the approval of the merger and merger agreement and any other matter to be submitted to a vote of shareholders at the special meeting.

      The presence at the special meeting, in person or by a proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum at the special meeting. Votes cast by proxy or in person at the special meeting will be counted by the persons appointed by Sarnia to act as the inspectors for the meeting. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as shares that are present and entitled to vote for purpose of determining the presence of a quorum. Under the laws of the Commonwealth of Virginia, the affirmative vote of at least two-thirds of the shares of common stock and two-thirds of the shares of Series A Convertible Preferred Stock issued and outstanding on the record date, voting as separate classes, is required to authorize the merger. Abstentions and “broker non-votes” will be included in the calculation for purposes of determining whether the merger has been approved and will be treated as “no” votes.

      The Board has unanimously approved the merger and recommends a vote FOR the approval of the merger and merger agreement. Directors and officers of Sarnia own in the aggregate 36.3% of the outstanding common stock and 63.3% of the outstanding Series A Convertible Preferred Stock and have indicated that they intend to vote in favor of the merger agreement.

Proxies

      All shares of common stock and preferred stock which are represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless the proxies are properly revoked, will be voted in accordance with the choices marked thereon by the shareholders. If no choice is marked, the shares will be voted FOR approval of the merger and the merger agreement.

      At the time this proxy statement was filed with the Securities and Exchange Commission, the Board was not aware of any other matters not referred to herein that would be presented for action at the special meeting.

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If any other matters properly come before the special meeting, the persons designated in the proxy will vote the shares represented thereby in accordance with their best judgment.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. You may revoke your proxy at any time before it is voted by

•	filing with the Secretary of Sarnia at or before the taking of the vote at the special meeting a written notice of revocation bearing a later date than the proxy,

•	executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Sarnia before the taking of the vote at the special meeting or

•	attending the special meeting and voting in person.

Any proxy revoked in writing should be addressed to: Pamela J. John, Secretary, Sarnia Corporation, 6850 Versar Center, Springfield, Virginia 22151.

      All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, will be borne by Sarnia. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares of common stock held of record by such brokers, custodians, nominees and fiduciaries, and Sarnia may reimburse such brokers, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith. Directors and employees of Sarnia may also solicit proxies in person or by telephone without receiving any compensation in addition to their regular compensation as directors and employees. Sarnia also intends to retain Georgeson Shareholder Communications, Inc. to assist with the proxy solicitation. Sarnia anticipates it will pay Georgeson no more than $30,000 for their services.

THE MERGER

Background for the Merger

      The anticipated business combination of Sarnia with Bresler as a result of the merger of Sarnia with Bresler’s subsidiary represents a fair opportunity to Sarnia’s shareholders now to receive fair value, in cash, for their investment in light of the company’s current and prospective financial condition and inherent risks in the company’s business and industry.

Chronology of Business Combination Considerations

      After Sarnia refinanced its long-term debt in January 1996, Sarnia’s Board of Directors began to review alternative strategies that Sarnia could pursue to maximize shareholder value. In October and November of 1997, a real estate brokerage firm at Sarnia’s direction made inquiries of potential purchasers of Sarnia or its assets. One offer was made to purchase Sarnia’s assets, which was rejected because of insufficient price. A second offer by the same potential purchaser was also rejected in June 1998 for the same reason.

      As Sarnia became more profitable in late 1998 and early 1999, Sarnia’s Board of Directors considered several strategies to enhance shareholder value: sale of Sarnia’s assets, sale of Sarnia’s common stock to a corporation or a Real Estate Investment Trust (REIT), a purchase of additional property by Sarnia, a merger with a similar smaller company or capital infusion by a third party investor creating a larger entity to pursue additional real estate opportunities.

      In August 1999, Sarnia retained a firm to evaluate the current market conditions surrounding the possible sale of Sarnia or its properties. Inquiries were made to an estimated 50 REIT investors and other institutions who might be interested in investing in real estate. Nineteen confidentiality agreements were signed and ultimately 11 packages of information were sent to interested investors. As a result, one offer to purchase Sarnia’s assets was received.

      While that offer was being considered, a separate offer was made for the stock of Sarnia by American Realty Trust, Inc. based upon a tax free merger with the issuance of preferred convertible stock paying a

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quarterly dividend to Sarnia’s shareholders. A Letter of Intent was executed and the parties began conducting due diligence. Sarnia set certain conditions including the merger of American Realty Trust, Inc. with a related company, National Realty L.P., and the listing of the preferred stock on the New York Stock Exchange. Before a merger agreement could be executed and the conditions met, the principals of the company which controlled American Realty Trust and National Realty were indicted for certain securities fraud crimes and the Letter of Intent was terminated in May 2000.

      The Board reviewed additional strategic options which Sarnia could pursue to enhance shareholder value. Sarnia retained the Greenwich Group to seek purchasers of Sarnia’s common stock. The Board had concluded that because of the tax position of Sarnia and the payment of the certain taxes due to accelerated depreciation, combined with taxes at the corporate and personal level, the sale of assets would not yield an appropriate return to shareholders.

      The Greenwich Group presented information regarding Sarnia to 77 investors, of whom approximately 33 actively reviewed the Investment Offering Memorandum. At the time of the Bresler & Reiner offer, one other offer for the purchase of Sarnia’s assets was outstanding and five other companies’ review was still in progress. It was then decided to pursue the Bresler & Reiner offer since other potential offerors indicated they only wanted to purchase Sarnia’s assets. It was the Greenwich Group’s opinion that Sarnia’s status as a C-corporation and the desire to sell shares rather than assets sharply reduced the number of real estate investors interested in acquiring Sarnia. In reviewing the cash offer for the assets of Sarnia as compared to the cash offer by Bresler & Reiner for all the common stock of Sarnia, the Board of Directors determined that the sale of the common stock to Bresler & Reiner presented a significantly higher net sales value for the Sarnia shareholders.

Reasons for Recommendation of the Board Regarding the Merger

      The Board believes that the merger is fair to, and in the best interests of, Sarnia and its shareholders. Accordingly, at a meeting held on September 20, 2001, the Board considered the merger agreement, including the report of the Financial Advisor regarding the fairness of the transaction to the Sarnia shareholders, and unanimously approved the merger agreement and voted to recommend to Sarnia’s shareholders that they vote FOR the approval of the merger agreement and the transactions and proposals contemplated thereby.

      In deciding to approve the merger and merger agreement and to recommend its approval by Sarnia’s shareholders, the Board considered, among other things, the following material factors:

      (1)  (a)  the strategic options available to Sarnia, including continuing the current business, obtaining additional financing or an equity contribution from a third party, strategic alliances and a sale of Sarnia;

           (b)  the terms of the merger, which presented many benefits to Sarnia and a fair cash value to its shareholders in excess of what would be obtained on a sale of the assets because such a sale would impose a significant tax at the corporate level;

           (c)  a belief that the merger, by providing Bresler with a strategic opportunity to enhance its competitive position in the market place, provided a premium value on Sarnia; and

           (d)  current industry, economic and market conditions relative to Sarnia’s business and competitive position in the market. In this regard, the Board also considered Sarnia’s projected future value and prospects absent the consummation of the merger, particularly the ability of Sarnia to compete in light of recent industry trends, the VDOT condemnation proceeding, the events of September 11, 2001 and the limited ability of Sarnia to obtain financing to expand its operations.

      (2)  Information concerning Sarnia’s financial performance and condition, and Sarnia’s business operations and prospects.

      (3)  A review of Sarnia’s recent stock price which showed that, during the period July 1, 1999 through September 20, 2001, Sarnia’s stock price never exceeded the anticipated merger consideration and for that period the range for the bid price of Sarnia stock was approximately $0.48 a share to $0.75 a share.

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      (4)  The fact that the merger offers Sarnia’s shareholders an opportunity to currently receive a fair value in cash on their investment, which value represents a premium over the average price range for Sarnia’s stock over the past year and is fair in view of Sarnia’s current and prospective financial condition relative to the risks of remaining an independent entity in its line of business and the apparent inability of shareholders of Sarnia to obtain a better return based on the future earnings and growth or corporate opportunities of Sarnia if it remained an independent entity.

      (5)  The Board’s belief that the process utilized by Sarnia in exploring and dealing with unsolicited proposals, in negotiating with a potential purchaser in the first half of 2000 and in negotiating with Bresler provided a reasonable basis to conclude that the merger consideration represents fair value to its shareholders.

      (6)  The written opinion dated September 20, 2001, delivered by the Financial Advisor to the Board that, subject to the matters set forth therein, the consideration to be received pursuant to the merger is fair to the shareholders of Sarnia from a financial point of view.

      (7)  The proposed terms and structure of the merger as set forth in the merger agreement, including the facts that the merger consideration is comprised solely of cash and is payable to holders of all outstanding shares of common stock which the Board believes is fair and reasonable. In this regard the Board also considered the ability of Sarnia to terminate the merger agreement upon the occurrence or non-occurrence of certain events, the fact that Bresler is a public company whose filings with the Securities and Exchange Commission indicated it had sufficient cash and cash equivalents to pay the merger consideration without borrowing money, the fact that the merger agreement requires Bresler to reserve the cash to be paid in connection with the merger and Bresler’s limited ability to terminate the merger agreement because it completed its due diligence prior to signing the merger agreement.

      (8)  A review of the terms of the merger agreement that could have a chilling effect on a third party who might be interested in a proposed business combination with Sarnia, including a termination fee of $100,000 payable to Bresler under certain circumstances; and the agreement of Sarnia not to solicit or negotiate with respect to an “acquisition proposal” by a third party except in the event of an unsolicited proposal which the Board, in the exercise of its fiduciary duty, believes it must consider.

      (9)  The experience, favorable reputation and perceived motivation of Bresler and its executives, which factors demonstrate Bresler’s ability and earnest intent to consummate the merger.

      In light of the number and variety of factors considered by the Board in conjunction with its evaluation of the merger, it was not practicable to assign relative weights to the foregoing factors, and the Board did not do so. Further, any member of the Board may have assigned different relative weights to the foregoing factors than any other member of the Board.

Opinion of Financial Advisor

      Wachtel & Co., Inc. (the “Financial Advisor”) was retained by Sarnia to provide an opinion as to the fairness of the merger consideration, from a financial point of view, to the shareholders of Sarnia. The Financial Advisor was not involved in determining the merger consideration. The Financial Advisor delivered its written opinion to the Board that, as of September 20, 2001, the merger consideration to be received by the holders of common stock of Sarnia in connection with the merger is fair, from a financial point of view, to such holders, and the Financial Advisor has consented to inclusion of such opinion in this proxy statement.

      The full text of the opinion of the Financial Advisor, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex B. Shareholders are urged to read the opinion in its entirety. The Financial Advisor’s opinion is directed only to the fairness, from a financial point of view, of the cash merger consideration to be received in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting. The summary of the opinion of the Financial Advisor set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

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      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation approach used by the Financial Advisor. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgements made or the conclusion reached by the Financial Advisor or a complete description of its presentation. The Financial Advisor believes, and so advised Sarnia’s board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

      In connection with the preparation of its opinion, the Financial Advisor made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, the Financial Advisor:

      (i)  reviewed Sarnia’s publicly available audited financial statements provided on Form 10-K for the fiscal years ended June 30, 1996 through 2001, and certain internally prepared financial information provided by management;

      (ii)  reviewed a summary of the merger agreement between Sarnia and Bresler;

      (iii)  met with members of the management of Sarnia and a representative of The Greenwich Group to discuss the background and purposes of the merger, and the procedures followed in addressing the market leading up to the proposal submitted by Bresler;

      (iv)  reviewed certain publicly available financial data for Sarnia’s industry, and historical market prices for the company’s common stock; and

      (v)  conducted such other studies, analyses and inquiries as it deemed appropriate.

In assessing the fairness of the consideration to be received by Sarnia’s public shareholders in the merger, the Financial Advisor;

      (i)  examined the extent to which Sarnia followed a process likely to obtain the best competitive bid available in the market for the company’s shares;

      (ii)  determined Sarnia’s ability, pursuant to the merger agreement, to accept a more attractive bid for the company following announcement of the merger;

      (iii)  analyzed the extent to which the merger presented a conflict of interest, or conversely, alignment of interest, for any of Sarnia’s senior management with respect to the interest of Sarnia’s shareholders; and

      (iv)  considered certain financial comparisons between Sarnia and other companies in its industry, and between the price offered to shareholders in the merger and the historical trading price of the company’s common stock.

The Financial Advisor’s conclusion that the merger consideration is fair to the public shareholders of Sarnia is principally based on the following determinations:

      (i)  In pursuing a sale of the company, Sarnia followed a process designed to broadly address potential buyers, and thereby obtain the best available price through a process of competitive bidding. Examination in particular found that: (a) Sarnia retained a well-qualified and experienced agent, The Greenwich Group, to conduct the solicitation; (b) The Greenwich Group prepared a professional Offering Memorandum, which was sent to 77 potential buyers, 33 of whom actively considered its contents; and (c) after subsequent negotiation, Sarnia accepted the bid offering the highest value to Sarnia’s shareholders. Examination also found that, in prior efforts on the part of Sarnia’s management to sell Sarnia, no bid had ever been received for Sarnia’s shares in excess of that provided by Bresler.

      (ii)  Review of the merger agreement indicates that there is no significant impediment to Sarnia’s Board of Directors accepting a higher offer for its shares should such an offer be received prior to the expected closing in January 2002. Pursuant to the merger agreement, although Sarnia may not solicit an acquisition proposal from a third party, the Board of Directors may consider an unsolicited proposal if it believes it is

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necessary to do so in the exercise of its fiduciary duty to shareholders. Should such an offer be received and accepted, Sarnia would be obligated to pay Bresler a termination fee of $100,000. Because this fee represents less than one per cent of the expected consideration to be received by shareholders in the merger, it is not a significant financial impediment to the consideration of a higher bid.

      (iii)  Review of the merger in connection with its impact on the cash compensation of Sarnia’s management indicates that there is no significant divergence of interest between management and the public shareholders in connection with the merger. In particular, only one member of the Board of Directors is expected to receive cash compensation as a result of the merger, and that payment (the expected consulting fee to be received by CEO Charles Judkins in a one year consulting agreement with Bresler) is not expect to exceed $25,000. Examination also reveals that several members of the Board of Directors own Sarnia’s common and/or convertible preferred shares, thus providing an alignment of their interest with those of the shareholders as a whole.

      (iv)  In considering financial comparisons between Sarnia and other companies in its industry, it was determined that Sarnia had various unusual characteristics, which made such comparisons difficult and less meaningful than if it were more directly comparable to other firms. The most significant of these unusual factors were (a) Sarnia’s ongoing litigation in connection with condemnation proceedings with the Virginia Department of Transportation; (b) Sarnia’s small size and the undiversified nature of its holdings in comparison with publicly traded firms in its industry; and (c) the fact that, because of tax considerations, it was in the interest of Sarnia’s shareholders to sell the corporate entity, rather than only its real estate assets. The former approach exposes the buyer to liabilities at the corporate level and is therefore perceived as less attractive to potential buyers than a sale of real estate alone. In comparing the expected consideration from the merger with the historical trading price of Sarnia’s common stock, the merger provides an expected premium of approximately 114% over the average closing price for the five trading days preceding announcement of the merger, and a premium of 133% over the average daily close for the period from July 1, 2001 to the merger announcement on October 8, 2001.

      The Financial Advisor has not independently verified the accuracy and completeness of the information supplied to them with respect to Sarnia and does not assume any responsibility with respect to it. The Financial Advisor has not made any independent appraisal of any of the properties or assets of Sarnia and the Financial Advisor’s opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by the Financial Advisor at the date of their letter.

      The Financial Advisor is an investment banking firm which provides financial services in connection with a wide range of business transactions. As part of its business, it provides investment banking and financial advisory services in various transactions, including valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes.

      Sarnia’s management interviewed two investment banking firms, each of which provided qualifications and pricing quotes. Based on these interviews, the extensive knowledge that Wachtel & Co., Inc. had regarding Sarnia and the firm’s previous excellent service to a special committee of the Board of the Directors in connection with Sarnia’s issuance of preferred stock in 1995, the Board selected Wachtel & Co., Inc. as the Financial Advisor.

      The Financial Advisor is not affiliated with Sarnia or Bresler. The Financial Advisor did not recommend or advise Sarnia concerning the amount of the merger consideration, which Sarnia determined by itself. The Financial Advisor has previously rendered certain financial advisory and investment banking services to Sarnia, including in connection with an issuance of preferred stock in November 1995, for which the Financial Advisor received customary compensation. Further, principals of the Financial Advisor own an aggregate of 307,452 shares of Sarnia common stock and have indicated such shares will be voted in favor of the merger. Sarnia has agreed to pay the Financial Advisor $35,000 for services rendered in connection with the merger. Sarnia has also agreed to reimburse the Financial Advisor for reasonable fees and expenses and to indemnify it against certain liabilities incurred in connection with its engagement. Sarnia’s compensation and reimbursement obligations to the Financial Advisor are not contingent on the closing of the merger.

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Interests of Certain Persons in the Merger

      In considering the recommendation of the Board with respect to the merger and merger agreement, shareholders should be aware that certain of the executive officers and directors of Sarnia have interests in the merger that are in addition to or different from the interests of shareholders of Sarnia generally, as described below.

  Consulting Agreement

      At the closing, Charles I. Judkins, Jr., President and CEO of Sarnia, expects to enter into a one-year consulting agreement with Bresler to provide advice regarding transition issues, tenant relations and testimony on the Virginia Department of Transportation condemnation proceeding in which Sarnia is involved. Consulting fees are not expected to exceed $25,000.

  Severance Agreement

      William G. Denbo, Vice President and General Manager of Sarnia, is currently subject to a change-in-control severance agreement which provides that if there is a change in control of Sarnia, which as defined would include the merger, and Mr. Denbo’s employment is terminated without cause or he resigns because of certain circumstances (including demotion, salary reduction or relocation), he is entitled to severance equal to 12 months salary, fringe benefits and incentive compensation due plus immediate vesting of all stock options.

  Vesting of Stock Options

      As of the date hereof, options to purchase 312,500 shares of common stock are outstanding, 307,500 of which are currently exercisable. These options were issued under Sarnia’s 1994 Stock Option Plan. The Plan provides that upon the occurrence of an event that constitutes a change of control of Sarnia, the vesting of options issued under the Plan will immediately accelerate and all such options will be fully exercisable. In light of such provision and the change of control that will occur upon consummation of the merger, the Board has declared all options issued under the Plan vested and immediately exercisable. Of these outstanding options, the options to purchase 5,000 shares of common stock which are not currently exercisable are held by Mr. Denbo and will become exercisable in connection with the merger entitling him to receive the payment described herein. See “THE MERGER AGREEMENT— Treatment of Stock Options.”

      The options to purchase 312,500 shares of common stock are held by 10 employees and service providers, including officers and directors of Sarnia. Their exercise prices range from $0.1875 to $0.375 per share. Given the estimated merger consideration of approximately $1.40 per share, the value of the stock options ranges from $1.03 to $1.21 per share.

  Indemnification

      Pursuant to the merger agreement, Bresler and B&R Acquisition have agreed after the merger to cause the director and officer indemnification provisions of the bylaws of Bresler and Sarnia to cover the current officers and directors of Sarnia with respect to matters occurring prior to the effective time of the merger.

Effects of the Merger

      At the effective time, Sarnia will be the surviving corporation in the merger and will continue to exist as a wholly owned subsidiary of Bresler.

      At the effective time, each share of Sarnia’s common stock then issued and outstanding (other than shares held by Bresler, B&R Acquisition, and those who perfect dissenters’ rights in accordance with Virginia law and treasury shares) will be converted into the right to receive a cash payment at the closing determined pursuant to a formula set forth in the merger agreement. In addition to the cash payment received at closing, holders of Sarnia’s common stock will receive a pro rata interest in a $1,000,000 promissory note issued by Bresler at closing and placed in escrow on behalf of the Sarnia shareholders. The promissory note is payable on

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the first anniversary of the date of closing, subject to certain prior payments or reductions to or increases in the principal amount thereof.

      Each share of common stock held by Bresler, B&R Acquisition, or Sarnia will be cancelled and no payment will be made with respect thereto.

      After the effective time of the merger, the holder of a certificate formerly representing shares of common or preferred stock of Sarnia shall cease to have any rights as a shareholder of Sarnia, and such holder’s sole right will be to receive the merger consideration with respect to such shares. No transfer of shares outstanding immediately prior to the effective time will be made on the stock transfer books of Sarnia after the effective time. Certificates formerly representing shares of common or preferred stock presented to Sarnia after the effective time will be cancelled in exchange for the aggregate merger consideration to which the holder of such certificate is entitled.

      In no event will holders of Sarnia common or preferred stock be entitled to receive any interest on the aggregate merger consideration or redemption price to be distributed to them in connection with the merger other than interest that accrues under the promissory note. Such interest will be paid to the escrow account on behalf of the Sarnia common shareholders monthly.

      At the effective time of the merger, each issued and outstanding share of common stock of B&R Acquisition will be converted into one share of common stock of Sarnia, as the surviving corporation, all of which will be held by Bresler.

      Pursuant to the merger, at the effective time, all the properties, rights, privileges, powers and franchises of Sarnia and B&R Acquisition shall vest in Sarnia, as the surviving corporation, and all debts, liabilities and duties of Sarnia and B&R Acquisition shall become the debts, liabilities and duties of Sarnia.

Procedures for Exchange of Certificates

      As of the effective time, Wilmington Trust Company shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of certificates that, immediately prior to the effective time, represented shares of common or preferred stock of Sarnia for the payments to which the holders of such certificates are entitled pursuant to the merger agreement.

      Promptly after the effective time, the Exchange Agent will mail to each holder of record (other than holders who have properly demanded and perfected dissenters’ rights under Virginia law) of a certificate which immediately prior to the effective time represented one or more shares of outstanding common or preferred stock, a notice advising the holder of the effectiveness of the merger accompanied by a letter of transmittal in customary form (the “Letter of Transmittal”). The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing common stock for cash in connection with the merger and with respect to the surrender of certificates representing preferred stock for cash in payment of the redemption price payable upon completion of the merger and will specify that delivery will be effected, and risk of loss and title to such certificates will pass, only upon delivery of the certificates to the Exchange Agent.

      Upon surrender to the Exchange Agent of certificates representing common stock in accordance with the instructions contained in the Letter of Transmittal, the holder thereof will be entitled to receive in exchange therefor that amount of cash to which such holder is entitled pursuant to the merger agreement. Upon surrender in accordance with the instructions contained in the Letter of Transmittal to the Exchange Agent of the certificates representing preferred stock that has not been converted into common stock in connection with the merger, the holder thereof will be entitled to receive in exchange therefor that amount of cash to which such holder is entitled in redemption of the shares of preferred stock represented thereby. The stock certificates so surrendered will immediately be cancelled. In the event of a transfer of ownership of common or preferred stock which is not registered in the stock transfer records of Sarnia, it will be a condition to such exchange that a certificate representing the proper number of shares of common or preferred stock be presented by the transferee to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered,

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each certificate shall be deemed at any time after the effective time to represent only the right to receive the merger consideration or redemption price upon surrender of the certificate. Sarnia shareholders should not submit their certificates evidencing shares of common or preferred stock for exchange unless and until the transmittal instructions and Letter of Transmittal are received or obtained from the Exchange Agent.

      Any shareholder who has lost or misplaced a certificate representing shares of common or preferred stock must deliver to the Exchange Agent an affidavit of that fact and, if required by Bresler, post a bond in such reasonable amount as Bresler may direct as indemnity against any claim that may be made against Sarnia or Bresler with respect to such certificate, in order to receive the merger consideration or redemption price to which such holder is entitled.

      Any portion of the aggregate merger consideration or redemption price remaining undistributed one year after the effective time will be returned to Bresler and any holders of theretofore unsurrendered common or preferred stock will thereafter be able to look only to Bresler for any portion of such funds to which they are entitled. Neither Bresler nor Sarnia will be liable to any holder of common or preferred stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

      No regulatory approvals are required for completion of the merger.

Certain Federal Income Tax Consequences

      The following is a discussion of the material United States federal tax consequences of the merger to holders of Sarnia common stock and holders of options to purchase Sarnia common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations adopted and proposed thereunder, and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The discussion does not address all aspects of federal taxation, including, without limitation, aspects of federal income taxation that may be applicable to particular shareholders, including, without limitation, financial institutions, insurance companies, tax-exempt organizations, dealers in securities, taxpayers subject to alternative minimum tax and persons that have ceased to be United States citizens or to be taxed as resident aliens. The discussion also does not address potential foreign, state, local and other tax consequences of the merger. All holders are urged to consult their own tax advisors regarding the federal, foreign, state and local tax consequences of the merger.

  Taxable Nature of Exchange

      The receipt of cash by shareholders of Sarnia common stock pursuant to the merger will be treated for federal income tax purposes as a taxable sale. Except as otherwise described herein, such shareholders will recognize gain on the sale measured by the difference between their tax basis in the common stock and the payments received (after application of the original issue discount and installment sales provisions discussed below). Generally, shareholders who received their Sarnia common stock in the spin-off of Sarnia’s stock to shareholders of Versar in 1994 have a zero tax basis in their stock.

  Installment Sales Reporting

      Any gain realized by a shareholder of Sarnia common stock pursuant to the merger must be reported under the installment method, unless the shareholder affirmatively elects out of, or is otherwise ineligible for, installment method treatment. A Sarnia shareholder may elect out of the installment method by filing the appropriate form with his or her tax return for the taxable year in which the closing date occurs. The installment method does not apply to Sarnia shareholders who will recognize a loss in the merger.

      Under the installment method, a portion of each payment is taxable as gain in the year of receipt and a portion of each payment represents a tax-free recovery of the shareholder’s basis in his or her Sarnia common stock. The gain is calculated by multiplying the principal amount of any payment received in the taxable year by a “gross profit ratio,” which is the ratio that (i) the purchase price less the shareholder’s basis in the Sarnia

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common stock bears to (ii) the total purchase price of the shareholder’s Sarnia common stock. In the event that the purchase price cannot be determined prior to the end of the taxable year in which the closing date occurs, shareholders will recognize gain under the installment method of reporting applicable to contingent payment sales, as described in the Treasury Regulations (which regulations prescribe an allocation method for determining the amount of basis to be recovered). Sarnia shareholders using the installment method of reporting may be required to pay interest under Section 453A of the Internal Revenue Code on the tax that is deferred as a result of using the installment method.

  Imputed Interest

      Because a portion of the purchase price will be deferred to a subsequent tax year, such deferred portions will be subject to the imputed interest rules of the Internal Revenue Code. Thus, for Sarnia shareholders using the installment method of reporting, a portion of the aggregate purchase price will be treated as interest income taxable at ordinary income rates when received by the shareholder, pursuant to the Internal Revenue Code’s original issue discount rules, and will reduce the amount of gain otherwise recognizable. For purposes of the “gross profit ratio” calculation, the aggregate purchase price does not include those portions treated as interest. Therefore, the purchase price equals the present value of all payments that will be made, discounted at the applicable federal rates prescribed by the Internal Revenue Service determined at the time of the merger.

  Stock Options

      Each holder of options to purchase Sarnia common stock that exercises those options pursuant to the merger must include in his or her gross income, as compensation for the year of exercise, an amount equal to the difference between the fair market value of the shares of common stock being acquired and the exercise price of the options. For employees of Sarnia or an affiliate of Sarnia that exercise options pursuant to the merger, such compensation income would be subject to standard withholding requirements, which would be met by (1) reducing the number of otherwise deliverable shares by the number of shares equal in value to the amount of such taxes, (2) deducting the amount of the taxes from other amounts payable to each optionee, or (3) requiring each optionee to reimburse the employer for the taxes. Following exercise of such options, the optionee’s basis in the newly acquired Sarnia common stock will equal the sum of the exercise price and the amount of compensation income recognized as a result of the exercise of the option. This will result in a basis equal to the fair market value of the shares at the time of exercise. Accordingly, such optionees will not recognize gain on the sale, pursuant to the merger, of their newly acquired Sarnia common stock.

  Backup Withholding

      In order to avoid the federal backup withholding requirements, each Sarnia shareholder must certify his or her taxpayer identification number or eligibility for exemption by providing a properly completed substitute IRS Form W-9.

      THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

Accounting Treatment

      The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among Sarnia’s assets and liabilities, as the surviving corporation based on the fair value of the assets and liabilities acquired in the merger.

      Sarnia expects that representatives of its principal accountants, Arthur Andersen & Co., will be present at the special meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to reasonable and appropriate questions.

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Dissenters’ Rights Under Virginia Law

      Holders of record of Sarnia common and preferred stock who comply with the procedures described below will be entitled to dissenters’ rights under Article 15 of the Virginia Stock Corporation Act. Where appropriate, shareholders are urged to consult with their legal counsel to determine the appropriate procedures for the making of a notice of intent (as described below).

      A vote in favor of the merger by an eligible holder will result in a waiver of such eligible holder’s dissenters’ rights.

      The following discussion is only a summary and does not purport to be a complete statement of the law pertaining to dissenters’ rights under the Virginia Stock Corporation Act. The text of Article 15 of the Virginia Stock Corporation Act is reprinted in its entirety as Annex C to this proxy statement.

      Under the Virginia Stock Corporation Act, eligible holders who follow the procedures set forth in Article 15 of the Virginia Stock Corporation Act will be entitled to receive payment of the “fair value” of such shares. Any eligible holder who wishes to exercise dissenters’ rights should review the following discussion and Annex C carefully because failure to comply in a timely and proper manner with the procedures specified may result in the loss of dissenters’ rights under the Virginia Stock Corporation Act.

      An eligible holder wishing to exercise dissenters’ rights must deliver to Sarnia, prior to or at the shareholders’ meeting (but in any event before the vote is taken), a written notice of intent to demand payment for the eligible holder’s shares. An eligible holder delivering a notice of intent must not vote his shares of common or preferred stock in favor of the merger or he will lose his dissenters’ rights. All notices of intent should be sent or delivered to Sarnia, Attention: Pamela J. John, Secretary, Sarnia Corporation, 6850 Versar Center, Springfield, VA 22151.

      Within ten days after the effective date of the merger, if the shareholders approve the merger agreement, Sarnia shall deliver a dissenter’s notice in writing to all dissenting holders. The dissenter’s notice shall:

•	state where the dissenting holder’s payment demands shall be sent and where and when stock certificates shall be deposited;

•	set a date by which the surviving corporation must receive the payment demand; and

•	include such other information as required by the Virginia Stock Corporation Act.

A dissenting holder to whom a notice is sent must demand payment within the time specified in the dissenter’s notice, deposit his stock certificates in accordance with the terms of the dissenter’s notice and make certain certifications required by the Virginia Stock Corporation Act. If a dissenting holder fails to take such actions, the dissenting holder loses his dissenters’ rights.

      Within 30 days of Sarnia’s receipt of a demand for payment from a dissenting holder, Sarnia must pay the dissenting holder Sarnia’s estimate of the fair value of the dissenting holder’s shares plus interest. With any payment, Sarnia must provide its most recent year-end and interim financial statements, an explanation of how Sarnia calculated the fair value of the shares and interest, a statement of the dissenting holder’s right to continue to demand fair value for his shares and a copy of Article 15 of the Virginia Stock Corporation Act. Sarnia’s payment obligation may be enforced by a dissenting holder on an expedited basis in a Virginia circuit court, if necessary.

      A dissenting holder who is not satisfied with the amount paid or offered by Sarnia must notify Sarnia of the dissenting holder’s own estimate of the fair value of his shares and the amount of interest due (less any amount already received by the dissenting holder from Sarnia). This notice must be given in writing within 30 days of the date that Sarnia made or offered to make payment for the dissenting holder’s shares.

      If a dissenting holder’s demand for payment remains unsettled, Sarnia is obligated to commence a proceeding to determine the fair value of the shares and accrued interest within 60 days of the receipt of the dissenting holder’s payment demand. If Sarnia fails to commence such proceeding in accordance with the

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Virginia Stock Corporation Act, Sarnia must pay the dissenting holder the amount demanded by the dissenting holder. The appraisal proceeding must be brought in a Virginia circuit court.

      Dissenting holders considering seeking appraisal should be aware that the fair value of their shares of common or preferred stock, as determined under Article 15 of the Virginia Stock Corporation Act, could be more than, the same as or less than the merger consideration or redemption amount that would be paid to them pursuant to the merger agreement and the plan of merger. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against Sarnia unless the court determines that the dissenting holder did not act in good faith in demanding payment of the fair value of their shares, in which case costs and expenses may be assessed against the dissenting holder.

      Dissenting holders will only be entitled to receive payment in accordance with Article 15 of the Virginia Stock Corporation Act and will not be entitled to vote their shares of common or preferred stock or exercise any other rights of a shareholder. A dissenting holder may withdraw his demand only with the consent of Sarnia.

      If any eligible holder who demands appraisal of his shares under Article 15 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the Virginia Stock Corporation Act, the shares of Sarnia stock of such holder will be converted into the right to receive the merger consideration or redemption payment in accordance with the merger agreement and the plan of merger.

Failure to follow the steps required by Article 15 of the Virginia Stock Corporation Act for perfecting dissenters’ rights may result in the loss of such rights. The preceding discussion summarizes for general information the dissenters’ rights provisions of Article 15 of the Virginia Stock Corporation Act. Shareholders are urged to consult Annex C which sets forth in full Article 15 of the Virginia Stock Corporation Act. This summary is qualified in its entirety by a reference to Article 15 of the Virginia Stock Corporation Act.

THE MERGER AGREEMENT

      The following discussion of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is included in this proxy statement as Annex A (exclusive of certain exhibits and all schedules) and is incorporated herein by reference.

General

      The merger agreement provides for the merger of B&R Acquisition into Sarnia. Sarnia will be the Surviving Corporation of the merger and shall succeed to and assume all rights and obligations of B&R Acquisition. As a result of the merger, Sarnia will become a wholly owned subsidiary of Bresler. In connection with the merger, the shareholders of Sarnia, other than Bresler, B&R Acquisition and those shareholders who perfect dissenters’ rights in accordance with Virginia law, will receive the merger consideration described in this proxy statement.

Closing Effective Time

      The closing of the merger will take place as soon as practicable after the day upon which all conditions to consummation of the merger are satisfied or waived. The effective time of the merger will occur upon the filing and acceptance of a Certificate of Merger with and by the Secretary of State of the State of Virginia as required by Virginia law or at such later date as may be specified in the Certificate of Merger. It is anticipated that the Certificate of Merger will be filed shortly after the approval and adoption of the merger agreement by the shareholders of Sarnia at the special meeting. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the merger contained in the merger agreement.

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Merger Consideration Formula

      The amount of cash payable per share of Sarnia common stock at the closing of the merger will be determined by dividing the total number of shares of common stock outstanding (or treated as outstanding as a result of the deemed exercise of stock options) into the sum of $19,000,000 minus

•	the liabilities of Sarnia shown on its June 30, 2001 balance sheet, plus liabilities associated with the merger (such as legal fees, the Financial Advisor’s fee and the expenses and commission of The Greenwich Group), but excluding liabilities for certain deferred income taxes, any amounts due under a loan by Bresler to Sarnia prior to the closing date or any liability with respect to the design and construction of a new parking structure at Sarnia’s facilities, and

•	the amount, if any, necessary to redeem outstanding shares of Sarnia’s Series A Convertible Preferred Stock which has not been converted to common stock prior to the merger.

      As of the record date there were [4,572,545] shares of common stock outstanding, 312,500 shares of common stock issuable pursuant to vested options or options that will become vested in connection with the merger and 1,875,927 shares issuable upon conversion of the Series A Convertible Preferred Stock. Assuming the exercise of all outstanding options to purchase common stock and the conversion of all preferred stock, as of the closing of the merger (based on the number of shares of Sarnia common stock outstanding as of December   , 2001), there will be a total of [6,760,972] shares of Sarnia common stock outstanding. Based on the above formula, it is currently estimated that, under these circumstances, each share of Sarnia common stock would be entitled to a cash payment as of the closing of $1.4878 per share. Further, assuming that the aggregate $1,000,000 principal amount of the promissory note is paid upon the first anniversary of the closing without reduction or increase as set forth below, and based on such total number of shares outstanding, each share of Sarnia common stock would entitle the holder to an additional payment of $0.1479. To the extent shares of preferred stock are not converted prior to the merger, they will be redeemed in connection with the merger for a redemption price per share of approximately $25.00. The cash payable to holders of common stock in the merger will be reduced by the amount of any redemption price paid. However, the number of shares of common stock sharing in the merger consideration will be reduced because the redeemed preferred stock will not be converted into common stock.

Promissory Note and Escrow

      In addition to the cash payment at closing, an additional $1,000,000 of merger consideration to be paid to Sarnia common shareholders will be deposited in escrow in the form of a promissory note on the date of closing. Bresler’s obligations under the promissory note will be secured by an irrevocable stand-by letter of credit in the amount of $1,000,000 for a period of one year. The delayed payment of this portion of the merger consideration is primarily designed to provide a method for indemnification of Bresler by the Sarnia shareholders for breaches of representations and warranties or agreements in the merger agreement and to allow for adjustment of the merger consideration post-closing along the terms outlined below.

      Interest will accrue on the principal balance of the promissory note at a rate equal to the prime rate, as published in the Wall Street Journal on the day immediately preceding the closing of the merger, plus one percent.

      The principal amount of the promissory note will be adjusted as follows:

•	it will be reduced by the amount, if any, by which the Sarnia liabilities shown on a balance sheet prepared as of the closing date exceed the Sarnia liabilities shown on the balance sheet dated June 30, 2001,

•	it will be reduced by the amount of any indemnification claim made by Bresler in the first year after the closing,

•	it will be reduced by the amount of payments to the Sarnia Shareholder Representative in reimbursement of expenses,

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•	it will be increased by the amount of cash, not including restricted cash, shown on the Sarnia balance sheet prepared as of the closing,

•	it will be increased by the amount, if any, by which the Sarnia liabilities shown on the closing balance sheet are less than the liabilities shown on the June 30, 2001 balance sheet, and

•	it will be increased by that portion of “Construction in Progress” shown on the balance sheet as of closing date which is related to the construction of a parking structure at Sarnia’s properties.

      In order to facilitate payment of expenses by the Sarnia Shareholder Representative appointed pursuant to the merger agreement, $40,000 of the principal amount of the note will be deposited with the Escrow Agent in cash within five business days after the effective time of the merger. This cash will be held in escrow until the Shareholder Representative incurs expenses in the performance of its duties under the merger agreement. The outstanding principal amount of the note together with all accrued and unpaid interest will become due and payable on the one year anniversary of the merger. At that time such proceeds will be paid to the common shareholders of Sarnia together with any cash remaining from the $40,000 described above. Interest on the unpaid principal balance of the note, that is not otherwise setoff or reduced in connection with the indemnification of Bresler under the merger agreement, shall be paid to the escrow agent in monthly installments beginning on the first day of the month commencing after the effective time of the merger and continuing on a monthly basis thereafter for so long as any portion of the principal balance of the note remains unpaid.

      The principal balance and interest accrued on the note is subject to reduction and/or setoff by Bresler for undisputed claims for indemnification under the Merger Agreement. If an indemnification claim is disputed, an amount under the promissory note equal to the disputed amount shall not be considered due and payable until such dispute has been finally resolved. When the dispute is resolved, if it is determined that Bresler is not entitled to indemnification in such amount, the reserved amount will become due and payable to the common shareholders of Sarnia. To the extent it is determined that Bresler is entitled to indemnification, such amount shall be paid to Bresler. Upon maturity of the note and payment of amounts represented thereby, any shareholder who has not yet surrendered certificates representing their shares of common stock to the Exchange Agent will not be entitled to payment.

      The promissory note provides for two acceleration events which will cause the note to become due and payable in full immediately upon demand of the Sarnia Shareholder Representative as follows:

•	Failure of Bresler to pay any sum under the note within five days after written notice from the Shareholder Representative that such payment has not been made when due; or

•	If Bresler shall make an assignment for the benefit of creditors, file a petition in bankruptcy, apply to or petition any tribunal for the appointment of a receiver or trustee or if any such petitioner application shall have been filed or proceeding commenced against Bresler, which shall not be dismissed within ninety (90) days.

      If either acceleration event occurs, then the Sarnia Shareholder Representative may, without further notice, demand, presentment or protest to Bresler, declare the entire unpaid balance of the promissory note to be immediately due and payable. In such case, the Shareholder Representative may:

•	Transmit instructions to the Escrow Agent to make demand under the irrevocable letter of credit held by the Escrow Agent for the benefit of the shareholders, or

•	Demand immediate payment of the full amount of the unpaid principal balance of the note together with accrued but unpaid interest from Bresler. If Bresler fails to pay the demanded sum within five days then the Shareholder Representative will transmit instructions to the Escrow Agent to make demand on the irrevocable letter of credit.

      The duties of the Escrow Agent with respect to the promissory note and irrevocable letter of credit are set forth in an escrow agreement between the Escrow Agent, Bresler and Sarnia. The Escrow Agent will not be liable for anything it may do or refrain from doing in connection with its duties under the escrow agreement,

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except as a result of its gross negligence, willful misconduct or bad faith. The Escrow Agent will be reimbursed by Bresler for its fees and any out of pocket expenses reasonably incurred by it in connection with the performance of its duties and obligations under the escrow agreement. Bresler and the Sarnia common shareholders will indemnify the Escrow Agent for and hold it harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the Escrow Agent’s part, arising out of or in connection with the performance of any of its powers or duties under the escrow agreement. The obligation to indemnify the Escrow Agent will be shared equally between Sarnia shareholders and Bresler. Any indemnification obligation of Sarnia shareholders may be satisfied out of amounts otherwise held in escrow by the Escrow Agent for the benefit of the shareholders.

Treatment of Stock Options

      There are currently options to purchase 312,500 shares of Sarnia common stock outstanding. As a condition to the merger, Sarnia is required to cause the holders of these options to either exercise their options for common stock prior to the merger or agree to accept provisions of the merger agreement providing for the deemed exercise of such options for common stock using a “cashless” exercise method. In a cashless exercise, the option holder will be treated as having exercised his or her options by having Sarnia withhold from the shares issuable that number of shares having a fair market value equal to the exercise price. The common shares deemed issued in such exercise will be treated as outstanding in calculating the cash merger consideration payable per share.

Treatment of Series A Convertible Preferred Stock

      As a condition to the consummation of the merger, holders of the outstanding Series A Convertible Preferred Stock of Sarnia must agree to either convert all shares of preferred stock into shares of Sarnia common stock or to allow the redemption of their preferred stock in connection with the closing. To the extent that preferred shares are redeemed instead of being converted to common stock, the merger consideration payable to holders of common stock will be reduced by the aggregate redemption price.

      Each share of Series A Convertible Preferred Stock is convertible into 62.5 shares of common stock. If all shares of Series A Preferred Stock are converted, a total of 1,875,000 additional shares of common stock will be issued. The redemption price per share of Series A Convertible Preferred Stock is $25.00. The redemption of all outstanding shares of Series A Convertible Preferred Stock would result in an aggregate payment of $750,000.

Representations and Warranties

      The merger agreement contains various customary representations and warranties of Sarnia relating to, among other things, (i) Sarnia’s organization, qualification and capital stock and similar corporate matters; (ii) Sarnia’s authority to enter into and perform the merger agreement, the legality, validity and enforceability thereof against Sarnia, and the non-contravention of, and lack of conflict with, the Articles of Incorporation or By-laws of Sarnia, and subject to certain exceptions, the terms of any agreement, instrument or commitment of Sarnia, or, to Sarnia’s knowledge, any provision of any statute, order, decree, proceeding, rule, or regulation applicable to Sarnia or any of its properties or assets; (iii) the accuracy and conformance with generally accepted auditing principles of the Sarnia financial information provided to Bresler; (iv) the absence of material changes in the business of Sarnia since June 30, 2001; (v) possession by Sarnia of appropriate licenses and regulatory approvals; (vi) certain tax matters; (vii) the absence of undisclosed litigation and other legal proceedings; (viii) title to material assets and property; (ix) the existence of certain contractual arrangements and Sarnia’s compliance with the terms thereof subject to certain exceptions and Sarnia’s knowledge; (x) certain employment and employee benefit plan matters; (xi) Sarnia’s right to use its intellectual property; (xii) the absence of any violations of applicable law in all material respects; (xiii) certain environmental matters; (xiv) subject to certain exceptions, the absence of undisclosed liabilities or obligations; (xv) entitlement to broker’s and finder’s fees; and (xvi) subject to certain exceptions, the validity and enforceability of claims for rent and other tenant charges shown as receivables on the balance sheet of Sarnia as of June 30, 2001.

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      The merger agreement also contains certain representations and warranties of Bresler and B&R Acquisition relating to, among other things: (i) their organization and similar corporate matters; (ii) the execution, delivery and performance of the merger agreement by Bresler and B&R Acquisition, the legality, validity and enforceability thereof against Bresler and B&R Acquisition, and the non-contravention of, and lack of conflict with, the organizational documents of Bresler and B&R Acquisition, or, subject to certain exceptions, the terms of any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to either of them or their properties; (iii) entitlement to brokers and finders fees; (iv) the necessity of seeking governmental consent; (v) the absence of undisclosed litigation and other legal proceedings that question the validity of the merger agreement or seek to prohibit the consummation of the merger; (vi) their having sufficient financial resources to consummate the merger; and (vii) except with respect to certain tax matters, their lack of knowledge that any representation or warranties given by Sarnia are untrue or incorrect.

      The representations and warranties of Sarnia described above and contained in the merger agreement survive the effective time of the merger for one year. See “THE MERGER AGREEMENT — Indemnification by Sarnia.”

Conduct of Business of Sarnia Prior to the Effective Time

      Pursuant to the merger agreement, Sarnia has agreed that, among other things, prior to the effective time of the merger, it will conduct its business in the ordinary course consistent with past practice and it will not: (i) with the exception of dividends to be paid on Sarnia’s Series A Convertible Preferred Stock as of September 1 and December 1, 2001, declare or pay any dividend or make any other distribution to Sarnia shareholders; (ii) issue any shares of common or other capital stock or any options, warrants or other rights to purchase common or other capital stock or other securities convertible or exchangeable for common or capital stock other than upon the exercise of outstanding options and the conversion of outstanding shares of Sarnia’s Series A Convertible Preferred Stock; (iii) redeem, purchase or otherwise acquire any of its common or other capital stock except as contemplated by the mandatory redemption and conversion provisions of the Series A Convertible Preferred Stock; (iv) effect a reclassification, recapitalization, split up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; (v) grant any increase in compensation to officers or salaried employees or, except as required by law, make a change in any bonus, insurance, pension or other benefit plan for any officers or employees; (vi) prepay any debt in excess of $20,000, borrow or agree to borrow any amount of funds other than a $1.5 million loan from a Bresler affiliate or directly or indirectly guarantee obligations of others or fail to pay any monetary obligation in a timely manner prior to delinquency; (vii) enter into any lease, agreement, contract or commitment requiring payment by Sarnia in excess of $50,000 or having a term in excess of three months; (viii) amend or modify any material contract in any way materially adverse to Sarnia or Bresler; (ix) place on any of its assets or properties any mortgage, pledge, charge or other encumbrance except for a deed of trust securing the loan contemplated to be made by Bresler; (x) make any loan or advance in excess of $10,000 or cancel or accelerate any material indebtedness owed to it or any claims it may possess; sell or otherwise dispose of any real property or any material amount of tangible or intangible personal property except in the ordinary course; (xi) knowingly commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment or which will have a material adverse effect on Sarnia; (xii) purchase any real or personal property or make any other capital expenditure in an amount in excess of $20,000 per expenditure; (xiii) settle with the Virginia Department of Transportation for the amount of compensation payable to Sarnia after the taking of a portion of its real property; or (xiv) amend its Articles of Incorporation or Bylaws or enter into any agreement or merge or consolidate with or sell a significant portion of its assets to any other person.

Acquisition Proposals

      From the date of the merger agreement until termination thereof, Sarnia has agreed, not to, directly or indirectly, (i) enter into any negotiations or other discussions with any other party with respect to a proposed investment, acquisition, business combination or purchase of all or any portion of the stock of assets of Sarnia; (ii) directly or indirectly solicit, encourage or initiate inquiries, offers or proposals from or participate in any discussions or negotiations with any person; or (iii) except as required by law, disclose any information not

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customarily disclosed to any person concerning the business or properties of Sarnia or afford any person access to the properties, books or records of Sarnia or otherwise assist or encourage any person in connection with any of the foregoing.

Construction of Parking Facility and Related Loan

      A portion of the land on which Versar Center is located has been condemned by the Virginia Department of Transportation in connection with the expansion of a nearby highway. The portion of land condemned includes most of the area that was used as parking for 6850 Versar Center. In connection with the negotiation of the merger agreement, Sarnia agreed to proceed with construction of a parking structure to replace the parking spaces lost. In consideration for such agreement, Bresler agreed to loan Sarnia $1,500,000 to build the parking structure as described below. This $1,500,000 loan from Bresler will not be considered a liability of Sarnia for purposes of adjustments to the promissory note as described above.

      To fund construction, B-R Holdings, Inc., an affiliate of Bresler, will enter into a loan agreement with Sarnia under which Sarnia may borrower up to $1,500,000 in the aggregate. The loan will be secured by a deed of trust on Versar Center. It is currently contemplated that interest will accrue on the principal balance of the loan at a rate of 7.99% per annum.

Conditions to Consummation of the Merger

      The respective obligations of Sarnia, Bresler and B&R Acquisition to consummate the merger are subject to the satisfaction (or waiver) at or prior to the effective time of the merger of the following conditions: (i) the approval by the shareholders of Sarnia of the merger agreement and the transactions contemplated thereby; (ii) the failure of any temporary restraining order, preliminary or permanent injunction or other order to have been entered or enforced by any court or other legal restraint or prohibition to have occurred which prevents the consummation of the merger (provided the party invoking this condition has used its reasonable best efforts to have the prohibition vacated) and (iii) the closing and effective time occurring after January 1, 2002 and on or before January 31, 2002.

      The obligation of Sarnia to consummate the merger is subject to the satisfaction (or waiver) of the following conditions: (i) Bresler and B&R Acquisition shall have performed their obligations under the merger agreement; (ii) the representations and warranties of Bresler and B&R Acquisition contained in the merger agreement shall be true and correct in all material respects; and (iii) there shall not have occurred a material adverse effect with respect to Bresler. In the event of any waiver by Sarnia of any of the conditions to it consummating the merger, Sarnia will re-solicit the approval of the shareholders of Sarnia pursuant to an amended proxy statement, to the extent such re-solicitation is required by law or deemed appropriate by Sarnia after consultation with its counsel.

      The obligations of Bresler and B&R Acquisition to consummate the merger are subject to the satisfaction (or waiver) of the following conditions: (i) the representations and warranties of Sarnia contained in the merger agreement shall be true and correct in all material respects; (ii) Sarnia shall have performed and complied in all material respects with its obligations under the merger agreement; (iii) since the date of the merger agreement, there shall have been no change, occurrence or circumstance which has, individually or in the aggregate, a material adverse effect on Sarnia; (iv) subject to certain exceptions, Sarnia shall have given all notices to and obtained all consents, approvals or authorizations from any third party or governmental agency or authority or other person necessary to complete the merger and the continued operation of Sarnia’s business thereafter; (v) holders of Sarnia preferred stock shall have either agreed to convert their shares into shares of Sarnia common stock or have agreed to the redemption of such shares; (vi) all holders of options to purchase Sarnia common stock shall have exercised their options or shall have agreed to be deemed to exercise them pursuant to the merger agreement; (vii) lessees in the Versar Center, Sarnia’s facilities, who occupy in the aggregate 90% or more of the leased space shall have signed an estoppel certificate; (viii) Versar, Inc. shall have agreed in writing to irrevocably and permanently waive its recapture right set forth in its property lease with Sarnia; (ix) the shareholders of Sarnia exercising dissenter’s rights shall not constitute more than 20% of the outstanding shares of Sarnia common stock as of the record date for the

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special meeting; and (x) Sarnia shall have received all permits and approvals necessary for construction, use and occupancy of a 291 space parking structure at the Versar Center. For purposes of these conditions, an event shall be considered to have a material adverse effect on Sarnia if it is an act, omission or circumstance of any kind that has a material and adverse effect on the assets, business, financial condition or results of operations of Sarnia in an amount equal to or greater than $500,000, net of any insurance proceeds payable as the result of the event. However, in determining whether any adverse effect has occurred, the following will not be taken into account: (a) any adverse change resulting from conditions affecting the United States economy generally; (b) any adverse change that is primarily caused by conditions affecting Sarnia’s industry sector, (c) any adverse change in the stock price or trading volume of Sarnia’s common stock, (d) any adverse change which is primarily attributable of the announcement of the merger agreement, (e) employee attrition or modification of any vendor relationship, (f) any adverse change arising out of or in any way related to any condemnation or other proceedings by the Virginia Department of Transportation or (g) matters covered by Bresler’s physical inspection of the Versar Center such as expenditures which may be required in connection with improvements or replacements of elevators, roofs, HVAC and other mechanical systems and the exterior of the buildings at Versar Center and any environmental cleanup and remediation costs.

Termination and Termination Fee

      The merger agreement may be terminated by the mutual written agreement of Sarnia and Bresler at any time prior to the closing of the merger. In addition, if there is a breach of any of the representations, warranties or agreements of Sarnia or a Sarnia material adverse effect occurs that is not cured within 10 days after notice to Sarnia, Bresler may terminate the agreement by written notice to Sarnia. If there is a breach of the representations, warranties or agreements of Bresler, the effect of which is a material adverse effect to Bresler, which breach is not cured within 10 days after notice to Bresler by Sarnia, then Sarnia may terminate the agreement by written notice to Bresler. The agreement may also be terminated by either party if the conditions to its obligation to close are not satisfied or waived and any applicable cure period has lapsed or if, after the date of the agreement, the other party becomes party to any proceeding or other regulatory enforcement action of any federal or state agency which would have a material adverse effect and such proceeding or action has not been eliminated before January 31, 2002. Further the agreement may be immediately terminated by either party if the merger has not occurred on or before January 31, 2002. Finally, in the event the directors of Sarnia determine that the merger consideration to the shareholders of Sarnia, from a financial point of view, is not fair, they may terminate the agreement by making a payment to Bresler in the amount of $100,000.

Indemnification by Sarnia

      Under the merger agreement, Sarnia’s shareholders are required to indemnify, defend and hold Bresler harmless from and against all demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses imposed upon or incurred by Bresler or B&R Acquisition and/or Sarnia by reason of or resulting from a breach by Sarnia of any representation or warranty, covenant or agreement in the merger agreement. Sarnia’s obligations to indemnify Bresler will be satisfied by the set off of the amount of the claim against the principal and interest under the promissory note. Bresler’s right to seek indemnification and to set off against the principal and interest on the promissory note is limited to costs and damages in excess of $100,000.

      To seek indemnification for damages, Bresler must give the Shareholder Representative of the Sarnia shareholders, as described below, written notice of any action commenced or assertion of any claim by a third party within 30 days thereof. The Shareholder Representative will have the right to undertake defense of such claim, action or assertion with representatives of his own choosing who are reasonably acceptable to Bresler, unless the claim is made by the federal government, any state government or any authority or agency thereof. If the Shareholder Representative does not elect to defend the action or claim, Bresler will have the right to undertake the defense, compromise or settlement of the action or claim on behalf of and for the account and risk of the Sarnia shareholders. If it is reasonably probable that an action or claim subject to indemnification may materially and adversely affect Bresler other than as a result of money damages or other money payments, Bresler will have the right to compromise or settle such claim.

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      The indemnification obligations of the Sarnia shareholders are limited by the principal amount of the promissory note and all interest accrued thereon, minus certain amounts reserved for expenses of the Shareholder Representative. Further, no claim for indemnification may be made if it is not made within one year after the effective time of the merger. Bresler is required to first seek reimbursement for costs or damages from any applicable insurance policies and is entitled to effect offset against the promissory note only if the proceeds of such policies are insufficient to cover the full amount of damages or there is no applicable insurance policy. If the Shareholder Representative requires funds to pay the costs and expenses he incurs in his role as representative, then interest accrued under the promissory note and $40,000 of principal payable thereunder will not be subject to setoff for indemnification.

      Further, if Bresler determines that it is entitled to indemnification pursuant to the merger agreement for costs or damages unrelated to a claim or action by a third party or upon resolution of a third party claim, it shall provide certification to the Shareholder Representative within one year from the effective time of the merger. If the Shareholder Representative disputes Bresler’s entitlement to indemnification, he may provide written notice within twenty business days of receipt of the indemnity certification. If such objection is not received timely, Bresler is entitled to set off the amount of the indemnification claimed against the promissory note subject to the limitations described above. If Bresler and the Shareholder Representative are unable to resolve any dispute over indemnification within 45 days after notice is first given of the dispute, the dispute must be submitted to mediation with a mediator mutually agreed to by Bresler and the Shareholder Representative. If no resolution is reached, the dispute will be submitted to binding arbitration in Washington, D.C. in accordance with the rules for commercial arbitration of the American Arbitration Association. In the case of arbitration, the decision of the arbitrators will be final and binding and judgment may be entered thereon in a court of competent jurisdiction.

      Upon the determination that Bresler is entitled to indemnification, Bresler and the Shareholder Representative will inform the Escrow Agent that an adjustment must be made to the promissory note by providing either written instructions signed by both parties or written evidence of a final and non-appealable decision of a court of competent jurisdiction. If at the point in time a payment is otherwise due under the promissory note to the Sarnia shareholders there is a dispute outstanding regarding the amount of any indemnification claim, the disputed amount will continue to be held by the Escrow Agent until final resolution of the claim.

      Pursuant to the terms of the merger agreement, the board of directors of Sarnia has designated James C. Dobbs, a shareholder of Sarnia, as the Shareholder Representative to receive notices under the merger agreement and pursue the indemnification rights described above. Mr. Dobbs is entitled to reimbursement of reasonable out-of-pocket costs and expenses, including reasonable fees and expenses of legal counsel and accountants, incurred in connection with his actions as Shareholder Representative. Such reimbursement will be made out of principal and interest under the promissory note. Mr. Dobbs will also receive compensation for serving as the Shareholder Representative at a rate not to exceed $7,500 per quarter. This compensation will be paid out of the principal and interest under the promissory note. Approval of the merger agreement will constitute acceptance of Mr. Dobbs as Shareholder Representative.

Approval Required

      Under Virginia law, the merger agreement must be approved by the affirmative vote of at least two-thirds of the outstanding common stock and at least two-thirds of the outstanding Series A Convertible Preferred Stock. See “THE SPECIAL MEETING—Voting and Record Date.”

Amendments and Waivers

      The merger agreement may not be amended except by an instrument in writing signed on behalf of the parties thereto which is approved by the boards of directors of each company. The merger agreement provides that at any time before the effective time of the merger, either Sarnia or Bresler may waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement and waive compliance by any other party with any of the agreements or conditions contained in the merger agreement or with any conditions to its own obligations.

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SELECTED FINANCIAL DATA

      The selected financial data set forth below should be read in conjunction with Sarnia’s financial statements and notes filed periodically with the Securities Exchange Commission.

		Years Ended June 30,
	Three Months Ended
	September 30, 2001	2001	2000	1999	1998	1997

	(In thousands, except per share data)

Statement of Operations related data:

Real estate rental revenue	$912	$3,626	$3,487	$3,487	$3,127	$2,911

Net income	132	585	2,206	259	149	84

Net income applicable to common stock	112	506	2,127	180	70	5

Balance Sheet related data:

Total assets	13,807	13,892	13,480	11,454	11,847	12,308

Short-term debt	408	546	527	512	495	480

Long-term debt	7,644	7,708	8,255	8,780	9,292	9,787

Total debt	8,119	8,254	8,782	9,292	9,787	10,267

Total stockholders’ equity (deficit)	2,203	2,091	1,585	(542)	(722)	(792)

Earnings per share information:

Net income per share applicable to common stock — diluted	$0.02	$0.11	$0.45	$0.04	$0.02	$—

Weighted average number of shares outstanding — diluted	4,690	4,678	4,681	4,665	4,664	4,603

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MARKET PRICE DATA AND RELATED MATTERS

      Sarnia’s common stock is traded on the over-the-counter market. There is no established public trading market for the common stock and trades in the stock are sporadic. The quarterly high and low actual trade prices quoted by the National Association of Securities Dealers, Inc. reflecting inter-dealer prices without adjustments for mark-ups, mark-downs, or commissions during fiscal years 2001 and 2000 are presented below.

Fiscal Year	High	Low

2001 4th Quarter	$0.6200	$0.5200

3rd Quarter	0.6875	0.5500

2nd Quarter	0.6875	0.5700

1st Quarter	0.7500	0.5700

2000 4th Quarter	0.6500	0.5800

3rd Quarter	0.6875	0.6000

2nd Quarter	0.6875	0.5700

1st Quarter	0.6875	0.4800

      The high and low bid quotations of the common stock on the last day of trading prior to the announcement of the merger were $0.69 and $0.69, respectively. As of June 30, 2001 there were approximately 699 holders of record of Sarnia’s common stock.

Dividend Policy

      Sarnia has never paid cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. It is the current policy of the Board to retain all future earnings, if any, to fund the development and growth of Sarnia’s business. In addition, Sarnia’s financing agreement with its lender prohibits the payment of dividends.

ADDITIONAL INFORMATION ABOUT SARNIA

Sarnia’s Business

     General.

      Sarnia is the owner and operator of commercial real estate. Its sole asset is an office park of approximately 15.76 acres located in Springfield, Virginia known as Versar Center. Sarnia was incorporated in Virginia on November 22, 1982 (under the name of Versar Virginia, Inc.) to acquire property for its then parent corporation, Versar, Inc. (Versar), in order to own, develop and manage the Versar Center complex. On June 30, 1994, Versar spun-off Sarnia to Versar’s shareholders on the basis of one share of Sarnia common stock for every outstanding share of Versar common stock. Sarnia’s common stock is now publicly traded on the over-the-counter market.

      Versar Center consists of two four-story office buildings: the 6850 Building (approximately 108,000 square feet) which was constructed in 1982, and the 6800 Building (approximately 110,000 square feet) which was constructed in 1986. Since 1996, the interior of the 6850 Building has been extensively reconditioned and upgraded. At the end of June 2001, the 6850 Building was 95% leased and the 6800 Building was 97% leased. Versar and National Capital Preferred Provider Organization, Inc. (NCPPO) are the major tenants leasing approximately 82% of the 6850 Building and have leases which terminate in May 2009 and July 2005, respectively. Five major tenants, Cornet, C-Cubed Corporation, Chenanga Technology Services Corporation, the General Services Administration (GSA) and Science Applications International Corporation (SAIC) lease approximately 80% of the 6800 Building and have leases which terminate between February 2004 and June 2006.

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      Sarnia believes that the relatively stable employment base provided by the federal government, supplemented by robust technical business growth in the region, makes Versar Center an attractive real estate investment. Because of the presence of the Federal government and the growth of technical business, the area has attracted a high percentage of professional workers which provide the region with a private sector labor force base particularly suited to an increasingly service-oriented national economy.

      The Washington, D.C. metropolitan area has had the sixth highest employment base in the nation. Population and employment growth in this metropolitan area have historically moved outward from the District of Columbia, first to the immediate suburbs, and then to the adjacent counties, with Montgomery County in Maryland and Fairfax County in Virginia absorbing most of the growth.

      Fairfax County, in which Versar Center is located, has experienced growth in terms of residential, commercial and industrial development. In the past four years, the regional economy, especially in Northern Virginia and Fairfax County has become robust. That growth, combined with the past lack of new buildings under construction, had led to an increase in occupancy and generally higher rentals for vacant or renewed office space. Recently, new construction has increased in the area. This construction coupled with the slow down in growth of technology companies has resulted in considerately softening of the local real estate rental market in the past few months.

      Versar Center competes for tenants with other properties throughout Springfield and central Fairfax County. Competition for tenants is based on location and rent charged. The success of Sarnia depends on, among other factors, the trends of the economy in the Washington, D.C. metropolitan area, government spending and the ability of Sarnia to keep Versar Center leased at profitable levels while controlling operating costs.

      Sarnia’s staff perform the actual day-to-day management functions of Versar Center, including maintenance of the property and equipment, tenant build-outs and other facilities management functions.

Operating Data

      The occupancy rate for the 6850 Building for fiscal years 2001 through 1997 was 95%, 98%, 98%, 98% and 98%, respectively. The occupancy rate for the 6800 Building for fiscal years 2001 through 1997 was 97%, 88%, 89%, 100% and 97%, respectively.

      The principal tenants in the 6850 Building and the 6800 Building are as follows: environmental consultants, government agencies, government contractors, computer software assembly firm, health care provider organization and various other service businesses. Versar and NCPPO are the only tenants which occupy more than 10% of the total rentable space in the 6850 Building. Versar’s principal business is environmental engineering and consulting, and NCPPO is a national health care services provider. Cornet, C-Cubed Corporation, Chenanga Technology Services Corporation and GSA each occupy more than 10% of the rentable space in the 6800 Building. The loss of any of these tenants, if not replaced on substantially similar terms, would have an adverse effect on Sarnia’s results of operations and financial condition.

      Versar has lease agreements with Sarnia for 68,414 square feet of office space in the 6850 Building, and 520 square feet of storage space in the 6800 Building, at an aggregate annual rent of approximately $1,124,000. Both leases expire on May 31, 2009. The lease on the 6850 Building has an annual 2% escalation in rent costs. The lease on the 6800 Building is subject to 2% annual rent escalation. There are no renewal options in the leases.

      With respect to the 6850 Building, the average effective annual rental per square foot was $15.18, $15.36, $15.18, $14.60 and $14.02 for fiscal years 2001, 2000, 1999, 1998 and 1997, respectively. With respect to the 6800 Building, the average effective annual rental per square foot was $14.68, $13.35, $13.04, $13.13 and $12.60 for fiscal years 2001, 2000, 1999, 1998 and 1997, respectively. In addition, the average net rental rates per square foot for both buildings were $8.90, $8.49, $7.98, $7.40 and $7.01 for fiscal years 2001, 2000, 1999, 1998 and 1997, respectively. The net rental rates per square foot for Versar alone, as a significant tenant, were $8.81, $8.00, $8.43, $7.85 and $7.83 for fiscal years 2001, 2000, 1999, 1998 and 1997, respectively. The average effective annual rental per square foot is derived using annual rental income divided by occupied square feet.

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The net rental rate represents the difference between income per square foot and operating expense per square foot.

      The following table sets forth the schedule of the lease expirations for each of the eight years commencing with calendar year 2002:

		Total		Percent of Gross
	Number of Tenants	Square Feet	Annual Rent	Rent
	Whose Leases Will	Covered by	Represented	Represented by
Year	Expire	Leases	by Leases	Leases

2002	1	1,375	$23,500	0.8%
2003	1	1,401	$18,000	0.6%
2004	6	38,517	$642,000	20.7%
2005	4	75,395	$1,031,000	33.3%
2006	2	17,153	$168,000	5.4%
2007		—	—	—
2008		—	—	—
2009	3	74,134	$1,216,000	39.2%

      The following table sets forth information with respect to the 6850 Building and the 6800 Building regarding tax depreciation:

	Original
	Cost	Rate	Method	Life

6850 Building	6,072,575	6.70%	Straight-line	15
Capitalized Interest(6850 Building)	750,179		Fully depreciated
Land	559,710		Land is nondepreciable
Leaseholds to 6850 Building	657,408	3.17%	Straight-line	31.5/39
6800 Building	8,325,674	5.26%	ACRS	19
Capitalized Interest (6800 Building)	584,179	10.00%	Straight-line	10
Leaseholds to 6800 Building	1,087,278	3.17%	Straight-line	31.5/39
Equipment	40,982	8.93%	Double declining balance	7
Security System to 6850 Building	53,002	5.26%	Straight-line	19
Security System to 6800 Building	51,520	5.26%	Straight-line	19

      The real property tax rate is $1.23 per $100 of assessed value. Annual real property taxes for 2001 were approximately $104,000 and $120,000 for the 6850 Building and the 6800 Building, respectively.

VDOT Condemnation

      In the third quarter of fiscal year 2000, Sarnia received an offer from the Virginia Department of Transportation (VDOT) of approximately $2,300,000 for approximately 2.54 acres of Sarnia’s property and easements. After thorough review of the proposal and advice of retained experts, Sarnia rejected the VDOT offer. As a matter of law, VDOT took legal possession of the property under eminent domain. However, Sarnia has not agreed to the damage assessed by VDOT and Sarnia is seeking additional compensation through negotiation with VDOT. If unsuccessful, Sarnia will commence litigation to receive fair compensation.

      Sarnia recorded a gain on the condemnation of property of approximately $2,196,000 during fiscal year 2000. The use of the current proceeds of $2,501,000 from the condemnation (including interest accrued thereon) is restricted by the first mortgage with I.D.S. Life Insurance Company (IDS) for the purpose of correcting damage caused by the VDOT condemnation. Sarnia will be required to build a new parking garage and access road to the 6800 building. Sarnia currently estimates that it will cost approximately $4,000,000 to complete the project. Sarnia has entered into a design/build contract with Versar Global Solutions, Inc. to design and construct the parking garage. Sarnia is seeking additional compensation from VDOT for the shortfall, as discussed above, and is also seeking alternate financing sources in the event Sarnia is not successful with VDOT or if the commencement of the construction is prior to settlement with VDOT.

32

Competition

      Sarnia competes with other Class B office buildings in the Springfield, Virginia area and other similar buildings in the surrounding portion of Northern Virginia. While there has been substantial construction of office space in certain areas of Northern Virginia in recent years, little new office space has been constructed in the Springfield, Virginia area. Competition is based primarily on price, location and amenities offered.

Employees

      At June 30, 2001, Sarnia had approximately four full time and two part-time employees. None of Sarnia’s employees is represented by a labor union. Sarnia considers its employee relations to be satisfactory.

Properties

      Versar Center is located at the east end of the 6900 block of Hechinger Drive in Springfield, Virginia, one-half mile northwest of the intersection of the Capital Beltway (I-495) and Shirley Highway (I-395). The 6800 Building and the 6850 Building, the two four-story office buildings in Versar Center, are located on a property encompassing 15.76 acres. The 6850 Building has approximately 108,000 rentable square feet, and the 6800 Building has approximately 110,000 rentable square feet. The property site is just inside the Capital Beltway, approximately 14.5 miles southwest of downtown Washington, D.C.

      Springfield is a major retail center with the Springfield Regional Mall, Springfield Plaza Shopping Center and other retail properties located within its boundaries. Major industrial parks are found on both sides of Shirley Highway inside the Capital Beltway. Springfield is generally considered a Class B office location.

      Versar Center is located in an I-5 zoning district, which is defined as a general industrial district; its permitted uses include the existing office use. Under existing zoning regulations, Sarnia could construct approximately 111,000 square feet of additional office space by right and up to an additional 258,000 square feet of office space by special exception.

      The 6800 Building and the 6850 Building are secured by a first deed of trust in favor of I.D.S. Life Insurance Company (IDS).

Legal Proceedings

      Sarnia is not a party to any pending litigation or administrative proceedings, other than the VDOT condemnation described elsewhere in this proxy statement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Based solely upon information made available to Sarnia, the following table sets forth the number of shares of common stock owned as of October 1, 2001 by (i) each director of Sarnia; (ii) each executive officer of Sarnia, and (iii) owner of more than five percent of Sarnia’s outstanding common stock.

	Shares or Common Stock
	Beneficially Owned
	as of
Individual or Group(1)	October 1, 2001 (2)

	Class and Number		Percent

Michael Markels, Jr. (3)	Common	777,728	16.9%
	Preferred	0	0%

Gerald T. Halpin (4)	Common	648,250	12.5%
	Preferred	10,000	33.3%

Thomas Hotz (5)	Common	50,500	1.1%
	Preferred	0	0

Benjamin M. Rawls (6)	Common	301,537	6.3%
	Preferred	3,000	10.0%

Charles I. Judkins, Jr. (7)	Common	325,514	6.8%
	Preferred	3,000	10.0%

William G. Denbo (8)	Common	48,738	1.1%
	Preferred	0	0

James N. Schwarz (9)	Common	25,000	*
	Preferred	0	0

Robert L. Durfee (10)	Common	834,374	17.5%
	Preferred	3,000	10.0%

All directors and executive officers as a group (9 persons)	Common	2,177,217	36.3%
	Preferred	16,000	63.3%

Versar Inc. Employee Savings and Stock Ownership Plan (11)	Common	271,857	5.9%
	Preferred	0	0

*	Less than 1%

(1)	The address for each holder of 5% or more of Sarnia’s outstanding common stock is 6850 Versar Center, Springfield, Virginia, 22151 unless otherwise noted.

(2)	For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of October 1, 2001.

(3)	Includes 331,500 shares owned by adult children of Dr. Markels as to which he shares voting and investment power and 25,000 shares which Dr. Markels has the right to acquire upon the exercise of options. Dr. Markels is a Trustee of the Versar Employee Savings and Stock Ownership Plan (the “ESSOP”) and as such he has shared voting and investment power over 271,857 shares, none of which are included in the above table. Dr. Markels disclaims beneficial ownership of the shares held by the Versar ESSOP.

(4)	Mr. Halpin’s address is 1600 Anderson Road, McClain, Virginia 22102. Includes 625,000 shares Mr. Halpin has the right to acquire upon conversion of shares of Sarnia’s preferred stock. These shares

34

are held in the name of the Pine Associates and the Granite Group, for which Mr. Halpin is a 10% owner and managing general partner and has the power to vote and dispose of these securities.

(5)	Includes 25,000 shares which Mr. Hotz has the right to acquire upon the exercise of options.

(6)	Includes 50,000 shares Mr. Rawls has the right to acquire upon the exercise of options and 187,500 shares Mr. Rawls has the right to acquire upon the conversion of shares of Sarnia’s preferred stock. Mr. Rawls is a Trustee of the Versar ESSOP and as such he has shared voting and investment power over 271,857 shares, none of which are included in the above table. Mr. Rawls disclaims beneficial ownership of the shares held by the Versar ESSOP.

(7)	Includes 50,000 shares Mr. Judkins has the right to acquire upon the exercise of options and 187,500 shares Mr. Judkins has the right to acquire upon the conversion of shares of Sarnia’s preferred stock.

(8)	Includes 45,000 shares Mr. Denbo has the right to acquire upon the exercise of options.

(9)	Includes 25,000 shares Mr. Schwarz has the right to acquire upon the exercise of options.

(10)	Includes 34,000 shares owned by the adult children of Dr. Durfee as to which he has voting and investment power and 187,500 shares Dr. Durfee has the right to acquire upon conversion of shares of preferred stock.

(11)	The common stock held by the Versar ESSOP is allocated to individual ESSOP participants’ accounts and is voted by the trustees. The ESSOP trustees have investment power over all shares of common stock held by the ESSOP. The ESSOP trustees are Michael Markels, Jr., Benjamin M. Rawls and James C. Dobbs. Each disclaims beneficial ownership of the common stock held by the ESSOP. The information with respect to shares of common stock held by the ESSOP is based upon filings with the Securities and Exchange Commission and as reported by Sarnia’s stock transfer agent.

OTHER MATTERS

      As of the date of this proxy statement, the Sarnia Board is not aware of any matters to be presented at the special meeting other than those described in the proxy statement. If other matters should properly come before this special meeting or any adjournment or postponements thereof to be voted upon, the enclosed proxies will deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named in the proxies intend to vote or not to vote in accordance with the recommendations of the Sarnia Board.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
IF MERGER IS NOT COMPLETED

      Sarnia will only hold an annual meeting in the year 2002 if the Merger has not already been completed. If an annual meeting is held, Shareholders are hereby advised that any proposals regarding matters which any shareholder desires to present at the next annual meeting of the shareholders are to be received by Sarnia at Sarnia’s principal executive offices for inclusion in Sarnia’s proxy statement and form of proxy relating to such annual meeting by           , 2002. Proxies may confer discretionary authority to vote on any matter for which we receive notice after           , 2002, without the matter being described in the proxy statement for the 2002 annual meeting. These requirements are only applicable if the merger is not approved by the shareholders.

AVAILABLE INFORMATION

      Sarnia files reports, proxy statements and other information with the SEC. You may read and copy any report, proxy statement or other information Sarnia files with the SEC at the Public Reference Room at 455th Street, N.W., Washington, D.C. 20549 and at the SEC’s Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Sarnia files electronic versions of these documents on the SEC’s Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The SEC maintains a website at http:www.sec.gov that contains reports, proxy statements and other information filed with the SEC.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
SARNIA CORPORATION (“Sarnia”)
and
BRESLER & REINER, INC. (“Parent”)
and
B & R ACQUISITION, INC. (“Acquisition Co.”)

October 5, 2001

i

Article and Section			Page

	7.05	Financial Information	19

	7.06	Absence of Material Changes	20

	7.07	Licenses; Regulatory Approvals	20

	7.08	Tax Matters	20

	7.09	Litigation; Claims	21

	7.10	Properties; Contracts; Leases and Other Agreements; Bank Accounts	21

	7.11	Employee Matters; Benefit Plans; ERISA	23

	7.12	Title to and Condition of Properties	24

	7.13	Intellectual Property	25

	7.14	Insurance	25

	7.15	Relationships	25

	7.16	Compliance with Laws	26

	7.17	Environmental Matters	26

	7.18	No Undisclosed Liabilities or Obligations	26

	7.19	Brokerage	27

	7.20	Distributions	27

	7.21	Related Party Transactions	27

	7.22	Receivables	27

	7.23	Statements and Disclosures True and Correct	27

8.	REPRESENTATIONS AND WARRANTIES OF PARENT		27

	8.01	Organization	38

	8.02	Authorization; No Violations of Laws or Agreements	27

	8.03	Brokerage	27

	8.04	Governmental Consents	28

	8.05	Litigation; Claims	28

	8.06	Sufficient Funds	28

	8.07	Non-Contravention	28

	8.08	No Knowledge	28

9.	REPRESENTATIONS AND WARRANTIES OF ACQUISITION CO		28

	9.01	Organization and Qualification	28

	9.02	Capitalization	28

	9.03	Authority Relative to Agreement	29

	9.04	Non-Contravention	29

	9.05	Governmental Consents	29

	9.06	No Knowledge	29

	9.07	Other Matters	29

10.	ADDITIONAL UNDERTAKING SUBSEQUENT TO CLOSING		29

	10.01	Tax Returns	29

	10.02	Further Assurances	29

	10.03	Other Documents and Actions	30

	10.04	Books and Records	30

	10.05	Director and Officer Indemnification	30

11.	INDEMNIFICATION		30

	11.01	Sarnia Indemnity	30

	11.02	Conditions of Indemnification for Third Party Claims	30

	11.03	Limitations on Indemnity	31

	11.04	Payment of Indemnification Claims	31

	11.05	Arbitration	32

Index to Disclosure Schedules

3.03(b)	Payment to Shareholders
5.08	Long-Term Debt
6.02(g)	Filings and Notices to be Made to Governmental Entities
7.01(b)	Qualifications to do Business
7.01(c)	Directors; Officers; Articles; ByLaws
7.01(d)	Shareholders
7.01(g)	Options, etc.
7.02	Trade Names and Fictitious Names
7.03(b)	Required Consents
7.03(c)	Material Breaches or Defaults
7.04	Subsidiaries
7.05(a)	Financial Statements
7.06	Material Adverse Changes
7.07	Licenses
7.08	Tax Returns
7.09	Legal Proceedings
7.10(b)	Personal Property Leases
7.10(c)	Debt
7.10(d)	Agreements to Acquire Assets/ Stock
7.10(e)	Other Contracts
7.10(f)	Survival of Contracts
7.10(g)	Defaults
7.10(h)	Bank Accounts
7.10(i)	Rent Rolls
7.10(j)	Defaults; Changes in Contracts
7.11(a)	Collective Bargaining Agreements
7.11(b)	Employee Matters
7.11(c)	Employment Agreements
7.11(d)	Benefit Plans
7.11(f)	Benefit Liabilities
7.11(n)	Reports; Summary Plan Description
7.12(a)	Encumbrances upon Assets
7.12(b)	Condition of Equipment
7.12(c)	Condition of Real Estate
7.13(a)	Intellectual Property
7.13(b)	Obligations — Intellectual Property
7.13(c)	Confidentiality Agreements
7.14	Insurance
7.15(b)	Complaints
7.16(a)	No Notice of Violation
7.17(a)	Environmental Claims
7.17(b)	Environmental Violations
7.18(c)	Undisclosed Liabilities
7.19	Brokerage Arrangements
7.20	Distributions
7.21	Related Party Transactions
7.22	Receivables
8.03	Brokerage Arrangements
8.05	Legal Proceedings
8.06	Parent Sufficient Funds
9.05	Consents

Index to Exhibits

1(bj)	Legal Description of Versar Center
2.04	Amended and Restated Articles of Incorporation of Sarnia
3.02	Form of Promissory Note
3.02(b)	Form of Escrow Agreement
3.03(a)	Form of Exchange Agent Agreement
3.09	Form of Parent’s Counsel’s Opnion
3.09(c)	Form of Sarnia’s Counsel’s Opinion
3.09(c)(xi)	Form of Tenant Estopple Certificate
(ar)	Plan of Merger

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), is made as of the 5th day of October, 2001, by and among SARNIA CORPORATION, a Virginia corporation (“Sarnia”), B & R ACQUISITION, INC., a Virginia corporation (“Acquisition Co.”), and BRESLER & REINER, INC., a Delaware corporation (“Parent”). Sarnia and Acquisition Co. are hereinafter sometimes referred to as the “Constituent Corporations” and Sarnia is hereunder sometimes referred to as the “Surviving Corporation”.

WITNESSETH:

      WHEREAS, Sarnia is engaged in the business of owning and managing the Versar Center (the “Business”); and

      WHEREAS, Parent, Acquisition Co. and Sarnia desire that Acquisition Co. merge with and into Sarnia (the “Merger”), upon the terms and subject to the conditions set forth herein and in accordance with the Virginia Stock Corporation Act, VA Code sections 13.1-601 through 13.1-781 (the “Virginia Stock Corporation Act”) with the result that the Surviving Corporation shall continue as the surviving corporation and the separate existence of Acquisition Co. (except as it may be continued by operation of law) shall cease; and

      WHEREAS, Parent, Acquisition Co. and Sarnia desire that at the Effective Time (as hereinafter defined) all outstanding shares of the capital stock of Sarnia excluding Dissenting Shares (as hereinafter defined) shall be converted into the right to receive the Merger Consideration (as hereinafter defined), as hereinafter provided; and

      WHEREAS, Parent, Acquisition Co. and Sarnia desire that, immediately after the Effective Time and solely as a result of the Merger, Parent will own all the issued and outstanding shares of the capital stock of Sarnia; and

      WHEREAS, the respective Boards of Directors of Parent, Acquisition Co. and Sarnia have approved the Merger.

      NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

      1.  DEFINITIONS. The following terms shall have the meanings set forth below when capitalized herein:

      (a)  “Automatic Termination Date” shall have the meaning attributed to it in Section 4.06 of this Agreement.

      (b)  “Benefit Liability” shall mean any liability or obligation of Sarnia: (i) that is an accrued but unpaid monetary obligation to make a contribution under any Benefit Plan (other than any amount payable or other consideration that is due to any employee as an incentive or inducement to enter into an employment agreement with Surviving Corporation pursuant hereto); (ii) for accrued vacation pay or accrued sick pay; (iii) for accrued employee wages payable in the ordinary course of business and payroll taxes with respect thereto; (iv) that is due and owing to independent contractors; or (v) for other employee fringe benefits, including without limitation insurance programs (including COBRA obligations), expense reimbursement obligations, continuing education stipends and automobile allowances.

      (c)  “Benefit Plans” shall mean any profit sharing, group insurance, medical and/or hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus or stock purchase plan, or collective bargaining agreements, contracts or other arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Sarnia or any other employee welfare or benefit agreements, plans or arrangements, as defined in Section 3(3) of ERISA, any plan created in accordance with Section 125 of the Code, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs, established for the benefit of Sarnia’s former or current officers, directors or employees including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or agreement.

      (d)  “Books and Records” shall mean: (i) the minute books containing the minutes of all meetings and written consents of the shareholders and directors (and all committees thereof), shareholder register, stock certificate book and corporate seal of Sarnia and (ii) all books and records of Sarnia for the period prior to the Closing Date, including leases, contracts, agreements, insurance policies, reports, plans, projections and tax, financial and accounting books and records.

      (e)  “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.

      (f)  “Cash Consideration” shall have the meaning attributed to it in Section 3.01(a)(i) of this Agreement.

      (g)  “Claims” shall have the meaning attributed to it in Section 7.09 of this Agreement.

      (h)  “Closing” shall mean the satisfaction of the conditions set forth in Article 6 and deliveries set forth in Section 3.09 and “Closing Date” shall mean the day on which the parties declare the Closing to have occurred

      (i)  “Closing Balance Sheet” shall have the meaning attributed to it in Section 3.01(a)(iii).

      (j)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

      (k)  “Damages” shall have the meaning attributed to it in Section 11.01 of this Agreement.

      (l)  “Default” shall have the meaning attributed to it in Section 7.10(j) of this Agreement.

      (m)  “Disclosure Documents” shall mean all agreements and documents referred to in any of the Disclosure Schedules, together with all other agreements and documents disclosed by Sarnia to Parent during Parent’s due diligence investigation conducted prior to the Closing Date, all as made available to Parent at its request.

      (n)  “Disclosure Schedules” shall mean the Disclosure Schedules attached to this Agreement, as supplemented as provided herein.

      (o)  “Disputed Amount” shall have the meaning attributed to it in Section 11.04(d) of this Agreement.

      (p)  “Dissenting Share” shall have the meaning attributed to it in Section 3.06 of this Agreement.

      (q)  “Encumbrance” shall mean a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of preemption, third party right or interest or other encumbrance or security interest of any kind or similar right or any other matter affecting title.

      (r)  “Effective Time” shall mean the time of issuance by the clerk of the State Corporation Commission of the Commonwealth of Virginia of a certificate of merger with respect to the Merger or such other time as may be specified in the articles of merger referred to in Section 2.03 hereto.

      (s)  “Environmental Claim” shall mean any claim, action, cause of action, investigation known by Sarnia or written notice by any Person alleging potential liability (including without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from: (i) the presence, or release of Hazardous Substances at the Versar Center; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      (t)  “Environmental Laws” shall mean all applicable local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Sarnia have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Responses, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Occupational Safety and Health Act, all as amended and in effect at the relevant time

      (u)  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

      (v)  “ERISA Affiliate” shall mean Versar, Inc. or any trade or business (whether or not incorporated) which, together with such Persons, would be treated as a single employer under Title IV of ERISA or Section 414 of the Internal Revenue Code.

      (w)  “Escrow Agent” shall mean such financial institution reasonably acceptable to Sarnia as shall be designated by Parent prior to the Closing.

      (x)  “Exchange Agent” shall have the meaning attributed to it in Section 3.03(a) of this Agreement.

      (y)  “Financial Statements” shall mean the audited balance sheets of Sarnia as of June 30, 2000 and June 30, 2001, and the related statements of operations, shareholders’ equity and cash flows for the year ended June 30, 2000 and June 30, 2001, certified by Arthur Andersen, LLP (“AA”), the independent certified public accountants retained by Sarnia.

      (z)  “GAAP” shall mean, at any particular time, generally accepted accounting principles as then in effect.

      (aa)  “Hazardous Substances” shall mean any toxic or hazardous waste, pollutants or substances, including, without limitation, medical or infectious wastes, asbestos containing materials or substances, any substance defined or listed as a “hazardous substance,” “toxic substance,” “toxic pollutant,” or similarly identified substances or mixture, in or pursuant to any Environmental Law.

      (ab)  “Indemnity Amount” shall have the meaning attributed to it in Section 3.03(c) of this Agreement.

      (ac)  “Indemnity Certificate” shall have the meaning attributed to it in Section 11.04(a) of this Agreement.

      (ad)  “Information/ Proxy Statement” shall have the meaning attributed to it in Section 5.11 of this Agreement.

      (ae)  “Intellectual Property” shall mean: (i) any copyright, trademark, trade name, service mark, service name, logo, corporate name, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable); (ii) any other intellectual property right and any computer program, software, database or data right); (iii) any rights under licenses (including without limitation license(s) to use specific telephone numbers) relating to any of the foregoing, owned or used by Sarnia; and (iv) any goodwill associated with any of the foregoing. Intellectual Property shall include without limitation those items set forth on Disclosure Schedule 7.13(a).

      (af)  “Knowledge” or “Knowledge of Sarnia” shall mean the actual Knowledge (i.e. conscious awareness of facts or other information), based upon reasonable investigation undertaken as the result of the transactions contemplated by this Agreement, of James C. Dobbs, Larry Sinnott, Charles I. Judkins, Jr., William G. Denbo and Pamela J. John as of the date hereof, and such knowledge does not include constructive knowledge or any information that might have been gained upon further investigation.

      (ag)  “Law” shall have the meaning attributed to it in Section 7.16(a) of this Agreement.

      (ah)  “Legal Proceeding” shall have the meaning attributed to it in Section 7.09(a) of this Agreement.

      (ai)  “Long-Term Debt” shall have the meaning attributed to it in Section 5.08(a) of this Agreement.

      (aj)  “Merger Consideration” shall have the meaning attributed to it in Section 3.01(a) of this Agreement.

      (ak)  “Merger Unit” shall have the meaning attributed to it in Section 3.01(b)(i) of this Agreement.

      (al)  “Note Consideration” shall have the meaning attributed to it in Section 3.01(a)(ii) of this Agreement.

      (am)  “Options” shall have the meaning attributed to it in Section 3.04 of this Agreement.

      (an)  “Parent Material Adverse Effect” shall mean a material adverse effect on the financial condition, operating results or business of Parent and its subsidiaries.

      (ao)  “Per Share Cash Consideration” shall have the meaning attributed to it in Section 3.01(b)(ii) of this Agreement.

      (ap)  “Per Share Note Consideration” shall have the meaning attributed to it in Section 3.01(b)(iii) of this Agreement.

      (aq)  “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock company or other similar organization, government or any political subdivision thereof, or any other legal entity.

      (ar)  “Plan of Merger” shall mean the Plan of Merger hereto as Exhibit (ar).

      (as)  “Promissory Note” shall mean the promissory note secured by a letter of credit in the form of Exhibit 3.02.

      (at)  “Receivables” shall mean the rents receivable, trade receivables, notes receivable and other receivables arising out of or related to the operations of Sarnia as of: (i) June 30, 2001, determined in accordance with GAAP and set forth on Disclosure Schedule 7.23.

      (au)  “Related Party” shall have the meaning attributed to it in Section 7.21 of this Agreement.

      (av)  “Reserves” shall mean those reserves for bad debts, self-insured risks, risk management, replacements, repairs and unspecified uninsured liabilities, established and maintained by Sarnia and reflected in the Financial Statements. However, the definition of Reserves shall not include any reserves related to, or reserved in anticipation of, any condemnation proceedings by VDOT, or the costs and expenses of constructing a parking structure in the Versar Center

      (aw)  “Sarnia Common Stock” shall have the meaning attributed to it in Section 3.02(a) of this Agreement.

      (ax)  “Sarnia Liabilities” shall mean the liabilities shown on the Sarnia June 30, 2001 balance sheet included in the Financial Statements or on the Closing Balance Sheet, as applicable, except the liability for Deferred income taxes but only to the extent that such deferred income tax liability will not result in a future payment or loss of a tax benefit by Sarnia, Acquisition Corp. or Parent after the Effective Time solely as a result of the Merger. Sarnia Liabilities shall not include any amount due under the promissory note and related loan documents pertaining to the anticipated $1,500,000 loan from a subsidiary of Parent to Sarnia nor any liability with respect to the design and construction of a new parking structure in the Versar Center.

      (ay)  “Sarnia Material Adverse Effect” shall mean an act, omission or a circumstance of any kind whatsoever, individually or in the aggregate, that has a material and adverse effect on the assets, business, financial condition or results of operations of Sarnia in an amount equal to or greater than $500,000, net of any insurance proceeds payable to Sarnia as a result of any event giving rise to a claim under applicable insurance policies; provided, however that the following shall not be taken into account in determining whether there has been or would been Sarnia Material Adverse Effect (i) any adverse change resulting from conditions affecting the United States economy that is material to the business of Sarnia, (ii) any adverse change that is primarily caused by conditions affecting Sarnia’s industry sector, (iii) any adverse change in the stock price or trading volume of Sarnia’s capital stock, (iv) any adverse change which is primarily attributable to the announcement of this Agreement and the transactions contemplated hereby, (v) employee attrition or modification of any vendor relationships, (vi) any adverse change arising out of any way related to any condemnation or other proceedings by the VDOT, or (vii) matters covered by Parent and Acquisition Co.’s physical inspection of Versar Center such as expenditures which may be required in connection with improvements or replacements of elevators, roofs, HVAC and other mechanical systems and the exterior of the buildings at Versar Center and any environmental cleanup and remediation costs.

      (az)  “Sarnia Preferred Stock” shall have the meaning attributed to it in Section 3.01(a)(i) of this Agreement.

      (ba)  “Sarnia Stock Option Plan” shall have the meaning attributed to it in Section 3.04 of this Agreement.

      (bb)  “Shareholders” shall mean the shareholders of Sarnia immediately prior to the Effective Time.

      (bc)  “Shareholders’ Notice” shall have the meaning attributed to it in Section 11.04(b) of this Agreement.

      (bd)  “Shareholders’ Notice Period” shall have the meaning attributed to it in Section 11.04(b) of this Agreement.

      (be)  “Shareholder Representative” shall mean the person who shall have been so designated by the Shareholders.

      (bf)  “Shares” shall mean all of the outstanding capital stock of Sarnia described in Section 7.01(d) and set forth on Disclosure Schedule 7.01(d).

      (bg)  “Taxes” shall have the meaning attributed to it in Section 7.10(a) of this Agreement.

      (bh)  “Undisputed Payment” shall have the meaning attributed to it in Section 11.04(b) of this Agreement.

      (bi)  “VDOT” shall mean the Virginia Department of Transportation.

      (bj)  “Versar Center” shall mean the ground and buildings in Springfield, Virginia, located within the I395 and I495 Washington Beltway interchange, the legal description of which is set forth on Exhibit 1(bi).

      2.  THE MERGER.

      2.01  The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the Virginia Stock Corporation Act, Acquisition Co. shall be merged with and into Sarnia, the separate existence of Acquisition Co. (except as it may be continued by operation of law) shall cease, and Sarnia shall continue as the Surviving Corporation under the corporate name of “Sarnia Corporation” (“Merger”).

      2.02  Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to, and assume all the rights and obligations of, Sarnia and Acquisition Co. in accordance with the Virginia Stock Corporation Act and the Merger shall otherwise have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act.

      2.03  Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the State Corporation Commission of the Commonwealth of Virginia properly executed articles of merger in accordance with the Virginia Stock Corporation Act. The Merger shall become effective at the Effective Time.

      2.04  Charter, Bylaws, Directors and Officers. The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of Sarnia as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and as provided by the Virginia Stock Corporation Act, except that, at the Effective Time, the Articles shall be amended and restated as set forth on Exhibit 2.04. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of Acquisition Co. as in effect immediately prior to the Effective Time, (which shall include an appropriate director and officer indemnity provision in accordance with applicable Virginia corporate law) continuing until thereafter amended in accordance with the provisions thereof and the Articles of Incorporation of the Surviving Corporation and as provided by the Virginia Stock Corporation Act, provided, however any such amendment adopted within five (5) years of the Effective Date shall not result in the removal or material change to the director and officer indemnity provision. The initial directors and officers of the Surviving Corporation shall be the directors and officers, respectively, of Acquisition Co. immediately prior to the Effective Time, in each case until their removal or until their respective successors are duly elected and qualified.

      2.05  Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper: (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Sarnia or Acquisition Co.; or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Sarnia or Acquisition Co. all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of either Sarnia or Acquisition Co. all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Sarnia or Acquisition Co. and otherwise to carry out the purposes of this Agreement.

      3.  CONVERSION OF SHARES.

      3.01  Merger Consideration, Cash Consideration and Note Consideration.

(a) “Merger Consideration” shall be the sum of the following:

(i) Nineteen Million Dollars ($19,000,000), less the sum of: (i) the Sarnia Liabilities (ii) and the amount, if any, necessary to redeem all of the outstanding shares of Sarnia Series A Convertible Preferred Stock, $25.00 par value (the “Sarnia Preferred Stock”), which have not been converted into Sarnia Common Stock pursuant to Section 5.09 (“Cash Consideration”); and

(ii) One Million Dollars ($1,000,000) (the face amount of the Promissory Note) (“Note Consideration”). The principal amount of the Promissory Note, subject to the adjustments and set-offs described herein, shall be paid as follows: (a) forty thousand dollars ($40,000) within five (5) business days after the date of Closing and the balance (less any Disputed Amount as described in paragraph 11.04(d)) shall be paid on the first anniversary of the date of Closing.

(iii) The Note Consideration shall be adjusted in the following manner. After Closing, Parent shall cause to be prepared a balance sheet of Sarnia as of the date of Closing (“Closing Balance Sheet”) which shall be prepared on a basis consistent with the accounting policies, practices and principles used in preparing Sarnia’s audited Balance Sheet dated June 30, 2001, and reflecting all adjustments that take into account accruals and other adjustments that would be appropriate to a balance sheet being prepared at a fiscal year end (for example, an appropriate pro rata portion of bonus and other costs should be accrued based on a good faith estimate of the full year 2002 final costs), but shall not give effect to any purchase accounting adjustments arising to Parent, Acquisition Co. or Sarnia as a result of the Merger; provided further, that the parties agree that the accrual for legal costs related to the VDOT condemnation proceedings is not to be adjusted. The Closing Balance sheet shall be submitted to the Shareholder Representative for review within ninety (90) days after Closing. Approval of this Agreement by the Shareholders shall be deemed as approval and appointment of James C. Dobbs by the Shareholders as the Shareholder Representative for all purposes required by this Agreement and the Escrow Agreement. The Shareholder Representative and his designated accountants shall have the right to examine the books and records of Sarnia during normal business hours in order to determine the accuracy of the Closing Balance Sheet. If the Shareholder Representative fails to notify Parent in writing within thirty (30) days that he disputes the Closing Balance Sheet it shall be deemed to be accepted. In the event that the Shareholder Representative disputes any item on the Closing Balance Sheet he shall give written notice thereof to Parent within such thirty (30) day period. Such notice shall specify the basis for and the amount of the dispute. Thereafter the parties shall endeavor to resolve the dispute by good faith negotiation. If they are unable to do so within thirty (30) days of notice by the Shareholder Representative, the dispute shall be submitted first, to mediation with a mediator mutually agreed to by the Parent and the Shareholder Representative; and if no resolution is reached, then second, to binding arbitration to be conducted in Washington, D.C. in accordance with the rules for commercial arbitration of the American Arbitration Association and the decision of the arbitrator(s) shall be final and binding.

The Note Consideration shall be: (a) reduced by the amount, if any, by which the Sarnia Liabilities shown on the Closing Balance Sheet exceed the Sarnia Liabilities on Sarnia’s Balance Sheet dated June 30, 2001 which is included in the Financial Statements; and (b) increased by (i) the amount of “Cash” (which does not include “Restricted Cash”) shown on the Closing Balance Sheet, (ii) the amount, if any, by which the Sarnia Liabilities shown on the Closing Balance Sheet is less than Sarnia Liabilities on Sarnia’s Balance Sheet dated June 30, 2001, which is included in the Financial Statements, and (iii) that portion of “Construction in Progress” shown on the Closing Balance Sheet which is related to the construction of a parking structure in the Versar Center.

(b) At the Effective Time, each share of the Sarnia Common Stock shall be converted into the right to receive a portion of the Cash Consideration and an interest in the Promissory Note determined upon the following formula:

(i) Add (A) the number of outstanding shares of Sarnia Common Stock; (B) the number of shares of Sarnia Common Stock issued to Option holders pursuant to Section 3.04 and (c) the number of shares of Sarnia Common Stock issued upon conversion of the Sarnia Preferred Stock. The sum of the foregoing shall be referred to herein as the “Merger Units.”

(ii) Divide the Cash Consideration by the sum of the items added together in Section 3.01(b)(i) (i.e., the Merger Units) to determine the “Per Share Cash Consideration.”

(iii) Divide the Note Consideration by the sum of the items added together in Section 3.01(b)(i) (i.e., the Merger Units) to determine the “Per Share Note Consideration.”

By way of illustration, if the Effective Time were 11:59 pm on June 30, 2001 and Sarnia Liabilities and Stockholders’ Equity were as shown on the Sarnia June 30, 2001 Balance Sheet):

a. The Cash Consideration would have been (i)$19,000,000 plus Construction in Progress applicable to the parking structure of $215,000 less (ii)$9,156,000 (being the amount necessary to retire all of Sarnia Liabilities assuming no portion of the liability for deferred income taxes was to be included in Sarnia Liabilities) for a net of $10,059,000.

b. The Merger Units would have been:

(i) Shares of Sarnia Common Stock outstanding	4,572,545

(ii) Shares of Sarnia Common Stock issued to holders of Sarnia Preferred Stock (assuming all shares of Preferred Stock were converted)	1,875,927

(iii) Shares of Sarnia Common Stock to be issued upon exercise of all outstanding options	312,500

Total Merger Units	6,760,972

c. The Per Share Cash Consideration would be approximately (i.e. $10,059,000 divided by 6,760,972)	$1.4878

d. The Per Share Note Consideration would have been approximately (i.e. $1,000,000 divided by 6,760,972)	$0.1479

e. The total per share Merger Consideration would have been:

(i) Per Share Cash Consideration	$1.4878

plus (ii) Per Share Note Consideration	$0.1479

Total	$1.6357

      3.02  Conversion of Shares; Issuance of Promissory Note. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Each share of Sarnia Common Stock; issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to paragraph (c) of this Section 3.02 and Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration and the Per Share Note Consideration.

(b) The Promissory Note in the form attached hereto as Exhibit 3.02 in the face amount of One Million Dollars ($1,000,000) shall be issued and delivered to the Escrow Agent to be held on behalf of the Shareholders entitled to receive Note Consideration hereunder pursuant to the Escrow Agreement substantially in the form attached hereto as Exhibit 3.02(b).

(c) Each share of capital stock that is held in the treasury of Sarnia shall be canceled and retired and no capital stock of Parent, cash or other consideration shall be paid or delivered in exchange therefor.

      3.03  Surrender and Payment.

      (a)  Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) reasonably acceptable to Sarnia for the purpose of exchanging certificates representing shares of Sarnia Common Stock (collectively, the “Shares”) for the Cash Consideration pursuant to the Exchange Agent Agreement substantially in the form attached hereto as Exhibit 3.03(a). Within three (3) business days after the Effective Time, Parent shall transfer to the Exchange Agent the Cash Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

      (b)  At the Effective Time and at any time thereafter, upon the surrender to the Exchange Agent of a certificate or certificates representing the holder’s Shares, together with a properly completed letter of transmittal covering such Shares, Parent shall pay, or shall cause the Exchange Agent to pay, the amount of cash equal to the Per Share Cash Consideration times the number of Shares covered by the letter of transmittal and each such holder shall thereupon have an interest in the Promissory Note being issued into escrow as provided above equal to the Per Share Note Consideration times the number of Shares covered by the letter of transmittal. Except with respect to the Promissory Note, no interest will be paid or accrued on the cash payable to the holders of Shares. Until so surrendered, each certificate representing Shares shall, after the Effective Time, represent, for all purposes, only the right to receive the Merger Consideration.

      (c)  In the event that Parent incurs or suffers any Damages (as defined in Section 11.01 of this Agreement), then Parent shall, subject to the provisions of Article 11 of this Agreement, decrease the principal amount of the Promissory Note by the amount of such Damages in excess of One Hundred Thousand Dollars ($100,000) (the “Indemnity Amount”).

      (d)  In the event that any holders of Shares fail to surrender certificates to the Exchange Agent within twelve (12) months after the Effective Time, the principal amount of the Promissory Note shall be reduced by the number of Shares not surrendered multiplied by the Per Share Note Consideration. Notwithstanding the above, Parent shall remain liable to pay the Per Share Note Consideration to any holder of Sarnia Common Stock who thereafter surrenders a certificate or certificates representing the holder’s shares of Sarnia Common Stock, together with a properly completed letter of transmittal covering such Shares.

      (e)  Parent shall direct the Escrow Agent to pay to the Shareholder Representative, out of the interest payable on the Promissory Note and/or any principal amount payable under the Promissory Note, the amount requested by the Shareholder Representative, for any reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel and accountants) incurred by the Shareholder Representative in connection with his acting as Shareholder Representative, including, without limitation, as a result of his opposition of any Disputed Amount.

      (f)  If any portion of the Merger Consideration is paid to or on behalf of a Person other than a registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (g)  After the Effective Time, there shall be no further registration or transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

      (h)  Any portion of the Cash Consideration made available to the Exchange Agent pursuant to Section 3.03(a) that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 3.03 prior to such time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such holder’s Shares.

      (i)  In the event that any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting of a bond in such reasonable amount as Parent may direct, the Exchange Agent shall pay in exchange for such certificate the Merger Consideration deliverable in respect thereof as provided herein.

      3.04  Stock Options.

      At the Effective Time, each option (an “Option”) to purchase shares of Sarnia Common Stock issued under the 1994 Stock Option Plan of Sarnia, as amended (“Sarnia Stock Option Plan”) which has not previously been exercised to purchase Sarnia Common Stock shall be vested as of the Effective Time and the holder of the Option shall be issued the appropriate number of shares of Sarnia Common Stock, assuming a “cashless” exercise of such Options pursuant to the terms of the Sarnia Stock Option Plan. Thereupon, the holder of an Option shall be entitled to the Merger Consideration with respect to the number of shares so issued.

      3.05  Conversion of Acquisition Co. Common Stock. At the Effective Time, each share of Common Stock, $.01 par value, of Acquisition Co. issued and outstanding immediately prior to the Effective Time shall remain outstanding and, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

      3.06  Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of Sarnia that are outstanding immediately prior to the Effective Time and that are held by shareholders who are entitled to vote and who have not voted such shares in favor of the approval and adoption of this Agreement and the Merger and who, in accordance with section 13.1-733 of the Virginia Stock Corporation Act, shall have delivered a written notice of intent to demand payment prior to the Shareholder meeting approving the Merger and who thereafter has submitted a written demand for payment in the manner provided in Section 13.1-734 of the Virginia Stock Corporation Act and who otherwise fully complied with the Virginia Stock Corporation Act (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 3.02 of this Agreement, but the holders of such shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of the Virginia Stock Corporation Act; provided, however, that: (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his or her demand for the fair value of such shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time); or (ii) if any holder fails to perfect or loses his, her or its dissenter’s rights as provided in the Virginia Stock Corporation Act; or (iii) if any holder of Dissenting Shares fails to demand payment within the time periods provided in the Virginia Stock Corporation Act, such holder shall forfeit the right to the fair value of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon.

      3.07  Dissenting Shares After Payment of Fair Value. Dissenting Shares, if any, after payment of fair value plus interest in respect thereto, has been made to dissenting shareholders of Sarnia pursuant to the Virginia Stock Corporation Act, or any final court order, shall be canceled.

      3.08  Closing of Stock Transfer Books. On and after the Effective Time, there shall be no transfers on the stock transfer books of Sarnia or Parent of shares of capital stock of Sarnia that were issued and outstanding immediately prior to the Effective Time.

      3.09  Deliveries at the Closing.

      (a)  At the Closing, Parent and Acquisition Co. shall deliver to Sarnia:

(i) the opinion of Parent’s and Acquisition Co.’s counsel, covering the matters set forth in Exhibit 3.09(a)(i) and otherwise in form reasonably satisfactory to Sarnia and its counsel; and

(ii) certificates of incorporation of Parent and Acquisition Co., certified by the Secretary of State of Delaware and the State Corporation Commission of Virginia, respectively, as of a date no more than twenty-five (25) days prior to the Closing Date;

(iii) bylaws of Parent and Acquisition Co., each certified by the Secretary of each of Parent and Acquisition Co. as of the Closing Date;

(iv) a copy of resolutions of the Board of Directors of each of Parent and Acquisition Co., approving the execution of this Agreement, approving the reservation of the funds for the Merger Consideration, approving the issuance of the Promissory Note and Letter of credit and the consummation of the transactions contemplated hereby, each certified by the Secretary of each of Parent and Acquisition Co. as of the Closing Date;

(v) Good Standing Certificates for each of Parent and Acquisition Co. as of a date no more than fifteen (15) days prior to the Closing Date;

(vi) a certificate, signed by Parent as of the Closing Date, certifying that: (A) the representations and warranties of Parent set forth herein are true and correct in all material respects as of the Closing Date; and (B) Parent has performed all of the obligations under this Agreement that were required to be performed by Parent prior to or at the Closing Date (except as performance may have been waived by Sarnia prior to or at the Closing); and

(vii) a certificate, signed by Acquisition Co. as of the Closing Date, certifying that: (A) the representations and warranties of Acquisition Co. set forth herein are true and correct in all material respects as of the Closing Date; and (B) Acquisition Co. has performed all of the obligations under this Agreement that were required to be performed by Acquisition Co. prior to or at the Closing Date (except as performance may have been waived by Sarnia prior to or at the Closing).

(b) At Closing, Parent shall deliver to the Escrow Agent:

(i) the Promissory Note in the principal amount of $1,000,000; and

(ii) a letter of credit issued by a financial institution securing the obligation of Parent under the Promissory Note in form and substance reasonably acceptable to Sarnia;

(c) At the Closing, Sarnia shall deliver to Parent:

(i) the written resignations of all officers and directors of Sarnia effective as of a date no later than the Effective Time;

(ii) the articles of incorporation or equivalent charter document of Sarnia certified by the State Corporation Commission of Virginia of its incorporation as of a date no more than twenty-five (25) days prior to the Closing Date;

(iii) the bylaws of Sarnia, certified by Sarnia’s Secretary as of the Closing Date;

(iv) a copy of resolutions of the directors of Sarnia, approving the execution of this Agreement and consummation of the transactions contemplated hereby, certified by Sarnia’s Secretary as of the Closing Date;

(v) a Good Standing Certificate for Sarnia from each jurisdiction listed on Disclosure Schedule 7.01(b) as of a date no more than twenty-five (25) days prior to the Closing Date;

(vi) the opinion of Sarnia’s counsel, covering the matters set forth in Exhibit 3.10(b)(vi) and otherwise in form reasonably satisfactory to Parent and its counsel;

(vii) a certificate, signed by an executive officer of Sarnia as of the Closing, certifying that: (A) the representations and warranties of Sarnia set forth herein are true and correct in all material respects as of the Closing; and (B) Sarnia has performed all of the obligations under this Agreement that were required to be performed by Sarnia prior to or at the Closing (except as performance may have been waived by Parent prior to or at the Closing);

(viii) “tax clearance certificates” (or the functional equivalent thereof) from the applicable authorities of each jurisdiction listed on Disclosure Schedule 7.01(b) and 7.04, indicating that any and all tax obligations of Sarnia that are due and payable have been paid in full;

(ix) the Books and Records;

(x) all required consents, approvals or authorizations of third parties;

(xi) an estoppel certificate from tenants who occupy in the aggregate at least ninety percent (90%) of the leased space in the Versar Center substantially in form attached as Exhibit 3.09(c)(xi); and

(xii) all other documents required under Section 6.02 hereof;

(xiii) the agreement of the holders of all of the Sarnia Preferred Stock to the effect that at the Closing, the shares of Sarnia Preferred Stock will be deemed to be converted to Sarnia Common Stock; the holders of Sarnia Preferred Stock will be issued the appropriate number of shares of Sarnia Common Stock; and such shares shall be entitled to their pro rata share of the Merger Consideration and receive the Merger Consideration on as-converted basis.

      3.10  Obligation to Withhold. Sarnia hereby covenants and agrees that, if and to the extent that any portion of the Merger Consideration payable to any Shareholder of Sarnia is subject to withholding for federal or state income tax purposes, Parent may effect such withholding, but is under no obligation to do so and shall have no liability for failure to do so except with respect to any payment described in Section 3.05 hereof.

      4.  TERMINATION OR ABANDONMENT.

      4.01  Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Effective Time.

      4.02  Breach of Agreements.

      (a)  In the event that (i) there is a breach in any of the representations, warranties, undertakings or agreements of Sarnia, or (ii) the Disclosure Schedules delivered pursuant to Section 5.01(e) disclose facts different from the Disclosure Schedules delivered at or prior to the time of execution of this Agreement the effect of which is a Sarnia Material Adverse Effect, which is not cured within ten (10) days after notice to cure is given to Sarnia, then Parent may terminate and cancel this Agreement by providing written notice of such action to Sarnia.

      (b)  In the event that there is a breach in any of the representations, warranties, undertakings or agreements of Parent, the effect of which is a Parent Material Adverse Effect, which breach is not cured within ten (10) days after notice to cure breach is given to Parent by Sarnia, then Sarnia may terminate and cancel this Agreement by providing written notice to Parent.

      4.03  Failure of Conditions.

      (a)  In the event that any of the conditions to the obligations of Parent set forth in Section 6.02 are not satisfied or waived on or prior to the Effective Time, and if any applicable cure period provided above has lapsed, then Parent may terminate and cancel this Agreement by delivery of written notice of such action to Sarnia on such date.

      (b)  In the event that any of the conditions to the obligations of Sarnia set forth in Section 6.03 are not satisfied or waived on or prior to the Effective Time and if any applicable cure period provided above has lapsed, then Sarnia may terminate and cancel this Agreement by delivery of written notice of such action to Parent on such date.

      4.04  Regulatory Enforcement Matters.

      (a)  In the event that Sarnia shall, after the date of this Agreement, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency, the result of which would have a Sarnia Material Adverse Effect, and Sarnia has not cured or eliminated any such agreement, memorandum, order, penalty, action or proceeding on or before the Automatic Termination Date, then Parent may terminate this Agreement.

      (b)  In the event that Parent shall, after the date of this Agreement, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency, the result of which would have a Parent Material Adverse Effect, and Parent has not cured or eliminated any such agreement, memorandum, order, penalty, action or proceeding on or before the Automatic Termination Date, then Sarnia may terminate this Agreement.

      4.05  Fiduciary “Out”. In the event that the directors of Sarnia determine that the Merger Consideration is not fair to the Shareholders of Sarnia from a financial point of view, they may terminate this Agreement at any time prior to the Effective Time, provided that within ten (10) days after such termination Sarnia shall pay Parent the sum of $100,000.

      4.06  Automatic Termination. If the Effective Time does not occur on or before January 31, 2002 (the “Automatic Termination Date”), then this Agreement may be immediately terminated by either party by giving written notice to the other.

      4.07  Effect of Termination. In the event of termination of this Agreement as provided in this Article 4, this Agreement shall forthwith become void and except as set forth in Section 4.05, there shall be no liability or obligation on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

      5.  ADDITIONAL UNDERTAKINGS PRIOR TO CLOSING.

      5.01  Business in Ordinary Course. From the date hereof through the Effective Time or earlier termination of this Agreement, and except as expressly authorized herein:

(a) With the exception of the dividends to be paid on the Sarnia Preferred Stock on September 1, 2001 and December 1, 2001, Sarnia shall not declare or pay any dividend or make any other distribution to Shareholders, whether in cash, stock or other property.

(b) Sarnia shall conduct its business only in the usual and ordinary course as it has previously been conducted, maintain the Versar Center and its other assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting Sarnia; keep in full force and effect present insurance polices; and use its commercially reasonable best efforts to maintain and preserve the business organizations of Sarnia intact, retain its present employees, and maintain its relationships with tenants, employees, suppliers and others having business relations with Sarnia. By way of amplification and not limitation, Sarnia shall not without the prior written consent of Parent:

(i) issue any shares of its common or other capital stock or any options, warrants or other rights to subscribe for or purchase such common or other capital stock or any securities convertible into or exchangeable for any such common or other capital stock; provided that Sarnia may issue: (A) shares of Sarnia Common Stock upon (I) the exercise of currently outstanding options referred to in Section 7.01(g) hereof and (II) the conversion of shares of Sarnia Preferred Stock;

(ii) directly redeem, purchase or otherwise acquire any of its common or other capital stock; except as contemplated by the mandatory redemption and conversion provisions of the Sarnia Preferred Stock;

(iii) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

(iv) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension or other Benefit Plan, agreement, payment or arrangement made to, for or with any of such officers or employees;

(v) prepay any debt in excess of $20,000, borrow or agree to borrow any amount of funds, except the $1,500,000 loan from B-R Holdings, Inc., or directly or indirectly guarantee or agree to guarantee obligations of others, or fail to pay any monetary obligation in a timely manner prior to delinquency;

(vi) enter into any lease, agreement, contract or commitment requiring payments by Sarnia in excess of $50,000 or having a term in excess of three (3) months;

(vii) amend or modify any material contract in any way materially adverse to Parent or Sarnia;

(viii) agree to increase the compensation or benefits of any employee (except for normal annual salary increases and bonuses granted in accordance with past practices);

(ix) place on any of its assets or properties any mortgage, pledge, charge or other Encumbrance, except the Deed of Trust for the benefit of B-R Holdings, Inc., to secure a loan of $1,500,000;

(x) make any loan or advance in excess of $10,000, or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

(xi) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property except in the ordinary course; or;

(xii) knowingly commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a Sarnia Material Adverse Effect;

(xiii) knowingly violate any law, statute, rule, governmental regulation or order, which violation might have a Sarnia Material Adverse Effect;

(xiv) purchase any real or personal property or make any other capital expenditure where the amount paid or committed thereof is in excess of $20,000 per expenditure;

(xv) Settle with the Virginia Department of Transportation for the amount of compensation payable to Sarnia for the taking of a portion of the Versar Center; or

(xvi) amend its articles of incorporation or bylaws or, except as permitted by Sections 4.05 and 5.05, enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person other than hereunder.

(c) Sarnia shall not, without the prior written consent of Parent, knowingly engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Sarnia contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

(d) Sarnia shall promptly notify Parent, in writing, of the occurrence of any matter or event known to and directly involving Sarnia that could have a Sarnia Material Adverse Effect.

(e) No later than five (5) Business Days prior to the Effective Time, Sarnia shall deliver to Parent new Disclosure Schedules that are amended or supplemented to update the information contained therein in order to reflect any changes in the information contained therein resulting from events occurring after the date hereof and on or prior to the Effective Time. Such Disclosure Schedules may include new schedules containing exceptions or other disclosure relating to any representation or warranty, regardless of whether a schedule of exceptions or other disclosure relating thereto is provided on the date hereof.

      5.02  HSR Act. The parties believe that the transactions contemplated herein are not subject to the pre-merger notification filings requirement of the Hart-Scott-Rodino Act. If it is determined that such filing is necessary the parties shall cooperate to prepare and file such notification and Sarnia and Parent shall each pay one-half of the filing fee and other related costs.

      5.03  Breaches. Sarnia shall, in the event it has Knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) which caused or would cause a Sarnia Material Adverse Effect of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Parent, and use its reasonable best efforts to prevent or promptly remedy the same.

      5.04  Consummation of Agreement. Each of the parties hereto covenants and agrees that it will take all action reasonably within its power and authority to duly and timely carry out all of its obligations hereunder, to perform and comply with all of the covenants, agreements, representations and warranties hereunder applicable to it, and to cause all conditions applicable to the obligations of the other party to effect the Merger pursuant hereto to be satisfied as promptly as possible. Each party will promptly notify the others in the event such party receives notice of the institution or threat to institute any action that could cause the conditions set forth in Sections 6.01, 6.02 or 6.03 not to be satisfied at the Effective Time. Sarnia shall furnish or make available to Parent in a timely manner all Disclosure Schedule and Disclosure Documents not provided to Parent prior to the execution of the Agreement and all other information, data and documents in the possession of Sarnia requested by Parent as may be required to obtain any necessary regulatory or other approvals of the transaction and shall otherwise cooperate fully with Parent to carry out the purpose and intent of this Agreement.

      5.05  No-Shop Clause. Subject to the provisions of Section 4.05 of this Agreement, Sarnia shall not, without the prior written consent of Parent (which may be withheld by Parent in its sole discretion): (i) enter into any negotiations or other discussions with any party other than Parent with respect to any proposed investment, acquisition, business combination or purchase of all or any portion of the stock or assets of Sarnia; (ii) directly or indirectly solicit, encourage or initiate inquiries, offers or proposals from, or participate in any discussions or negotiations with, any Person (other than Parent); or (iii) except as required by law, disclose any information not customarily disclosed to any Person (other than Parent) concerning the business and properties of Sarnia or afford to any Person (other than Parent) access to the properties, books or records of Sarnia or otherwise assist or encourage any Person in connection with the foregoing. Sarnia shall promptly advise Parent of receipt of any proposal or inquiry concerning any possible such transaction, and the substance of such proposal or inquiry.

      5.06  Interim Operating Reporting. During the period from the date of this Agreement to the Effective Time, Sarnia shall cause its officers and other management personnel to:

(a) furnish to Parent upon request of an officer, executive employee or agent of Parent such financial, operating and other information and data as is prepared by Sarnia in its course of business and Sarnia shall also promptly furnish to Parent other monthly operating and financial reports in such form as Parent shall reasonably request;

(b) notify Parent in writing of any material adverse change which caused or would cause a Sarnia Material Adverse Effect in the financial position or earnings of Sarnia, any unexpected emergency or other unanticipated change in the business of Sarnia, any governmental complaint, investigation or hearing, or adjudicatory proceeding (or communications indicating that the same may be contemplated), or any material litigation, arbitration or other such matter that has been filed or threatened against Sarnia which caused or would cause a Sarnia Material Adverse Effect;

(c) assist Parent in preparing for the transition in management, including, without limitation, changes in Benefit Plans, that will take place after the Effective Time; and

(d) keep Parent fully informed of events which caused or would cause a Sarnia Material Adverse Effect and will use its commercially reasonable best efforts to allow Parent to participate in discussions with senior management of Sarnia regarding such events.

      5.07  Access to Information.

      (a)  Subject to the confidentiality provisions of the Letter of Intent between Sarnia and Parent signed on June 22, 2001, Sarnia shall permit Parent reasonable access, in a manner which will avoid undue disruption or interference with Sarnia’s normal operations, to the properties of Sarnia, and Sarnia shall disclose and make available to Parent all books, documents, papers and records, including records in form of electronic media, computer data bases, computer programs and all other materials and information relating to the assets, stock ownership, properties, operations, obligations and liabilities of Sarnia, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders’ meetings, organizational documents, material leases, contracts and agreements, filings with any regulatory authority, accountants’ workpapers (if available and subject to the respective independent accountants’ consent), litigation, investigations and other legal files, plans affecting employees and any other business activities or prospects in which Parent may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Agreement. Sarnia shall provide Parent with copies of any of the foregoing information on request, which copies shall constitute Disclosure Documents.

      (b)  Parent shall have the opportunity to interview key officers and employees of Sarnia in a manner which is not unreasonably disruptive to the operation of the Business.

      (c)  Sarnia shall make available to Parent all Disclosure Documents referred to in the Disclosure Schedules.

      5.08  Long-Term Debt.

      (a)  At least five (5) days before the Effective Time, Sarnia shall deliver to Parent payoff statements from each holder of the long-term debt of Sarnia set forth on Disclosure Schedule 5.08 hereto (such aggregate payoff amounts shall be herein called the “Long-Term Debt”).

      (b)  At the Effective Time, Parent shall cause Versar, Inc. to be released from any and all obligations resulting from and pursuant to each guaranty listed on Disclosure Schedule 5.08 hereto.

      5.09  Conversion of Preferred Stock. At or before the Closing Date, the holders of all outstanding shares of Sarnia Preferred Stock shall have agreed that their shares of Sarnia Preferred Stock shall be deemed converted into the appropriate number of shares of Sarnia Common Stock as of the Effective Time.

      5.10  Shareholder Approval. Prior to the Effective Time, Sarnia shall take all action necessary, subject to and in accordance with the Virginia Stock Corporation Act and its Articles of Incorporation and Bylaws, to

obtain the requisite approval and adoption of this Agreement by the Shareholders of Sarnia and the appointment of the Shareholder Representative at a duly called meeting or by written consents pursuant to the Virginia Stock Corporation Act and shall take such other actions as may be required by applicable law. The Board of Directors of Sarnia has determined that the Merger is advisable and in the best interests of the Shareholders and, subject to its fiduciary obligations as advised by counsel, shall recommend that the Shareholders vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to the Shareholders in connection therewith.

      5.11  Information/ Proxy Statement. Sarnia shall promptly prepare as soon as practicable after the date hereof a proxy or information statement or other disclosure document to be distributed to the Shareholders and Option holders of Sarnia (the “Information/ Proxy Statement”). The Information/ Proxy Statement shall comply in all material respects with the provisions of any applicable federal and state securities laws. Sarnia shall use its reasonable efforts to obtain, prior to the mailing of the Information/ Proxy Statement, all necessary state securities law permits or approvals required to carry out the Merger and the transactions contemplated by this Agreement and Sarnia will pay all expenses of obtaining any such permits or approvals.

      5.12  Notifications and Consents. Parent and Sarnia shall cooperate and promptly give all notices to, and obtain all consents, approvals and authorizations of or from, any individual, company, governmental authority or other person to permit the consummation of the transactions contemplated hereby.

      6.  CONDITIONS TO THE MERGER.

      6.01  Conditions to Obligations of All Parties. The respective obligations of each party under this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided that prior to invoking this condition, each party shall use its reasonable best efforts to have any such order, injunction, legal restraint or prohibition vacated.

(b) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the Shareholders who hold more than sixty-six and two thirds percent (66 2/3%) of the outstanding shares of Sarnia Common Stock (and the holders of Sarnia Preferred Stock shall have given any consent required by Sarnia’s Articles of Incorporation).

(c) The Closing Date and the Effective Time shall be after January 1, 2002 and on or before the Automatic Termination Date.

      6.02  Conditions Precedent to Parents’ Obligations. Parents’ obligations to effect the Merger shall be subject to the satisfaction (or waiver by Parent) prior to or at the Effective Time of the following conditions in addition to any other conditions elsewhere set forth in this Agreement:

(a) Except to the extent such representations and warranties speak as of a specific date, the representations and warranties made by Sarnia in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as though such representations and warranties had been made or given on and as of the Effective Time and Parent shall have received a certificate from an executive officer of Sarnia to such effect.

(b) Sarnia shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Effective Time under this Agreement and Parent shall have received a certificate of an executive officer of Sarnia to such effect;

(c) Sarnia shall have delivered to Parent audited consolidated balance sheets of Sarnia as of June 30, 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended June 30, 2001, certified by AA;

(d) Since the date of this Agreement, there shall have been no change, occurrence or circumstance which has, individually or in the aggregate, a Sarnia Material Adverse Effect.

(e) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger by Parent or Acquisition Co. shall be in effect, nor shall any proceeding by any regulatory authority or other person seeking any of the foregoing be pending.

(f) There shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(g) Except as set forth on Disclosure Schedule 6.02(g), Sarnia shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, company, governmental agency or authority or other Person necessary to permit the consummation of the transactions contemplated and the continued operation of the Business by the Surviving Corporation; provided, however, Sarnia is under no obligation to give any of the notices or obtain any of the consents, approvals or authorizations set forth in Disclosure Schedule 6.02(g), and such notices, consents, approvals and authorizations shall not be a condition to the Merger.

(h) Holders of Sarnia Preferred Stock shall have either (i) agreed to convert all such shares into shares of Sarnia Common Stock or (ii) have agreed to the redemption of such shares.

(i) All holders of Options shall have exercised their rights to purchase Sarnia Common Stock or shall have agreed to accept the provisions of Section 3.04 hereinabove.

(j) Lessees in the Versar Center who occupy in the aggregate ninety percent (90%) or more of the leased space shall have signed an estoppel certificate (in form reasonably acceptable to Parent) dated not more than thirty (30) days prior to the Effective Time.

(k) Versar, Inc. has agreed in writing (in form and substance reasonably acceptable to Parent) to irrevocably and permanently waive its recapture right as set forth in Section 7 of the Amended and Restated Office Lease dated June 29, 1994, as amended.

(l) Sarnia shall not have suffered after the date of this Agreement any change which has had, individually or in the aggregate, a Sarnia Material Adverse Effect.

(m) The Dissenting Shares do not constitute more than twenty percent (20%) of the shares of Sarnia Common Stock entitled to vote at the shareholders’ meeting called to consider the merger.

(n) Sarnia shall have received all permits and approvals necessary for construction, use and occupance of a two hundred ninety one (291) space parking structure in the Versar Center.

      6.03  Conditions to Obligations of Sarnia. The obligations of Sarnia to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of Sarnia, and any or all of which may be waived in whole or in part by Sarnia):

(a) Except to the extent such representations and warranties speak as of a specified date, the representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects at and as of the Effective Time with the same effect as though such representations and warranties had been made or given at and as of the Effective Time and Sarnia shall have received a certificate of Parent to such effect;

(b) Parent shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time and Sarnia shall have received a certificate of Parent to such effect;

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger by Sarnia shall be in effect, nor shall any proceeding by any regulatory authority or other person seeking any of the foregoing be pending;

(d) There shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

(e) Since the date of this Agreement there shall have been no change, occurrence or circumstance which has had, individually or in the aggregate, a Parent Material Adverse Effect.

      7.  REPRESENTATIONS AND WARRANTIES OF SARNIA.

      As a material inducement for Parent and Acquisition Co. to enter into this Agreement and to consummate the transactions contemplated hereby, Sarnia hereby makes the following representations and warranties as of the date hereof and as of the Effective Time, each of which is relied upon by Parent regardless of any investigation made or information obtained by Parent (unless and to the extent specifically and expressly waived in writing by Parent on or before the Effective Time):

      7.01  Sarnia Organization; Qualification and Capital Stock; Corporate Records.

(a) Sarnia is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on the Business as now being conducted.

(b) Except as set forth on Disclosure Schedule 7.01(b), Sarnia is duly qualified and in good standing in each jurisdiction in which the nature or conduct of the Business or the character or location of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Sarnia Material Adverse Effect. A list of all jurisdictions in which Sarnia is qualified to do business appears on Disclosure Schedule 7.01(b).

(c) The names of the directors and officers of Sarnia, together with the offices they hold, are set forth on Disclosure Schedule 7.01(c). Attached to Disclosure Schedule 7.01(c) are true and correct copies of: (i) the articles of incorporation of Sarnia, together with all amendments thereto; and (ii) the bylaws of Sarnia, together with all amendments thereto.

(d) The authorized capital stock of Sarnia consists of: (i) 20,000,000 shares of voting Common Stock, no par value, of which 4,572,545 shares are duly and validly issued and outstanding, fully paid and non-assessable; (ii) 1,000,000 shares of Preferred Stock, $25.00 par value, of which 30,000 shares of Series A cumulative preferred are duly and validly issued and outstanding, fully paid and non-assessable. Disclosure Schedule 7.01(d) sets forth a complete and correct list of the holders of record of Sarnia Common Stock and Sarnia Preferred Stock and the holders of all Options or other rights to purchase Sarnia Common Stock or Sarnia Preferred Stock, including by name of the holder, if obtainable, the number of shares or the number of shares obtainable on exercise of Options or rights held. Disclosure Schedule 7.01 (d) sets forth the amount of the cumulative preferred dividend to which each holder of Sarnia Preferred Stock is entitled. No shares of any class of stock are held in the treasury of Sarnia.

(e) None of the outstanding shares of Sarnia’s capital stock has been issued in violation of any: (i) applicable federal or state securities laws, regulations or rules other than any such violation that would not have a Sarnia Material Adverse Effect; or (ii) preemptive rights of the current or past stockholders of Sarnia.

(f) Except as set forth in Disclosure Schedule 7.01(g), there are no issued or outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Sarnia, or contracts, commitments, understandings or arrangements by which Sarnia is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Upon consummation of the Merger, no options, warrants or other rights to acquire shares of Sarnia’s capital stock shall be outstanding.

(g) Since March 31, 2001, except for the dividends paid to the Sarnia Preferred Stockholders on June 1, 2001 and September 1, 2001 and which will be paid on December 1, 2001, Sarnia has not:

(i) paid any dividend to any of its equity owners; or (ii) made any other distribution on or with respect to, or redeemed or otherwise acquired, any equity interest in Sarnia.

(h) Sarnia has full power and authority to enter into this Agreement and perform its duties and obligations hereunder. All corporate actions of Sarnia required to authorize the execution of this Agreement and the transactions contemplated hereby have been duly performed in accordance with applicable law and its articles of incorporation and bylaws and are appropriately reflected in Sarnia’s minute books. This Agreement is a valid obligation of Sarnia, legally binding upon it and enforceable in accordance with its terms. There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against Sarnia seeking to enjoin the execution and delivery of this Agreement or consummation of the transactions contemplated hereby.

(i) The Books and Records of Sarnia are in all material respects complete and correct and have been maintained in accordance with good business practice. True and complete copies of all minutes and resolutions are contained in the minute books and stock transfer books that have been delivered to Parent for inspection and will be delivered to Parent at or prior to the Effective Time. The minute books and such other books and records as may be requested by Parent, as exhibited to Parent and its representatives, are complete and correct in all material respects.

      7.02  Trade Names and Fictitious Names. Disclosure Schedule 7.02 contains a list which, to the best of Sarnia’s Knowledge, provides: (i) all trade names and fictitious names, whether registered or not, used by Sarnia during the past five (5) years and (ii) a list of locations of business offices by state and county in which each such name was used during the past five (5) years.

      7.03  Authorization; No Violations of Laws or Agreements, Consents or Defaults.

      (a)  The delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach or violation of any of the terms or provisions of, or constitute a default under: (i) the articles of incorporation or bylaws of Sarnia or (ii) or to Sarnia’s Knowledge any statute, order, decree, proceeding, rule or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over Sarnia other than any breach, violation or default which, if made, would not have a Sarnia Material Adverse Effect.

      (b)  Except as set forth in Disclosure Schedule 7.03(b), the delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a material breach or violation of the terms of, or constitute a default under, any agreement, instrument or commitment to which Sarnia is a party, by which it is bound, or to which any of Sarnia’s property is subject, other than any breach, violation or default which, if made, would not have a Sarnia Material Adverse Effect. Except as set forth on Disclosure Schedule 7.03(b), to Sarnia’s Knowledge, no consent or approval is required from any third party for the consummation of the Merger.

      (c)  Except as set forth in Disclosure Schedule 7.03(c), Sarnia is not in default under, or in violation of any provision of, its articles of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security thereof, lease, contract, purchase or other commitment or any other agreement which is material to Sarnia other than any default or breach which if made would not have a Sarnia Material Adverse Effect.

      7.04  Subsidiaries. Sarnia does not directly or indirectly own any stock of, or any other interest in, any other company, partnership, joint venture or business entity.

      7.05  Financial Information.

      (a)  Attached hereto as Disclosure Schedule 7.05(a) are true and complete copies of the Financial Statements. The Financial Statements (including any related schedules and/or notes, if any) have been prepared in accordance with GAAP consistently applied and consistent with prior periods. Such balance sheets fairly present in all material respects the financial position of Sarnia as of their respective dates, and such statements of operations, shareholders’ equity and cash flows fairly present in all material respects the results of operations of Sarnia for the respective periods then ended.

      (b)  Except as and to the extent: (i) reflected on the balance sheet of Sarnia as of June 30, 2001, referred to above; (ii) incurred since June 30, 2001 in the ordinary course of business consistent with past practice; or (iii) set forth on Disclosure Schedule 7.05(a) hereto, Sarnia does not have any material liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP.

      7.06  Absence of Material Changes. Except as set forth on Disclosure Schedule 7.06, since June 30, 2001: (i) the business affairs of Sarnia have been conducted in the usual and ordinary course of business; (ii) after the close of business on such date, no transaction has taken place or material contract entered into other than in the usual and ordinary course of business as heretofore conducted; and (iii) there has been no action, course of conduct or occurrence which, if taken place after execution of this Agreement, would constitute a breach of Section 5.01 hereof.

      7.07  Licenses; Regulatory Approvals. Except as set forth on Disclosure Schedule 7.07, to Sarnia’s Knowledge it holds all material licenses, certificates of occupancy and other regulatory approvals required or necessary to be applied for or obtained in connection with its Business as presently conducted or as presently proposed to be conducted except for such of the foregoing which, if not held, would not have a Sarnia Material Adverse Effect. All such licenses, certificates of occupancy, other certificates and other approvals are listed on Disclosure Schedule 7.07. Except as set forth on Disclosure Schedule 7.07, to Sarnia’s Knowledge all such licenses, certificates and other regulatory approvals relating to the business, operations, facilities and properties of Sarnia are in full force and effect. Except as set forth on Disclosure Schedule 7.07, any and all past litigation concerning such licenses, certificates and regulatory approvals, and all claims and causes of action raised therein, have been finally adjudicated, and, in the case of such litigation finally adjudicated since (June 30, 2001), such adjudication has not had a Sarnia Material Adverse Effect. Except as set forth on Disclosure Schedule 7.07, to Sarnia’s Knowledge no such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the Knowledge of Sarnia, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need or regulatory approval.

      7.08  Tax Matters.

      (a)  Except as set forth in Disclosure Schedule 7.08, Sarnia has filed, with the appropriate governmental agencies, all returns, information statements and reports required to be filed by or on behalf of Sarnia and each Subsidiary prior to the date hereof with respect to all taxes (referred to herein collectively as “Taxes”).

      (b)  Except as set forth in Disclosure Schedule 7.08, Sarnia has not paid any penalty, surcharge, fine or interest in connection with any alleged underpayment of Taxes.

      (c)  Except as set forth in Disclosure Schedule 7.08, Sarnia has paid (or Sarnia has established an adequate reserve on the Financial Statements for) all Taxes that have become due from and payable by it to any federal, state, county, local, foreign or other taxing authority. Sarnia has made or will make full provision or reserve in the Financial Statements for all Taxes for which Sarnia is or may be liable with respect to income, profits or gains earned, accrued or received by it on or before the Effective Time and full and proper provision has been made in the Financial Statements for deferred Taxes in accordance with GAAP. Except as set forth on Disclosure Schedule 7.08, all estimated payments of Taxes which have become due and payable prior to the date of this Agreement have been paid.

      (d)  Except as set forth on Disclosure Schedule 7.08, Sarnia has properly withheld from the salaries, wages or other compensation paid or payable to officers, employees or other persons, and has paid to the appropriate federal, state or local taxing authorities, all amounts required to be withheld therefrom under applicable laws, rules or regulations.

      (e)  Except as set forth on Disclosure Schedule 7.08, to the best of Sarnia’s Knowledge, no event, transaction, act or omission has occurred which could result in Sarnia becoming liable for any Taxes which are primarily or directly chargeable against or attributable to a Person other than Sarnia or which is charged by reference to the income or gains of another Person.

      (f)  Except as set forth on Disclosure Schedule 7.08, to the best of Sarnia’s Knowledge, no return (or item in a return) is currently under audit by any taxing authority, and there are no agreements for the extension of time for the assessment or payment of any Taxes. Except as set forth on Disclosure Schedule 7.10, Sarnia is not involved in an administrative or judicial proceeding in relation to any tax matters, and to the best of Sarnia’s Knowledge no taxing authority has investigated or indicated that it intends to investigate Sarnia’s tax matters.

      7.09  Litigation; Claims.

      (a)  Except as set forth on Disclosure Schedule 7.09: (i) there is no claim or investigation by any Person or governmental entity (“Claim”) and there is no action, suit or proceeding, whether at law or in equity, pending or, to Sarnia’s Knowledge, threatened (a “Legal Proceeding”) that would question the validity of this Agreement or the related agreements or any action taken or to be taken by Sarnia in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby; and (ii) there is no outstanding or, to Sarnia’s Knowledge, threatened, injunction, judgment, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming Sarnia which might have a Sarnia Material Adverse Effect or might materially adversely affect the ability of Sarnia to consummate the transactions contemplated hereby.

      (b)  Disclosure Schedule 7.09 sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the Knowledge of Sarnia, threatened against or affecting Sarnia, and to the Knowledge of Sarnia, no event has occurred and no circumstance, matter or set of facts exists which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Disclosure Schedule 7.09, which in either case might have a Sarnia Material Adverse Effect or might materially adversely affect the ability of Sarnia to consummate the transactions contemplated hereby.

      7.10  Properties; Contracts; Leases and Other Agreements; Bank Accounts.

      (a)  Sarnia does not own any real property other than the Versar Center.

      (b)  All real property owned by Sarnia and any personal property used by Sarnia in the Business are owned in fee simple by Sarnia or are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. Such lease agreements are listed on Disclosure Schedule 7.10(b). All such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, except to the extent that any such noncompliance would not have a Sarnia Material Adverse Effect; and (ii) except as set forth on Disclosure Schedule 7.10(b), there are no condemnation proceedings pending or, to Sarnia’s Knowledge, threatened with respect to such properties that could reasonably be expected to have a Sarnia Material Adverse Effect.

      (c)  Except as set forth on Disclosure Schedule 7.10(c), and excluding trade accounts payable incurred in the ordinary course of business and payable to Persons other than affiliates of Sarnia, Sarnia does not have any liabilities for borrowed funds, extensions of credit or other advances that are subject to repayment, whether pursuant to a written agreement, oral understanding or course of conduct, and whether reflected on the Financial Statements as indebtedness, accounts payable or otherwise, and except as set forth on Disclosure Schedule 7.10(c), such liability set forth on Disclosure Schedule 7.10(c) may be prepaid at any time without premium or penalty.

      (d)  Except as set forth in Disclosure Schedule 7.10(d), Sarnia is not party to any agreements, contracts or commitments relating to the acquisition of the assets or capital stock of any other business enterprise.

      (e)  Disclosure Schedule 7.10(e) lists all agreements, loans, contracts, guaranties, letters of credit, lines of credit or commitments of Sarnia not referred to elsewhere in this Agreement to which Sarnia is a party which:

(i) involve potential payments by Sarnia, or incurring by Sarnia, of costs or obligations of more than $20,000 ;

(ii) involve payments based on profits of Sarnia;

(iii) relate to the future purchase of goods or services in excess of the requirements of the Business at current levels or for normal operating purposes;

(iv) include powers of attorney or grants of agency by Sarnia;

(v) cannot be cancelled by Sarnia without penalty or premium on no more than thirty (30) days’ notice;

(vi) were not made in the ordinary course of business; or

(vii) otherwise materially affect the Business or financial condition of Sarnia.

      (f)  Except as set forth in Disclosure Schedule 7.10(f), no lease or other contracts with third-parties material to the Businesses will terminate or are subject to modification by reason of consummation of the Merger.

      (g)  Except as set forth in Disclosure Schedule 7.10(g), to Sarnia’s Knowledge , Sarnia is not in default, technical or otherwise, of any real estate lease, equipment lease, loan or credit agreement, or any other contract or agreement to which Sarnia is a party, and no event or condition has occurred or exists which, with the passage of time, giving of notice or both, would cause any party to be in default thereunder, except where such default would not have a Sarnia Material Adverse Effect.

      (h)  Set forth on Disclosure Schedule 7.10(h) is an accurate and complete list showing the name and address of each bank, securities broker, mutual fund, investment company, investment adviser or other financial institution or similar Person with which Sarnia has an account, including the account or box number and the names of all persons and entities authorized to draw thereon or have access thereto.

      (i)  Set forth on Disclosure Schedule 7.10(i) is an accurate and complete rent roll for the Versar Center. Each lease described thereon is a Disclosure Document and a true and correct copy has been delivered to Parent.

      (j)  To Sarnia’s Knowledge, except as set forth on Disclosure Schedule 7.10(j), all material leases and contracts and agreements to which Sarnia is a party (“Contracts”): (i) are valid and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) to Sarnia’s Knowledge no Default (as defined below) exists under any Contract either by Sarnia or by any other party thereto; (iii) Sarnia has no Knowledge of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) Sarnia has no Knowledge of any present intention on the part of any significant tenant of the Versar Center, customer or supplier or other business partner of Sarnia to either: terminate or significantly change its existing lease or business relationship with Sarnia either now or in the foreseeable future; For purposes of this Agreement, the term “Default” means, with respect to any Contract: (1) any breach of or default under such Contract; (2) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration or any obligation to repay with respect to such Contract; or (3) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit of, the party in question under such Contract.

      7.11  Employee Matters; Benefit Plans; ERISA.

      (a)  Except as may be disclosed in Disclosure Schedule 7.11(a), Sarnia has not entered into any collective bargaining agreement with any labor organization with respect to any employees of Sarnia; and, to the Knowledge of Sarnia, there is no present effort or existing proposal to attempt to unionize any employees of Sarnia.

      (b)  Except as may be disclosed in Disclosure Schedule 7.11(b):

(i) Sarnia is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and Sarnia is not engaged in any unfair labor practices, except where such noncompliance or engagement would not have a Sarnia Material Adverse Effect.

(ii) there is no material unfair labor practice complaint against Sarnia pending or, to the Knowledge of Sarnia, threatened before the National Labor Relations Board;

(iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of Sarnia, threatened against or directly relating to Sarnia; and

(iv) Sarnia has not experienced any material work stoppage or other material labor difficulty during the past year.

      (c)  Except as described and attached to Disclosure Schedule 7.11(c), Sarnia is not a party to any agreement for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent or consultant. Disclosure Schedule 7.11(c) contains a correct and complete list of all compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, retention, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, policy manuals and any other plans or arrangements providing for benefits for employees of Sarnia.

      (d)  Except as set forth in Disclosure Schedule 7.11(d), none of the ERISA Affiliates maintains, contributes to or participates in any Benefit Plan, whether as sponsor, adopting employer or otherwise.

      (e)  Sarnia has no material Benefit Liabilities that are not reflected or disclosed in the Financial Statements.

      (f)  Except as set forth in Disclosure Schedule 7.11(f), to the best of the knowledge of Sarnia, no ERISA Affiliate participates in, has in the past three (3) years participated in or has any present or future obligation or liability under any multi-employer plan (as defined at Section 3(37) of ERISA).

      (g)  All Benefit Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code except where the failure to comply with such laws would not have a Sarnia Material Adverse Effect

      (h)  All contributions to, and payments from, the Benefit Plans, which may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Effective Time that are not yet, but will be, required to be made, are properly accrued and reflected on the respective Financial Statements. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

      (i)  All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

      (j)  All of the Benefit Plans which are “pension benefit plans” (as defined in Section 3(2) of ERISA) have received determination letters from the IRS to the effect that such plans are qualified, and each trust maintained in connection with such plan is exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; and no determination letter with respect to any Benefit Plan has been revoked nor, to the best of Sarnia’s knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter or application therefore in any respect which would adversely affect its qualification or materially increase its cost, and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code.

      (k)  Each of the Benefit Plans has been administered at all times, and in all material respects, in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or the Code, but is not yet required to be amended to reflect such provision, it has been administered in accordance with such provision. There are no pending investigations by any governmental agency involving the Benefit Plans, no termination proceedings involving the Benefit Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability, nor, to the best of Sarnia’s knowledge, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

      (l)  None of the Benefit Plans, any ERISA Affiliate, any employee of Sarnia or, to the best of Sarnia’s Knowledge, any trusts created thereunder, or any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of them to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or the sanctions imposed under Title I of ERISA. Neither the Benefit Plans nor any such trust has been terminated nor have there been any “reportable events” (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.

      (m)  No Benefit Plan subject to Title IV of ERISA has incurred any liability to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. Each Benefit Plan subject to Title IV of ERISA has assets sufficient on a plan termination basis to be eligible at the Effective Time for a standard termination pursuant to ERISA Section 4041 without an ERISA Affiliate being required to make any additional contributions. Each Benefit Plan subject to Title IV of ERISA has assets equal to or greater than such Benefit Plan’s project benefit obligations as disclosed in such Benefit Plan’s most recent actuarial report. All unfunded liabilities of each Benefit Plan not subject to Title IV or ERISA have been accrued or expensed in accordance with GAAP.

      (n)  The latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective IRS private rulings or determination letters obtained by or for the benefit of Sarnia, and all current and prior summary plan descriptions, in respect to any of the Benefit Plans, are listed in Disclosure Schedule 7.11(n).

      (o)  Sarnia is in material compliance with the coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      (p)  Since ninety (90) days prior to Effective Date, Sarnia has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, or effected a mass layoff, as such terms are used in the WARN Act.

      7.12  Title to and Condition of Properties.

      (a)  Except as described in Disclosure Schedule 7.12(a), Sarnia is the sole owner and has good, valid and marketable title to the Versar Center and to all of the other assets used in connection with the operation of the Business, free and clear of all liens, encumbrances, judgments, easements and restrictions.

      (b)  Except as disclosed in Disclosure Schedule 7.12(b), each item of equipment, each mechanical system and each elevator located in the Versar Center is in good and workable condition, reasonable wear and tear excepted, of a quality and quantity usable in the ordinary course of the Business.

      (c)  Except (i) as disclosed in Disclosure Schedule 7.12 (c), or (ii) as may have been ascertained by experts and consultants engaged by Parent, copies of whose reports have been delivered to Sarnia, to Sarnia’s Knowledge the buildings in the Versar Center are in good condition and no significant replacement or repair is necessary or contemplated.

      7.13  Intellectual Property.

      (a)  Disclosure Schedule 7.13(a) sets forth a list of all Intellectual Property which is owned by, licensed by, or licensed to Sarnia or otherwise used or able to be used in the Business (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by Sarnia either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Sarnia owns or has the lawful right to use all Intellectual Property as currently used or as necessary for the conduct of the Business as now conducted. After the Effective Time, the Surviving Corporation will have the right to use all of the Intellectual Property as currently used or as necessary for the conduct of the Business as now conducted.

      (b)  Except as set forth in Disclosure Schedule 7.13(b), Sarnia has no liability or obligations to any third parties incident to the Intellectual Property used or able to be used by Sarnia in the conduct of the Business as heretofore conducted, and Sarnia has timely met all of its obligations to any third parties incident to the Intellectual Property used or able to be used by Sarnia in the conduct of the Business as heretofore conducted, and such obligations have been correctly and adequately disclosed in the Financial Statements.

      (c)  Except as set forth in Disclosure Schedule 7.13(c), Sarnia is not a party to any confidentiality or other agreement which materially restricts its use or disclosure of information.

      7.14  Insurance All material insurable properties owned or held by Sarnia and all commercially reasonable insurable risks related to the Business, are adequately insured by insurers which are to the best of Sarnia’s Knowledge financially sound and reputable, in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, property damage, product liability, general liability, workers compensation, fidelity bonds, professional liability insurance and errors and omissions insurance, and against other risks and in such amounts as would be prudently insured against by comparable businesses and as may be required by law or any agreement to which Sarnia is a party. Disclosure Schedule 7.14 lists all policies of insurance owned or held by Sarnia insuring Sarnia’s assets. All current premiums and any other obligations under such insurance have been paid and all such policies are valid and enforceable and in full force and effect on the date hereof. Sarnia has not received any notice of cancellation or of premium increase under any such policies within the last ninety (90) days.

      7.15  Relationships.

      (a)  To Sarnia’s Knowledge, its relationships with its lessees and vendors are satisfactory, and Sarnia has no Knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships.

      (b)  Except as disclosed in Disclosure Schedule 7.15(b), Sarnia has no Knowledge of and has not received notice of any complaints, claims, threats, plans or intentions to discontinue relations or terminate a lease from any lessee or from any provider of goods or services to Sarnia. Except as set forth on Disclosure Schedule 7.15(b), Sarnia has not breached or is in breach of any of its obligations under any lease agreement with a existing or prior tenant in the Versar Center.

      (c)  Except for the consequences of the condemnation proceeding instituted by VDOT, Sarnia has no Knowledge of any present or future condition or state of facts or circumstances which would prevent the Business from being carried on by the Surviving Corporation after the Closing Date in essentially the same manner as it is presently being carried on.

      7.16  Compliance With Laws.

      (a)  The operations and activities of Sarnia have previously and continue to comply in all material respects with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the “Laws”), as in effect on or before the date of this Agreement, except where such limitation or restriction would not have a Sarnia Material Adverse Effect. To the best of Sarnia’s Knowledge, the conduct of the Business as presently conducted does not conflict with the rights of any other person, firm or company and does not violate, or with or without the giving of notice or the passage of time, or both, would violate, conflict with or result in a default, right to accelerate or loss of rights under any terms or provisions of its articles of incorporation or bylaws as presently in effect, or any Encumbrance, lease, agreement, understanding, or Laws to which Sarnia is a party or by which it may be bound or affected. Except as set forth on Disclosure Schedule 7.16, Sarnia has not received a notice or communication from any Person asserting a failure to comply with any Laws, nor has Sarnia received any notice that any authority or third party intends to seek enforcement against Sarnia to compel compliance with any such Laws.

      (b)  Neither Sarnia nor to the best Sarnia’s Knowledge any officer, employee or agent of Sarnia acting on its behalf, nor any other Person acting on its behalf, has directly or indirectly within the past three (3) years given or agreed to give any gift or similar benefit to any tenant, supplier, governmental employee or other Person who is or may be in a position to help or hinder Sarnia or assist Sarnia in connection with any actual or proposed transaction which might subject Sarnia to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

      7.17  Environmental Matters.

      (a)  Except as may be disclosed in Disclosure Schedule 7.17(a), Sarnia has not has received any written notice from any Person of an Environmental Claim, and Sarnia does not have any Knowledge that any person has made an Environmental Claim, alleging that Sarnia or the operation or condition of any property ever owned, leased or operated by Sarnia is or was in violation of any Environmental Laws, or that Sarnia is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

      (b)  Except as may be disclosed in Disclosure Schedule 7.17(b), the conduct or operation of Sarnia or of any prior owner of the Versar Center or any condition of any property presently or previously owned, leased or operated by Sarnia does not materially violate and has not materially violated Environmental Laws; and no condition or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a material violation under Environmental Laws or obligate (or potentially obligate) Sarnia to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would cause a Sarnia Material Adverse Effect.

      (c)  Sarnia possesses all material permits and other governmental authorizations required under applicable Environmental Laws to operate the Business as currently operated, and Sarnia is and at all times has been in compliance in all material respects with the terms and conditions thereof.

      (d)  Except as may be disclosed on Disclosure Schedule 7.17(d), no Hazardous Substances have been generated or stored on, at, or adjacent to, or disposed of or released on, from or adjacent to the Versar Center or any other property owned at any time by Sarnia, except in material compliance with applicable Environmental Laws;

      7.18  No Undisclosed Liabilities or Obligations. Sarnia has no material liability or obligation, known or unknown, asserted or unasserted, absolute or contingent, accrued or uncured, liquidated or unliquidated, and due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Sarnia giving rise to any such liability), which caused or could cause a Sarnia Material Adverse Effect except:

(a) for liabilities or obligations accrued for or reserved against on the most recent balance sheet included in the Financial Statements;

(b) for liabilities or obligations of the same type incurred in the ordinary course of business of Sarnia or in connection with the Merger or the construction of the parking structure, since the date of the most recent balance sheet included in the Financial Statements; and

(c) as may be disclosed in Disclosure Schedule 7.18(c).

      7.19  Brokerage. Except as listed on Disclosure Schedule 7.19, Sarnia has not made any agreement or taken any other action which might cause a claim for brokerage commissions, finders’ fees or similar compensation in connection with the transaction contemplated by this Agreement.

      7.20  Distributions. Except as disclosed in Disclosure Schedule 7.20, since March 31, 2001, Sarnia has not paid or declared any dividend or made any other distributions to shareholders or taken any action which, if taken after the date of this Agreement, would require the prior written consent of Parent pursuant to this Agreement.

      7.21  Related Party Transactions. Except as set forth in Disclosure Schedule 7.21 hereto, there are no existing arrangements or proposed transactions between Sarnia and: (i) any substantial employee, shareholder or director of officer of Sarnia or any member of the immediate (corporate or otherwise) family of any of the foregoing persons (such shareholder, employees, officers, directors and family members being hereinafter individually referred to as a “Related Party”); (ii) any business (corporate or otherwise) which a Related Party owns, directly or indirectly, or in which a Related Party has an ownership interest; or (iii) between any Related Party and any business with which Sarnia regularly does business.

      7.22  Receivables. Except as set forth in Disclosure Schedule 7.22 all Receivables set forth on the June 30, 2001, balance sheet of Sarnia included in the Financial Statements, and are valid and enforceable claims for rents and other tenant charges.

      7.23  Statements and Disclosures True and Correct. All copies of Disclosure Documents are true and correct copies of the originals, and to the extent that such Disclosure Documents are agreements with other parties all such agreements are valid and binding, enforceable in accordance with their terms and no default, or event which with the passage of time or notice, or both, would constitute in default, has occurred thereunder, other than any such default or event the result of which would not have a Sarnia Material Adverse Effect.

      8.  REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to Sarnia as follows:

      8.01  Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect.

      8.02  Authorization; No Violation of Laws or Agreements. Parent has full power and authority, and has taken all requisite corporate action, to enter into and perform under this Agreement and all other agreements and documents contemplated by or related to this Agreement to which Parent is a party and to execute and deliver the Notes. Nothing in the articles of incorporation or bylaws of Parent, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Parent is bound or subject would prohibit or inhibit Parent from consummating this Agreement and executing and delivering the Promissory Note on the terms and conditions herein and therein contained. Upon execution and delivery, this Agreement, the Promissory Note and any other agreement or document to be executed by Parent pursuant hereto shall constitute a legal, valid and binding obligation of Parent in accordance with its terms.

      8.03  Brokerage. Parent has not made any agreement or taken any other action which might cause a claim for brokerage commissions, finders’ fees or similar compensation in connection with the transaction contemplated by this Agreement except as listed on Disclosure Schedule 8.03.

      8.04  Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for: (i) compliance by Parent with the HSR Act; (ii) the filing of articles of merger with the State Corporation Commission of the Commonwealth of Virginia in accordance with the Virginia Stock Corporation Act; and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Parent Material Adverse Effect or materially adversely affect the ability of Parent to consummate the transactions contemplated hereby or to conduct the Business after the Effective Time.

      8.05  Litigation; Claims. Except as set forth on Disclosure Schedule 8.05, to the best of the knowledge of Parent there is no Legal Proceeding pending or, to the knowledge of Parent, threatened that questions the validity of this Agreement or the related agreements or any action taken or to be taken by Parent in connection with the consummation of the transactions contemplated hereby or thereby which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

      8.06  Sufficient Funds. Parent has and will have available at the Effective Time sufficient funds to enable it to consummate the transactions contemplated hereby. Additionally, the Parent’s Board of Directors shall, by resolution, reserve the funds necessary to consummate the transactions contemplated by this Agreement (the “Funds”) and such Funds shall be used for no purposes whatsoever until the Effective Time. Disclosure Schedule 8.06 sets forth the balance sheet, and the financial statements necessary for inclusion with the Information/ Proxy Statement.

      8.07  Non-Contravention. The execution and delivery of this Agreement and the Promissory Note by Parent and the consummation by Parent of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the articles of incorporation or bylaws of Parent; or (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties, other than any such violation, conflict, default, loss, termination or acceleration that would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

      8.08  No Knowledge. Except with respect to tax matters, Parent has no reason to believe that any representation and warranty given by Sarnia in this Agreement, including the Disclosure Schedules furnished by Sarnia, is untrue or incorrect.

      9.  REPRESENTATIONS AND WARRANTIES OF ACQUISITION CO. Acquisition Co. hereby represents and warrants to Sarnia as follows:

      9.01  Organization and Qualification. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Acquisition Co. is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operating results or business of Acquisition Co.

      9.02  Capitalization. The authorized capital stock of Acquisition Co. consists of 1,000 shares of Common Stock, $.01 par value. As of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned of record and beneficially by Parent, and no shares of Common Stock are held in the treasury of Acquisition Co. Acquisition Co. has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Acquisition Co., any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding.

      9.03  Authority Relative to Agreement. Acquisition Co. has all requisite corporate power and authority to enter into this Agreement, to issue the Promissory Note and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Promissory Note by Acquisition Co. and the consummation by Acquisition Co. of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition Co. and by Parent as its sole shareholder, and no other corporate approvals or proceedings on the part of Acquisition Co. are necessary to authorize this Agreement, the Promissory Note or the transactions contemplated hereby. This Agreement and the Promissory Note have been duly executed and delivered by Acquisition Co. and constitutes the legal, valid and binding obligation of Acquisition Co., enforceable against Acquisition Co. in accordance with its terms.

      9.04  Non-Contravention. The execution and delivery of this Agreement and the Promissory Note by Acquisition Co. and the consummation by Acquisition Co. of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the articles of incorporation or bylaws of Acquisition Co.; or (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition Co. or its properties, other than any such violation, conflict, default, loss, termination or acceleration that would not materially adversely affect the ability of Acquisition Co. to consummate the transactions contemplated hereby.

      9.05  Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Acquisition Co. in connection with the execution and delivery of this Agreement and the Promissory Note by Acquisition Co. or the consummation by Acquisition Co. of the transactions contemplated hereby, except for: (i) compliance by Acquisition Co. with the HSR Act; (ii) the filing of articles of merger with the State Corporation Commission of the Commonwealth of Virginia in accordance with the Virginia Stock Corporation Act; (iii) the consents described in Disclosure Schedule 6.01(a); and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Acquisition Co. to consummate the transactions contemplated hereby.

      9.06  No Knowledge Except with respect to tax matters, Acquisition Co. has no reason to believe that any representation and warranty given by Sarnia in this Agreement, including the Disclosure Schedules furnished by Sarnia, is untrue or incorrect.

      9.07  Other Matters. Acquisition Co. has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Acquisition Co. has not conducted any business activities and does not have any material assets, liabilities or obligations.

      10.  ADDITIONAL UNDERTAKINGS SUBSEQUENT TO CLOSING.

      The parties agree that subsequent to the Closing:

      10.01  Tax Returns. Parent shall, or shall cause the Surviving Corporation to, prepare and file or cause to be prepared and filed all Tax returns of Sarnia with respect to all Tax periods ending on or before the Effective Time and all Tax periods beginning before and ending after the Effective Time, in each case where such returns are required to be filed on or after the Effective Time. Parent shall pay or cause to be paid to the appropriate taxing authorities all Taxes due in connection with such returns, all of which shall be included in Sarnia Liabilities on the Closing Balance Sheet.

      10.02  Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

      10.03  Other Documents and Actions. The parties shall execute such documents and take such additional actions as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

      10.04  Books and Records. Parent will preserve and keep all Books and Records for a period of at least seven (7) years from the Effective Time, except such records as Parent would dispose of in the ordinary course of business, which will be returned to the Shareholder Representative rather than be destroyed if the Shareholder Representative requests such return. The Shareholder Representative shall access thereto, on reasonable prior notice to Parent, during regular business hours, to examine, inspect and copy, the Books and Records, so long as such examination and inspection takes place on the premises of Parent and does not unreasonably interfere with Parent’s thereof. Parent will also provide to the Shareholder Representative, on a loan basis, original Books and Records to the extent required by Sarnia in connection with any tax investigation or audit of, or a third party claim against Sarnia.

      10.05  Director and Officer Indemnification. Parent and Acquisition Co. will cause the director and officer indemnity provisions of the bylaws of Parent and Surviving Corporation to be applicable to and cover the current officers and directors of Sarnia.

      11.  INDEMNIFICATION.

      11.01  A.  Sarnia Indemnity. Subject to the terms and conditions of this Article 11, Sarnia agrees to indemnify, defend and hold Parent harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys’ fees and expenses (hereinafter called “Damages”), asserted against, resulting to, imposed upon or incurred by Parent, Acquisition Co. and/or Sarnia by reason of, or resulting from, a breach of any representation, warranty, covenant or agreement of Sarnia contained in or made pursuant to this Agreement. The obligation of Sarnia to indemnify Parent shall be satisfied by the setoff of the Indemnity Amount against the Promissory Note as described in Section 3.03(c).

             B.  [RESERVED]

             C.  Satisfaction of Indemnity Claim. In the event Parent incurs or suffers any Damages, then Parent shall, subject to the provisions of Section 3.03(c) and (d) and this Article 11, be entitled to reduce the principal of the Promissory Note by the amount of such Damages in excess of $100,000 (the “Indemnity Amount”).

      11.02  Conditions of Indemnification for Third Party Claims. Subject to the provisions of Section 11.03, the obligations and liabilities of Sarnia to Parent under Section 11.01 hereof with respect to Damages resulting from the assertion of liability by third parties shall be subject to the terms and conditions set forth below.

(a) Within thirty (30) days after receipt of any written notice of the commencement of any action or the assertion of any claim by a third party, Parent shall give the Shareholder Representative written notice thereof together with a copy of such claim, process or other legal pleading, and the Shareholder Representative shall have the right to undertake the defense thereof by representatives of its own choosing who are reasonably acceptable to the party to be indemnified; provided, however, the right to undertake the defense shall not apply to any claim by the federal government, or any state government or by any authority or agency thereof.

(b) In the event that the Shareholders Representative, by the 30th day after receipt of notice of any such action or claim (or, if earlier, by the fifth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person bring such action or asserting such claim), does not elect to defend against such action or claim, Parent will (upon further notice to the Shareholder Representative) have the right to undertake the defense, compromise or settlement of such action or claim on behalf of and for the account and risk of the Shareholder Representative, subject to the right of the Shareholder Representative to assume the defense of such action or claim at any time prior to settlement, compromise or final determination thereof.

(c) Anything in this Section 11.02 to the contrary notwithstanding if there is a reasonable probability that an action or claim may materially and adversely affect the Parent other than as a result of money damages or other money payments, the Parent shall have the right to compromise or settle such action or claim.

(d) In connection with any such indemnification, Parent will cooperate with all reasonable requests of the Shareholder Representative. Any notices required to be given to or by, and all other actions or decisions required to be taken or made by, Sarnia as the “indemnifying party” as provided in this Section 11.02, shall be given to or by, or shall be taken or made by, the individual appointed in writing as the Shareholder Representative.

      11.03  Limitations on Indemnity. Notwithstanding anything to the contrary herein: (i) Sarnia shall not be obligated to indemnify, defend and hold harmless Parent pursuant to this Article 11 for Damages until the aggregate amount of all such Damages exceeds $100,000 and only to the extent of such excess; (ii) the total aggregate liability for indemnity payments by Sarnia pursuant to this Agreement shall not exceed, in the aggregate, the principal amount of the Promissory Note and interest accrued thereon; and (iii) no claim for indemnification by either party under this Article 11 shall be timely, if not made within one (1) year after the Effective Time.

      11.04  Payment of Indemnification Claims.

      (a)  The indemnification obligations of Sarnia under this Agreement shall first be satisfied from the proceeds of any applicable insurance policies, and if the proceeds from such policies are insufficient to cover the full amount of the Damages, or there is no applicable insurance policy, then, subject to the limitations set forth in Section 11.03, the indemnification obligation of Sarnia shall be satisfied solely by setoff against payments of principal and interest due under the Promissory Note as set forth in Section 11.01; provided to the extent the Shareholder Representative requires funds to pay the costs and expenses described in paragraph 3.03(e), the interest and forty thousand dollars ($40,000) of principal payable under the Promissory Note shall not be subject to set-off. In order to receive any Indemnity Amount, Parent shall provide within one (1) year from the Effective Time a certificate (an “Indemnity Certificate”) to the Shareholder Representative in accordance with Section 11.03 hereof: (i) certifying that Parent, as the party to be identified or reimbursed, is entitled to receive a specified amount as Damages; (ii) identifying the Damages in reasonable detail; (iii) certifying Parent’s compliance with this Article 11; and (iv) signed by a duly authorized officer of Parent.

      (b)  If the Shareholder Representative believes in good faith that: (i) Parent has not incurred or suffered Damages in the amount of the Indemnity Amount set forth in any Indemnity Certificate; (ii) the amount of any proposed Indemnity Amount is incorrect; or (iii) Parent’s claim is not in accordance with the provisions of this Article 11, the Shareholder Representative shall give written notice (a “Shareholder’s Notice”) to Parent within twenty (20) business days’ submission of such Indemnity Certificate (the “Shareholders’ Notice Period”), which notice shall set forth the reasons for such objection and a statement of the extent (if at all) to which the proposed Indemnity Amount is undisputed (such specified undisputed amount being hereinafter referred to as the “Undisputed Payment”).

      (c)  If Parent does not receive a Shareholder’s Notice relating to a proposed Indemnity Amount within the Shareholders’ Notice Period, then Parent shall be entitled to set off the Indemnity Amount against the Promissory Note. To effect the setoff, the Shareholder Representative and a duly authorized representative of the Parent shall execute, in writing, a joint directive authorizing the Escrow Agent to make such setoff.

      (d)  If Parent receives a Shareholders’ Notice relating to a proposed Indemnity Amount within the Shareholders’ Notice Period, then upon the expiration of the Shareholders’ Notice Period, the Escrow Agent shall set off against the Promissory Note the Undisputed Amount, if any. The amount (the “Disputed Amount”) equal to the Indemnity Amount less the Undisputed Amount required to be paid hereby, shall not be released to the Shareholders as a payment of the principal amount of the Promissory Note or offset against the principal amount of the Promissory Note except upon receipt by the Escrow Agent of a joint written directive signed by Parent and the Shareholder Representative or in accordance with a final and non-appealable decision of a court of competent jurisdiction or final award of an Arbitrator.

      11.05  Arbitration. In the event Parent and the Shareholder Representative are unable to resolve the Disputed Amount within forty-five (45) days after the giving of a Shareholder Notice, the dispute shall be submitted first, to mediation with a mediator mutually agreed to by the Parent and the Shareholder Representative; and, if no resolution is reached, then second, to binding arbitration in Washington, D.C. in accordance with the rules for commercial arbitration of the American Arbitration Association and the decision of the Arbitrator(s) shall be final and binding and judgment may be entered thereon in any court of competent jurisdiction.

      12.  MISCELLANEOUS.

      12.01  Publicity. The Parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement. Sarnia shall not issue any news releases or make any other public disclosure without the prior consent of Parent, and Parent shall not issue any news releases or other public disclosure without the prior consent of Sarnia unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall consult with each other regarding such responsive public disclosure.

      12.02  Return of Documents. Upon termination of this Agreement without the Merger being consummated, each party shall deliver to the other originals and all copies of all information made available to such party and will not retain any copies, extracts or other reproductions in whole or in party of such information.

      12.03  Waiver of Jury Trial. Each party to this Agreement agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this Agreement shall be tried only by a judge and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SARNIA ACKNOWLEDGES AND AGREES THAT THIS SECTION 12.03 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT BETWEEN THE PARTIES AND THAT PARENT WOULD NOT HAVE EXECUTED THIS AGREEMENT IF THIS WAIVER OF JURY TRIAL SECTION WERE NOT A PART OF THIS AGREEMENT.

      12.04  No Third Party Beneficiaries. Except as expressly provided herein with respect to the rights of Sarnia’s Shareholders and Sarnia’s Shareholder Representative, nothing in this Agreement is intended, nor shall it be deemed, to confer upon any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

      12.05  Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any representative appointed to administer or liquidate their respective estates in any way whatsoever.

      12.06  Assignment. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Parent may: (a) prior to or at the Effective Time, assign any or all of its rights or obligations hereunder to any wholly-owned subsidiary of Parent; and (b) after the Effective Time, assign any or all of its rights hereunder without any consent or approval of Sarnia provided further that no such assignment shall relieve Parent of liability to Sarnia hereunder.

      12.07  Entire Agreement; Modification. This Agreement, together with the exhibits and schedules hereto is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and understandings with respect to the subject matter hereof, express or implied, oral or written, all of which are merged herein. No employee, agent or other representative of a party hereto shall have any authority to bind such party with respect to any statement, representation, warranty or other expression unless the same is specifically set forth herein. No usage of trade, course of dealing or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the terms of this Agreement. This Agreement may not be modified other than by an agreement in writing signed by all parties hereto.

      12.08  Costs. Except as expressly provided herein, each party hereto shall bear its own costs, including counsel, brokerage and accounting fees, incurred in connection with the negotiation, preparation and execution of this Agreement, the preparation of the Information/ Proxy Statement, the consummation of the Merger and other transactions described herein and all matters incident thereto. If the Merger is consummated, all such costs incurred by Sarnia which are a not paid prior to the Effective Time shall be includable in Sarnia Liabilities on the Closing Balance Sheet.

      12.09  Interpretation.

      (a)  The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement, and that each party has been advised by counsel of its choosing with respect hereto. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived. The terms of this Agreement shall be interpreted in a reasonable manner in order to effect the intent of the parties as set forth herein.

      (b)  All references to days in this Agreement mean calendar days unless otherwise provided. Any day or deadline or time period hereunder which falls on a non-Business Day shall be deemed to refer to the first Business Day following.

      (c)  Whenever required by the context, as used in this Agreement, the singular number shall include the plural and vice versa, the neuter shall include the masculine or the feminine gender, and the masculine gender shall include the neuter or the feminine gender.

      (d)  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.10  Severability. Except as expressly provided to the contrary herein, each Article, Section, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and binding upon the parties hereto, although any portion held to be invalid shall be deemed not to be part of this Agreement from the date the time for appeal expires.

      12.11  Waiver of Obligations. Neither party shall be deemed to have waived or impaired any right, power, or option reserved by this Agreement (including, without limitation, its right to demand exact compliance with every term, condition and covenant herein) by virtue of: (a) any custom or practice of the parties at variance with the terms hereof; (b) any failure by such party demand strict compliance with this Agreement; or (c) any waiver, forbearance, delay, failure or omission to exercise any right, power or option. No failure, refusal or neglect exercise any right under this Agreement or to insist upon full compliance by the other parties hereto with their obligations, hereunder shall constitute a waiver of any provision of this Agreement.

      12.12  Counterparts and Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement for all purposes, and all of which when taken together shall constitute one Agreement among each of the parties hereto on the dates respectively indicated in the signatures of the parties, notwithstanding that all of the parties are not signatories to the original or the same counterpart. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, with such single counterpart with multiple executed signature pages affixed thereto constituting the original counterpart instrument. All of those counterpart pages shall be read as though one, and they shall have the same force and effect as if all the signers had executed a single signature page.

      12.13  Notices. Any notice called for hereunder shall be deemed properly given if: (a) sent by certified mail, return receipt requested; (b) personally delivered; (c) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery; or (d) sent by telefacsimile with a copy sent by one of the foregoing methods to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Sarnia:

Sarnia Corporation 6850 Versar Center Springfield, VA 22151

with a copy to:

James C. Dobbs, Esquire General Counsel Versar, Inc. 6850 Versar Center Springfield, VA 22151

and

Wayne Shortridge, Esquire Paul, Hastings, Janofsky and Walker, LLP Suite 2400 600 Peachtree Street, N.E. Atlanta, GA 30308

and

with a copy to:

      Authorized Shareholder Representative

If to Parent:

Bresler & Reiner, Inc. Waterside Mall 401 M Street, S.W. Washington, D.C. 20024 Attn: Sidney M. Bresler, COO

with a copy to:

S. Laurence Shaiman, Esquire Shaiman, Drucker, Beckman & Sobel, LLP 1845 Walnut Street 14th Floor Philadelphia, PA 19103

If to Acquisition Co.:

C/o Bresler & Reiner, Inc. Waterside Mall 401 M Street, S.W. Washington, D.C. 20024 Attn: Sidney M. Bresler, COO

with a copy to:

S. Laurence Shaiman, Esquire Shaiman, Drucker, Beckman & Sobel, LLP 1845 Walnut Street 14th Floor Philadelphia, PA 19103

Notice shall be deemed given on the earlier of: (a) actual receipt by the receiving party; (b) the date shown on a telefacsimile transmission confirmation (provided that such notice is also sent by one of the methods provided in clause (a), (c) or (d)); (c) the date reflected on a signed delivery receipt; or (d) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

      12.14  Survival. All representations, warranties, indemnifications, covenants and undertakings set forth herein shall survive for a period of one (1) year after the Effective Time at which time they shall terminate

      12.15  Risk Of Loss. The parties hereto agree and acknowledge that the risk of loss with respect to the assets of Sarnia and the Business remains with Sarnia prior to consummation of the Merger.

      12.16  Governing Law. All issues relating to this Agreement and its formation, performance and enforcement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia in the United States of America without reference to the rules governing conflict of laws without regard to conflict of laws principles.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Bresler & Reiner, Inc.

By:	/s/ CHARLES S. BRESLER

Charles S. Bresler, CEO

B & R Acquisition, Inc.

By:	/s/ CHARLES S. BRESLER

Charles S. Bresler, CEO

Sarnia Corporation

By:	/s/ CHARLES I. JUDKINS

Charles I. Judkins, Jr., President

ANNEX B

September 20, 2001

Board of Directors
Sarnia Corporation
6850 Versar Center
Springfield, VA 22151

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Sarnia Corporation (“Sarnia” or “the Company”) of a proposed transaction under which Bresler & Reiner (“B&R”) or its designee will acquire all of the outstanding common stock (including all common stock resulting from conversion of existing preferred shares and outstanding options) of Sarnia pursuant to a business combination among Sarnia, B&R and/or an existing or newly formed entity wholly owned by B&R (“the Merger”).

Terms of the Merger are set forth in a Merger Agreement expected to be executed in the near future. Holders of common stock are expected to receive consideration of approximately $1.53 per share in cash for their shares.

As a customary part of our investment banking business, this firm is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. This firm has previously acted as advisor to Sarnia in connection with an issuance of preferred stock in November 1995. In addition, principals of this firm own 307,452 shares of Sarnia common stock, which will be voted in support of the Merger.

In rendering our opinion, we have reviewed a summary of the Merger Agreement and related documents, and have held discussions with management and others regarding the background and circumstances of the subject transaction. We have considered certain financial data of the Company and similar data for publicly traded companies in the same industry, and reviewed market data for the historical trading price and volume of the Company’s common stock. We have also considered such other information, financial studies, analysis and investigations, and financial, economic and market criteria as we considered necessary to provide our opinion.

We have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available. We have not independently verified such information, but have no reason to question its reliability. We have not undertaken an independent appraisal of Sarnia’s real estate assets.

It is understood that this letter is for the information of the Board of Directors of Sarnia only, and may not be used for any other purpose without our written consent. In addition, by acceptance of this letter, the Company and its affiliates, successors and assigns agree to indemnify and hold harmless this firm and its directors, officers and employees from any and all losses or claims in connection with this engagement, to the same extent and on the same terms that the Company would indemnify its own directors and officers performing in the course of the Company’s business.

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Based on the foregoing and our general knowledge and experience in the valuation of securities, it is our opinion that the consideration to be received by shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

Very truly yours,

WACHTEL & CO., INC.

BY:	/s/ Bonnie K. Wachtel

Bonnie K. Wachtel, CEO

BKW/w

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ANNEX C

Article 15.

Dissenters’ Rights.

     § 13.1-729. Definitions.

      In this article:

      “Corporation” means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, “corporation” means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, “corporation” means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters’ rights on the acquiring corporation.

      “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 13.1-730 and who exercises that right when and in the manner required by §§ 13.1-732 through 13.1-739.

      “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

      “Shareholder” means the record shareholder or the beneficial shareholder.

     § 13.1-730. Right to dissent.

      A.  A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

      1.  Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under § 13.1-719;

      2.  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      3.  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter’s rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

      4.  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

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      B.  A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      C.  Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

      1.  The articles of incorporation of the corporation issuing such shares provide otherwise;

      2.  In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

      a.  Cash;

      b.  Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

      c.  A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

      3.  The transaction to be voted on is an “affiliated transaction” and is not approved by a majority of “disinterested directors” as such terms are defined in § 13.1-725.

      D.  The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

      1.  The proposed corporate action is abandoned or rescinded;

      2.  A court having jurisdiction permanently enjoins or sets aside the corporate action; or

      3.  His demand for payment is withdrawn with the written consent of the corporation.

      E.  Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under § 501(c) or § 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.

     § 13.1-731. Dissent by nominees and beneficial owners.

      A.  A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

      B.  A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

      1.  He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

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      2.  He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

     § 13.1-732. Notice of dissenters’ rights.

      A.  If proposed corporate action creating dissenters’ rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

      B.  If corporate action creating dissenters’ rights under § 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 13.1-734.

     § 13.1-733. Notice of intent to demand payment.

      A.  If proposed corporate action creating dissenters’ rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

      B.  A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

     § 13.1-734. Dissenters’ notice.

      A.  If proposed corporate action creating dissenters’ rights under § 13.1-730 is authorized at a shareholders’ meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters’ notice in writing to all shareholders who satisfied the requirements of § 13.1-733.

      B.  The dissenters’ notice shall:

      1.  State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

      2.  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      3.  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

      4.  Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters’ notice; and

      5.  Be accompanied by a copy of this article.

     § 13.1-735. Duty to demand payment.

      A.  A shareholder sent a dissenters’ notice described in § 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters’ notice pursuant to subdivision 3 of subsection B of § 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

      B.  The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

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      C.  A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

     § 13.1-736. Share restrictions.

      A.  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

      B.  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

     § 13.1-737. Payment.

      A.  Except as provided in § 13.1-738, within thirty days after receipt of a payment demand made pursuant to § 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation’s principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

      B.  The payment shall be accompanied by:

      1.  The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters’ rights, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

      2.  An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

      3.  A statement of the dissenters’ right to demand payment under § 13.1-739; and

      4.  A copy of this article.

     § 13.1-738. After-acquired shares.

      A.  A corporation may elect to withhold payment required by § 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters’ notice.

      B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 13.1-739.

     § 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

      A.  A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 13.1-737), or reject the corporation’s offer under § 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under § 13.1-737 or offered under § 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

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      B.  A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

     § 13.1-740. Court action.

      A.  If a demand for payment under § 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      B.  The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      C.  The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      D.  The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

      E.  The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      F.  Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 13.1-738.

     § 13.1-741. Court costs and counsel fees.

      A.  The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under § 13.1-739.

      B.  The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

      1.  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§ 13.1-732 through 13.1-739; or

      2.  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

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      C.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

      D.  In a proceeding commenced under subsection A of § 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

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Preliminary Copy

COMMON STOCK
PROXY
SARNIA CORPORATION
6850 VERSAR CENTER
SPRINGFIELD, VA 22151

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS __________, 2002. The undersigned hereby constitutes and appoints __________ and __________ and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Sarnia Corporation (“Sarnia”) which the undersigned would be entitled to vote if personally present at Sarnia’s Special Meeting of Shareholders to be held on __________, __________, 2002, at 10:00 a.m., Eastern Daylight Time, at 6850 Versar Center, Springfield, Virginia 22151, and at any adjournment thereof, in the following manner:

     1.     To approve and adopt an Agreement and Plan of Merger, dated as of October 5, 2001, by and among Sarnia, Bresler & Reiner, Inc. and B&R Acquisition, Inc., relating to the merger of B&R Acquisition, Inc. into Sarnia as described in the proxy statement:

[  ] FOR     [  ] AGAINST     [  ] ABSTAIN

     WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

     Please date and sign exactly as your name or names appear hereon. If shares of common stock have been issued in more than one name, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by a duly authorized officer or partner.

DATED: __________, 2002

Signature

Signature

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS PROXY USING
THE ENCLOSED ENVELOPE.

Preliminary Copy

SERIES A CONVERTIBLE
PREFERRED STOCK
PROXY
SARNIA CORPORATION
6850 VERSAR CENTER
SPRINGFIELD, VA 22151

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS __________, 2002. The undersigned hereby constitutes and appoints __________ and __________ and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Sarnia Corporation (“Sarnia”) which the undersigned would be entitled to vote if personally present at Sarnia’s Special Meeting of Shareholders to be held on __________, __________, 2002, at 10:00 a.m., Eastern Daylight Time, at 6850 Versar Center, Springfield, Virginia 22151, and at any adjournment thereof, in the following manner:

     1.     To approve and adopt an Agreement and Plan of Merger, dated as of October 5, 2001, by and among Sarnia, Bresler & Reiner, Inc. and B&R Acquisition, Inc., relating to the merger of B&R Acquisition, Inc. into Sarnia as described in the proxy statement:

[  ] FOR     [  ] AGAINST     [  ] ABSTAIN

     WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE. IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

     Please date and sign exactly as your name or names appear hereon. If shares of common stock have been issued in more than one name, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by a duly authorized officer or partner.

DATED: __________, 2002

Signature

Signature

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS PROXY USING
THE ENCLOSED ENVELOPE.